================================================================================


          As filed with the Securities and Exchange Commission on August 7, 2006
                                           Registration Statement No. 333-128549


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          PRE-EFFECTIVE AMENDMENT NO. 8


                                 ---------------
                               CIRTRAN CORPORATION
                         (Name of issuer in its charter)
                                 ---------------
        Nevada                        3672                       68-0121636
(State of incorporation)   (Primary Standard Industrial       (I.R.S. Employer
                            Classification Code Number)      Identification No.)

                              4125 SOUTH 6000 WEST
                          WEST VALLEY CITY, UTAH 84128
                                 (801) 963-5112
    (Address and telephone number of registrant's principal executive offices and principal place of business)

                                ----------------

                                 IEHAB HAWATMEH
                              4125 SOUTH 6000 WEST
                          WEST VALLEY CITY, UTAH 84128
                                 (801) 963-5112
            (Name, Address and telephone number of agent for service)

                                ----------------

                                   Copies to:

                             JEFFREY M. JONES, ESQ.
                            C. PARKINSON LLOYD, ESQ.
                             DURHAM JONES & PINEGAR
                          111 EAST BROADWAY, SUITE 900
                           SALT LAKE CITY, UTAH 84111
                                 (801) 415-3000

APPROXIMATE  DATE OF COMMENCEMENT  OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following boxes and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following boxes and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                CALCULATION OF REGISTRATION FEE

==============================================================================================

                                                  Proposed        Proposed
Title of Class of                                 Maximum         Maximum
Securities               Amount                   Aggregate       Aggregate     Amount of
to be                    To be                    Price           Offering      Registration
Registered               Registered(1)            Per Share       Price         Fee
----------------------------------------------------------------------------------------------
Common Stock, $0.001     100,000,000 shares(2)   $     0.03(3)   $3,000,000(3)  $      354(3)
par value per share
                         ------------------                      ----------     ----------
    Totals               100,000,000 shares                      $3,000,000     $      354(4)
                         ==================                      ==========     ==========
----------------------------------------------------------------------------------------------

(1)      All shares offered for resale by the Selling Shareholder.

(2) Consisting of (i) up to 100,000,000 shares of common stock issuable to the Selling Shareholder upon conversion of the Company's 5% Secured Convertible Debenture.

(3) The fee was estimated pursuant to Rule 457(c) under the Act on the basis of the average of the bid and asked price of CirTran's common stock as reported on the OTC Bulletin Board on September 6, 2005.

(4)      Fee paid with original filing. No additional fee due.



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               CIRTRAN CORPORATION
                              A Nevada Corporation

                       100,000,000 Shares of Common Stock
                                $0.001 per share

This prospectus relates to the resale of up to 100,000,000 shares (the "Shares") of common stock of CirTran Corporation, a Nevada corporation. One of our shareholders, Highgate House Funds, Ltd., (the "Selling Shareholder") is offering all of the Shares covered by this prospectus. The Selling Shareholder may receive shares in connection with conversions of our 5% Secured Convertible Debenture (the "Debenture") sold to the Selling Shareholder pursuant to a Securities Purchase Agreement (the "Purchase Agreement"), discussed in more detail herein. The Selling Shareholder may elect to convert, at its option, all or part of the principal amount, together with accrued interest on the Debenture, into shares of our common stock at a conversion price discussed in more detail herein. This Prospectus, and the registration statement of which it is a part does not register the resale of any shares issued as interest accrued or accruable in connection with the Debenture. The Selling Shareholder will receive all of the proceeds from the sale of the Shares and we will receive none of those proceeds. Highgate House Funds, Ltd. may be deemed to be an underwriter of the Shares.

                            -------------------------

Investment in the Shares involves a high degree of risk. You should consider carefully the risk factors beginning on page 18 of this prospectus before purchasing any of the Shares offered by this prospectus.

                            -------------------------

CirTran Corporation common stock is quoted on the OTC Bulletin Board and trades under the symbol "CIRT". The last reported sale price of our common stock on the OTC Bulletin Board on July 20, 2006, was approximately $0.03 per share. Nevertheless, the Selling Shareholders do not have to sell the Shares in transactions reported on the OTC Bulletin Board, and may offer their Shares through any type of public or private transactions.

                            -------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                            -------------------------

                                 August ___, 2006

CIRTRAN HAS NOT REGISTERED THE SHARES FOR SALE BY THE SELLING SHAREHOLDERS UNDER THE SECURITIES LAWS OF ANY STATE. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THAT THE SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES LAWS OF THE STATE OR STATES IN WHICH SALES OF THE SHARES OCCUR AS OF THE TIME OF SUCH SALES, OR THAT THERE IS AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES LAWS OF SUCH STATES.

THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY SECURITIES OTHER THAN THE SHARES. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER IS UNLAWFUL.

CIRTRAN HAS NOT AUTHORIZED ANYONE, INCLUDING ANY SALESPERSON OR BROKER, TO GIVE ORAL OR WRITTEN INFORMATION ABOUT THIS OFFERING, CIRTRAN, OR THE SHARES THAT IS DIFFERENT FROM THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, OR ANY SUPPLEMENT TO THIS PROSPECTUS, IS ACCURATE AT ANY DATE OTHER THAN THE DATE INDICATED ON THE COVER PAGE OF THIS PROSPECTUS OR ANY SUPPLEMENT TO IT. IN THIS PROSPECTUS, REFERENCES TO "CIRTRAN," "THE COMPANY," "WE," "US," AND "OUR," REFER TO CIRTRAN CORPORATION AND ITS SUBSIDIARIES.


                                TABLE OF CONTENTS

Summary about CirTran Corporation and this offering........................... 5
Risk factors..................................................................18
Use of proceeds...............................................................27
Determination of offering price...............................................27
Description of business.......................................................27
Management's discussion and analysis or plan of operation.....................44
Forward-looking statements....................................................59
5% Convertible Debenture......................................................59
Selling Shareholders..........................................................62
Plan of distribution..........................................................64
Regulation M..................................................................67
Legal Proceedings.............................................................67
Directors, executive officers, promoters and control persons..................70
Commission's position on indemnification for Securities Act liabilities.......72
Security ownership of certain beneficial owners and management................73
Description of common stock...................................................74
Certain relationships and related transactions................................76
Market for common equity and related stockholder matters......................78
Executive compensation........................................................83
Changes in and disagreements with accountants on accounting and financial disclosure...................................................................89
Index to financial statements ................................................89
Experts.......................................................................89
Legal matters.................................................................89

Summary about CirTran Corporation and this offering

CirTran Corporation

CirTran Corporation is a Nevada corporation engaged in providing a mixture of high and medium size volume turnkey manufacturing services for electronics original equipment manufacturers ("OEMs") in the communications, networking, peripherals, gaming, consumer products, telecommunications, automotive, medical, and semiconductor industries. These services include providing design and new product introduction services, just-in-time delivery on low-volume to medium-volume turnkey and consignment projects, and other value-added manufacturing services. Our manufacturing processes include the following: surface mount technology, ball-grid array assembly and pin-through-hole technology, which are all methods of attaching electronic components to circuit boards; manufacturing and test engineering support and design for manufacturability; and in-circuit and functional test and full-system mechanical assembly. We also design and manufacture Ethernet cards that are used to connect computers through fiber optic networks and market these cards through an international network of distributors, value-added resellers and system integrators.

We incorporated in Nevada in 1987 under the name Vermillion Ventures, Inc., for the purpose of acquiring other operating corporate entities. We were largely inactive until the year 2000, when we effected a reverse split in our common stock, reducing our issued and outstanding shares to 116,004. In July 2000, we issued 10,000,000 shares of common stock to acquire, through our wholly owned subsidiary, CirTran Corporation (Utah), substantially all of the assets and certain liabilities of Circuit Technology, Inc., a Utah corporation. The shares we issued to Circuit Technology in connection with the acquisition represented approximately 98.6% of our issued and outstanding common stock immediately following the acquisition.

Effective August 6, 2001, we effected a 1:15 forward split and stock distribution which increased the number of our issued and outstanding shares of common stock from 10,420,067 to 156,301,005. We also increased our authorized capital from 500,000,000 to 750,000,000 shares of common stock.

Our address is 4125 South 6000 West, West Valley City, Utah 84128, and our phone number is (801) 963-5112.

This offering

On May 26, 2005, we entered into a securities purchase agreement (the "Purchase Agreement") with Highgate House Funds, Ltd., a Cayman Island exempted company ("Highgate" or the "Selling Shareholder"), relating to the issuance by us of a 5% Secured Convertible Debenture, due December 31, 2007, in the aggregate principal amount of $3,750,000 (the "Convertible Debenture").

In connection with the purchase of the Convertible Debenture, we used $2,265,000 to repay two promissory notes to Cornell Capital Partners, LP ("Cornell"), one in the amount of $1,700,000, and the other in the amount of $565,000. Highgate and Cornell have the same general partner, Yorkville Advisors, but have different portfolio managers.

We also paid a commitment fee of $240,765, a structuring fee of $10,000 to Highgate, and legal fees of $5,668. As such, of the total purchase amount of $3,750,000, the net proceeds to us were $1,228,567, which we received following the closing of the issuance of the Convertible Debenture. We used these proceeds for general corporate and working capital purposes.

The Convertible Debenture bears interest at a rate of 5%. Highgate is entitled to convert, at its option, all or part of the principal amount owing under the Convertible Debenture into shares of our common stock at a conversion price equal to the lesser of (a) $0.10 per share, or (b) an amount equal to the lowest closing bid price of the Common Stock as listed on the OTC Bulletin Board, as quoted by Bloomberg L.P. for the twenty (20) trading days immediately preceding the conversion date. Except as otherwise set forth in the Convertible Debenture,

Highgate's right to convert principal amounts owing under the Convertible Debenture into shares of our common stock is limited as follows:

         1. Highgate may convert up to $250,000 worth of the principal amount plus accrued interest of the Convertible Debenture in any consecutive 30-day period when the market price of our stock is $0.10 per share or less at the time of conversion;

         2. Highgate may convert up to $500,000 worth of the principal amount plus accrued interest of the Convertible Debenture in any consecutive 30-day period when the price of our stock is greater than $0.10 per share at the time of conversion, provided, however, that Highgate may convert in excess of the foregoing amounts if we and Highgate mutually agree; and

         3. Upon the occurrence of an event of default (as defined in the Convertible Debenture), Highgate may, in its sole discretion, accelerate full repayment of all debentures outstanding and accrued interest thereon or may, notwithstanding any limitations contained in the Convertible Debenture and/or the Purchase Agreement, convert the Convertible Debenture and accrued interest thereon into shares of our common stock pursuant to the Convertible Debenture.

A chart showing the number of shares issuable upon hypothetical conversions at particular conversion prices is set forth in the "Risk Factors" section on page 18.

Pursuant to the Convertible Debenture, interest is to be paid at the time of maturity or conversion. We may, at our option, pay accrued interest in cash or in shares of common stock. If paid in stock, the conversion price shall be the closing bid price of the common stock on either (i) the date the interest payment is due; or (ii) if the interest payment is not made when due, the date on which the interest payment is made.

We filed this registration statement to register the resale of shares issuable to Highgate upon conversions by Highgate of the Convertible Debenture. However, this registration statement does not register the resale of any shares issued to Highgate as payment of interest accrued on the Convertible Debenture, and neither this registration statement nor the prospectus may be used to sell shares issued to Highgate as payment of interest accrued on the Convertible Debenture.

On June 15, 2006, we entered into an agreement with Highgate to amend the registration rights agreement, pursuant to which we agreed to use our best efforts to have the registration statement declared effective by July 31, 2006. Under the amendment, if the registration statement has not been declared effective by July 31, 2006, Highgate may declare us in default under the Convertible Debenture.

The number of shares issuable in connection with this registration statement is also limited by our authorized capital, which as of July 20, 2006, was 750,000,000 shares. In other words, we are not authorized to issue more than 750,000,000 shares of our common stock, irrespective of how many shares are covered by this registration statement and prospectus, unless we increase our authorized capital, as discussed below in the "Risk Factors" section on page 22.

The terms of the Convertible Debenture include and set forth other information, including certain limitations on conversions by Highgate and redemption of the Convertible Debenture, all discussed more fully below in the Section "5%
Convertible Debenture." Additionally, in connection with the issuance of the Convertible Debenture, we entered into additional agreements with Highgate, including a registration rights agreement, a security agreement, and an escrow agreement, all discussed more fully below in the Section "5% Convertible Debenture."

Recent Developments

Diverse Media Group

On March 21, 2006, the Company issued a press release "CirTran Forms New Division to Serve Direct Response and Entertainment Industries." The new division will concentrate its efforts on product marketing, production, media funding and merchandise manufacturing services working as a complete vertically-integrated platform that can augment our manufacturing services in the direct response industry. Our experience in this industry over the past two years has taught us that there is a need for a single source solution. In addition, we feel it will help us capture additional business that might otherwise had been lost at the manufacturing level allowing us to participate in all additional areas.

CirTran Products Division

On December 2, 2005, we announced that we had formed a new division, CirTran Products, which will offer products for sale at retail. The new division will be run from our new Los Angeles office, with Trevor Saliba, our executive vice president for worldwide business development, working to develop sales. We anticipate that consumer products built by our CirTran Asia subsidiary, as well as other products which we plan to acquire, will be available for retail sale in 2006

CirTran Products was established to pursue manufacturing relationships on both a contracted and proprietary basis in the consumer products industry. Proprietary products will be product lines where the intellectual property (logo, trade name etc.) are owned by CirTran Products as well as exclusively manufactured by CirTran Corporation. The marketing efforts may also be managed exclusively by CirTran, or CirTran may choose to engage third party consultants or partner with an independent marketing firm. CirTran Products also intends to pursue contract manufacturing relationships in the consumer products industry which can include product lines including: home/garden, kitchen, health/beauty, toys, licensed merchandise and apparel for film, television, sports and other entertainment properties. Licensed merchandise and apparel can be defined as any item that bears the image of, likeness, or logo of a product sold or advertised to the public. Licensed merchandise and apparel are sold and marketed in the entertainment (film and television) and sports (sports franchises) industries. As of July 20, 2006, we had concentrated our product development efforts into three areas, home/kitchen appliances, beauty products and licensed merchandise. We anticipate that these products will be introduced into the market under one uniform brand name or under a separate trademarked names owned by CirTran Products.

Additional Convertible Debenture Transaction

         On December 30, 2005, we entered into a securities purchase agreement (the "Purchase Agreement") with Cornell Capital Partners, a Delaware limited partnership ("Cornell Capital"), relating to the issuance by us of a 5% Secured Convertible Debenture, due July 30, 2008, in the aggregate principal amount of $1,500,000 (the "Cornell Debenture").

         We also paid a commitment fee of $120,000, and a structuring fee of $10,000 to Cornell Capital. As such, of the total purchase amount of $1,500,000, the net proceeds to us were $1,370,000. We will use these proceeds for general corporate and working capital purposes, in our discretion.

         The Cornell Debenture bears interest at a rate of 5%. Cornell Capital is entitled to convert, at its option, all or part of the principal amount owing under the Debenture into shares of the Company's common stock at a conversion price equal one hundred percent (100%) of the lowest closing bid price of the Common Stock as listed on the OTC Bulletin Board, as quoted by Bloomberg L.P. for the twenty (20) trading days immediately preceding the Conversion Date, subject to certain restrictions and limitations set forth in the Cornell Debenture.

         Under the terms of the Cornell Debenture, except upon an event of default as defined in the Cornell Debenture, Cornell Capital may not convert the Cornell Debenture for a number of shares of common stock in excess of that number of shares of common stock which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by Cornell Capital and its affiliates to exceed 4.99% of the outstanding shares of the common stock following such conversion.

         Pursuant to the Cornell Debenture, interest is to be paid at the time of maturity or conversion. We may, at our option, pay accrued interest in cash or in shares of our common stock. If paid in stock, the conversion price shall be the closing bid price of the common stock on either (i) the date the interest payment is due; or (ii) if the interest payment is not made when due, the date on which the interest payment is made.

         Also pursuant to the Cornell Debenture, we have the right to redeem, by giving 3 days' written notice to Cornell Capital, a portion or all of the Cornell Debenture then outstanding by paying an amount equal to one hundred five percent (105%) of the amount redeemed plus interest accrued thereon. In the event that we redeem only a portion of the outstanding principal amount of the Cornell Debenture, Cornell Capital may convert all or any portion of the unpaid principal or interest of the Cornell Debenture not being redeemed by us. Additionally, if after the earlier to occur of (x) fifteen (15) months following the date of the purchase of the Cornell Debenture or (y) twelve (12) months following the date on which the initial registration statement is declared effective, all or any portion of the Cornell Debenture remains outstanding, then we, at the request of Cornell Capital, are required to redeem such amount outstanding at the rate of five hundred thousand dollars ($500,000) per each 30-day period. Finally, upon the occurrence of an event of default as defined in the Cornell Debenture, Cornell Capital can convert all outstanding principal and accrued interest under the Cornell Debenture irrespective of any of the limitations set forth in the Cornell Debenture and/or the Purchase Agreement, and in such event, all such principal and interest shall become immediately due and payable.

         In connection with the Purchase Agreement, we also agreed to grant to Cornell Capital warrants (the "Cornell Warrants") to purchase up to an additional 10,000,000 shares of our common stock. The Cornell Warrants have an exercise price of $0.09 per share, and expire three years from the date of issuance. The Cornell Warrants also provide for cashless exercise if at the time of exercise there is not an effective registration statement or if an event of default has occurred.

         Additionally, we entered into an investor registration rights agreement (the "Registration Rights Agreement") with Cornell Capital, pursuant to which we agreed to file, within 120 days of the closing of the purchase of the Cornell Debenture, a registration statement to register the resale of shares of our common stock issuable to Cornell Capital upon conversion of the Cornell
Debenture. We agreed to register the resale of up to 42,608,696 shares, consisting of 32,608,696 shares underlying the Cornell Debenture, and 10,000,000 shares underlying the Cornell Warrants. We agreed to keep such registration statement effective until all of the shares issuable upon conversion of the Cornell Debenture have been sold. In the event that we issue more than 32,608,696 shares of its common stock upon conversion of the Cornell Debenture, we will file additional registration statements as necessary.

         On June 15, 2006, we entered into an agreement with Cornell to amend the registration rights agreement, pursuant to which we agreed to file the registration statement not later than August 15, 2006, instead of 120 days following the closing of the issuance of the Cornell Debenture. Under the amendment, if the registration statement has not been filed by August 15, 2006, Cornell may declare us in default under the Cornell Debenture.

         We also entered into a security agreement (the "Security Agreement") with Cornell Capital, pursuant to which we granted a second position security interest in all of our property, including goods; inventory; contract rights and general intangibles; documents, receipts, and chattel paper; accounts and other receivables; products and proceeds; and any interest in any subsidiary, joint venture, or other investment interest to secure our obligation under the Cornell Debenture and the related agreements.

         We also entered into an escrow agreement (the "Escrow Agreement") with Cornell Capital relating to the holding and disbursement of payment of the purchase price of the Cornell Debenture and cash payments made by us in payment of the obligations owing under the Cornell Debenture. We agreed with Cornell

Capital  to  appoint  David  Gonzalez  as the  Escrow  Agent  under  the  Escrow
Agreement.

         By way of background, we have previously entered into financing transactions with Cornell Capital. In April 2003, we had entered into an equity line of credit agreement with Cornell Capital, pursuant to which we drew a total of $2,150,000 on the equity line, and issued a total of 57,464,386 shares of common stock to Cornell Capital. In May 2004, we entered into a standby equity distribution agreement with Cornell Capital, but the agreement was terminated before any funds were drawn or any shares were issued. Between June 2003 and January 2005, Cornell Capital loaned to us an aggregate of $5,595,000 pursuant to promissory notes issued to Cornell Capital. These notes were paid in full by May 2005.

         Highgate House Funds, Ltd., a Cayman Island exempted company ("Highgate"), who is the Selling Shareholder under this registration statement, and Cornell Capital have the same general partner, Yorkville Advisors, but have different portfolio managers. Additionally, the escrow agent appointed in connection with the purchase and sale of both the Cornell Capital debenture transaction and the Highgate debenture transaction is David Gonzalez, who is an officer of Cornell Capital.

         The Company does not anticipate that it will use any of the proceeds of the sale of the Cornell Debenture to Cornell Capital to repay the debenture sold to Highgate.

Exclusive Manufacturing Agreement

On December 28, 2005, we signed an Exclusive Manufacturing Agreement (the "Agreement") with Arrowhead Industries, Inc. ("Arrowhead"), pursuant to which we will become the exclusive manufacturer of a tool for assisting with the removal of door hinges called the "Hinge Helper" (the "Product"). Under the Agreement, Arrowhead agreed to buy the Product exclusively from us for the period of the Agreement, which is three years. The Product will be manufactured by us or by sub-manufacturers selected by us.

The Agreement provides that Arrowhead will own all right, title, and interest in the Product, and will sell and market the Product under its trademarks, service marks, or trade names.

On January 9, 2006, we issued a press release which referred, in the title, to the Agreement as a "$22 Million Exclusive Manufacturing Agreement." The dollar amount referenced relates to the potential amount of income or revenue which we may receive over the anticipated life of the Agreement.

CirTran announced on January 9, 2006, that Arrowhead Industries, Inc., of Windermere, Florida, had awarded us an exclusive contract to manufacture its patented Hinge Helper (TM) do-it-yourself utility tool for the home. The Hinge Helper will be manufactured by CirTran-Asia, the Company's China-based subsidiary. The exclusive manufacturing contract for the product is for three years. Arrowhead has filmed a Hinge Helper infomercial for TV with an airing date scheduled for late April.

The Hinge Helper is a unique hand tool designed and developed for use by household customers as well as tradesmen. Recognized by the U.S. Patent Office (#6,308,390 B1), its trademark and patent are owned by and registered to Arrowhead. The specific advantage of the Hinge Helper is its ease-of-use and simplistic design. It can be applied to any residential hinge on wood, metal or composite doors, and is being manufactured with highly-durable materials, enabling it to carry a lifetime guarantee.

The contract is for three years, and Arrowhead agreed to purchase a minimum of ten million (10,000,000) units of the Product (the "Minimum Quantity"), subject to the terms and conditions of the Agreement. Arrowhead and CirTran have agreed on the Minimum Quantity in good faith, although the parties acknowledged that in certain circumstances described in the agreement, the agreement may be terminated prior to the sale of the entire Minimum Quantity. Arrowhead agreed to submit purchase orders for the Product from time to time in accordance with the terms of the agreement. Arrowhead agreed to pay CirTran for the Product purchased at the prices ranging from $2.95 to $1.90 per unit, depending on the cumulative number of units of Product which have been purchased by Arrowhead.

Arrowhead will also be entitled to a rebate equal to 10% of the purchase Price paid for Product in the previous Tier. Rebates will be payable only in the form of a credit memo against future purchases. Rebate credit memos will not be paid in cash and may not be applied against outstanding balances. We will calculate eligibility for the Rebate as soon as practicable following the end of the month in which a new Tier is entered.

We have produced hand made samples, which have been sent to Arrowhead. These were approved and we are awaiting final approval for the production samples that were supplied at the end of March 2006.. Once the production samples are approved, we will start production according to the release schedule that should be provided by Arrowhead shortly thereafter.

Aegis Assessments

On March 14th, 2006, we announced that we had received a $250,000 order to build and deliver the first production run of the next generation SafetyNet(TM) RadioBridge(TM) which we redesigned at the request and on behalf of Aegis Assessments, Inc., a Scottsdale, Arizona-based homeland security contractor. Since the announcement, we have been procuring materials to manufacture the units and ship to Aegis so they can start fulfilling their orders to their customers. We delivered the new, redesigned units and received payment in full from Aegis in April 2006.

Settlement of Legal Proceedings

On April 12th, 2006, we announced that we had settled all major litigation in which we were a defendant. These litigation matters had been described in our previous SEC filings and were settled for less than the original claims against us. We were able to settle these cases with a total cash outlay of only $200,000 after originally having exposure of up to $4.25 million. We settled with Howard Salamon, a financial consultant who originally sued us for $1.75 million through the issuance of 4 million restricted shares and a warrant to purchase an additional 7 million shares exercisable at $.05 per share. We also settled our dispute with Sunborne XII, LLC, a Colorado limited liability company and the owner of a building in Colorado Springs, Colorado, to which we expanded our operations in the late 1990s, for $200,000 in cash. Sunborne's claim originally ranged up to $2.5 million. Both settlements were reached in February 2006. Our subsidiary, CirTran Asia, will continue to proceed with its action against International Edge, Inc., Michael Casey Enterprises, Inc., Michael Casey, David Hayek, and HIPMG, Inc., as discussed below under "Legal Proceedings."

Real Deal Grill

On April 18th, 2006, we announced that we had joined forces with former heavyweight champion Evander Holyfield to market and promote "The Real Deal Grill(TM)," a new electric indoor/outdoor cooking product to be sold via TV infomercials. We arranged with the former champion's company, Holyfield Management, Inc., of Georgia, for his services to promote the product and to film a series of TV infomercials featuring Mr. Holyfield and The Real Deal Grill, which are scheduled to be filmed in Florida in May 2006. Mr. Holyfield will receive a talent fee for all units sold.

HBD/Reliant Agreement

On April 19, 2006, we announced that we had signed an agreement relating to "The Real Deal Grill(TM) (the "Grill"), which will initially be sold on TV worldwide and endorsed by Evander Holyfield, the four-time heavyweight boxing champion of the world. The agreement was signed with Harrington Business Development ("HBD") of St. Petersburg, Florida, giving HBD the rights to market the Grill in the Americas and Japan (the "Territory"). Under the contract, HBD will initially market the Grill on TV through infomercials in the U.S., Canada, South America and Japan, which will be filmed in Florida featuring Mr. Holyfield. Under the terms of the contract, we have paid one-half of the costs of producing the initial infomercial, in the amount of $37,500. Under the contract, HBD granted to us the right to use the raw footage, including audio and video, for the initial infomercial to produce infomercials or other advertisements for the Grill for use solely outside of the Territory. The agreement has an initial term of 3 years and may be renewed. HBD is part of Reliant International Media Corporation ("Reliant"), a full-service direct response company founded by industry pioneers and leaders Tim and Kevin Harrington. The Harringtons, who have been in the direct response industry since the early 1980's, have produced long and short form infomercials for products in numerous categories, which have been seen on TV around the world.

In further consideration for use of the Infomercial footage, we agreed to pay to HBD a royalty of $2.00 per unit of product on all products sold outside of the territory covered by the agreement (consisting of North America, South America, and Japan) by the Company or sublicensees of the Infomercial footage, net of returns and warranty replacements. For purposes of this royalty obligation, a unit of product consists of the Real Deal Grill itself including any accessories included in the price of the grill. The royalty to HBD for any accessories or options which are advertised in the Infomercial and which may be sold separately shall be 10% of the wholesale price for such items received by the Company. Sales will be calculated on a cash basis, and royalties are due within 14 days of the receipt of payment by the Company for the product.

As of July 20, 2006, we had not received any purchase orders for the Grill, the infomercial had not been filmed, and we had not begun manufacturing the Grill. Once we receive the initial purchase order, we anticipate that we will begin manufacturing, although there can be no guarantee that HBD or Reliant will place any orders or that we will receive the maximum amount possible under the agreement, announced as $30 million, which assumed that HBD would purchase $30 million worth of the Grill.

Diverse Talent Group Agreement

On May 26, 2006, Diverse Media Group Corp. ("DMG") a Utah corporation and a wholly-owned subsidiary of CirTran Corporation, entered into an assignment and exclusive services agreement (the "Services Agreement") with Diverse Talent
Group, Inc., a California corporation, ("DT Group") and Christopher Nassif ("Nassif" and together with DT Group, "DT"). The Services Agreement was made effective as of April 1, 2006 (the "Effective Date"). The term of the Services Agreement is for five years, and expires on March 31, 2011.

Prior to entering into the Services Agreement, Nassif and DT Group operated a talent agency in Los Angeles, California, with extensive industry contacts. DMG, a subsidiary of the Company, was seeking to commence a diversified media business of product marketing, infomercial production, media financing and product merchandising services to the Direct Response and Entertainment Industries.

Pursuant to the Services Agreement, DMG and DT entered into an exclusive operations relationship whereby DMG agreed to outsource its talent agency operations to DT and to provide financing to DT to assist in DT's growth. Under the Services Agreement, DMG and DT created a relationship whereby DT would operate exclusively under the DMG business structure.

Pursuant to the Services Agreement, DT agreed to provide all creative and operational needs of DMG's talent division. DT agreed to supply these services exclusively to DMG. Additionally, all gross revenues generated from DT's operations after the Effective Date are to be paid to DMG.

At the time of signing the Services Agreement, DMG paid to DT an initial payment of $50,000 in consideration of the following:

         - the right to use the name "Diverse" and be associated with the existing reputation of DT;
         -        the right to obtain DT's services on an exclusive basis;
         - all accounts receivable and contracts receivable of DTGroup as of the Effective Date; and
         -        the assignment by DT of certain talent contracts.

As future compensation for services provided, DMG agreed to pay to DT a percentage of the gross profits for the talent contracts entered into between DT and its clients. The percentage ranges from 62.5% to 85%, depending on the type of talent contract and the amount of gross compensation paid under the talent contract.

In connection with the Services Agreement, Nassif entered into an employment agreement (the "Employment Agreement") with DMG. Nassif's continued employment with DMG is an express condition of the Services Agreement. Under the Employment Agreement, DMG agreed to cause to be issued to DT options (the "Options") to purchase a total of 2,500,000 shares of the Company's common stock, with an exercise price of $0.045 per share. The Options will expire five years from the date of grant if not exercised prior to that date. The Options vest as follows:
500,000 on the date of grant, and an additional 500,000 on each of the next four anniversaries of the Effective Date, subject to Nassif's continued employment with DMG.

Additionally, Nassif will receive 5% of the gross margin received by DMG on any new business opportunities generated for DMG through Nassif's personal efforts and contacts (the "New Business Payments"). The New Business Payments may be made in cash or in shares of the Company's restricted common stock, subject to compliance with all applicable securities laws.

DMG also agreed in the Services Agreement to provide financing to DT, in the form of a non-interest-bearing capital line of credit (the "Capital Line"), not to exceed $200,000, pursuant to a loan agreement (the "Loan Agreement"). DT may make weekly draws not to exceed $20,000, on terms as set forth in the Loan Agreement.

In connection with the Loan Agreement, DT and DMG entered into a security agreement (the "Security Agreement"), pursuant to which DT granted to DMG a security interest (the "Security Interest") in all of the personal property of DT, including inventory, accounts, equipment, general intangibles, deposit accounts, and other items listed in the Security Agreement. The Security Interest secures DT's obligations to DMG under the Capital Line.

Also in connection with the Loan Agreement, Nassif provided a fraudulent transaction guarantee (the "Guarantee"), pursuant to which Nassif agreed to indemnify DMG and its officers, affiliates, and others against any damages arising out of any fraudulent actions by DT.

May 2006 Private Offering

On May 24, 2006, we closed a private placement of shares of our common stock and warrants (the "Private Offering"). Pursuant to a securities purchase agreement (the "Agreement"), we sold Fourteen Million, Two Hundred Eighty-five Thousand, Seven Hundred Fifteen (14,285,715) shares of our Common Stock (the "Shares") to ANAHOP, Inc., a California corporation (the "Purchaser"). The consideration paid for the Shares was One Million Dollars ($1,000,000). There were no underwriting discounts. In addition to the Shares, we issued warrants (the "Warrants") to designees of the Purchaser as follows:

         - A warrant to purchase up to 10,000,000 shares, with an exercise price of $0.15 per share, exercisable upon the date of issuance, to Albert Hagar.
         - A warrant to purchase up to 5,000,000 shares, with an exercise price of $0.15 per share, exercisable upon the date of issuance, to Fadi Nora.
         - A warrant to purchase up to 5,000,000 shares, with an exercise price of $0.25 per share, exercisable upon the date of issuance, to Fadi Nora.
         - A warrant to purchase up to 10,000,000 shares, with an exercise price of $0.50 per share, to Albert Hagar.

The Warrants have exercise prices ranging from $0.15 to $0.50 as noted above, and are exercisable as of the date of issuance and through and including the date which is five years following the date on which our Common Stock is listed for trading on either the Nasdaq Small Cap Market, the Nasdaq Capital Market, the American Stock Exchange, or the New York Stock Exchange (the "Expiration Date").

With respect to the shares underlying the Warrants, we granted piggyback registration rights as follows: (A) once all of the warrants with an exercise price of $0.15 (the "Fifteen Cent Warrants") have been exercised, we agreed to include in the next registration statement that is filed by us the resales of the shares issued upon exercise of the Fifteen Cent Warrants; (B) once all of the warrants with an exercise price of $0.25 (the "Twenty-five Cent Warrants") have been exercised, we agreed to include in the next registration statement that is filed by us the resales of the shares issued upon exercise of the Twenty-five Cent Warrants; and (C) once all of the warrants with an exercise price of $0.50 (the "Fifty Cent Warrants") have been exercised, we agreed to include in the next registration statement that is filed by us the resales of the shares issued upon exercise of the Fifty Cent Warrants. We did not grant any registration rights with respect to the Shares.

The Shares and the Warrants were issued without registration under the 1933 Act in reliance on Section 4(2) of the 1933 Act and the rules and regulations promulgated thereunder. We intend to use the proceeds from the Private Offering for working capital and general business purposes.

Closing and Approval of Asset Purchase Agreement

On June 6, 2006, CirTran Corporation (the "Company") and Advanced Beauty Solutions, LLC ("ABS") closed a transaction (the "Asset Purchase") whereby the Company purchased certain assets of ABS, subject to the approval of the U.S. Bankruptcy Court adjudicating the bankruptcy proceedings of ABS (the "ABS Bankruptcy Court"). On June 7, 2006, the ABS Bankruptcy Court entered an order approving the Asset Purchase.

Background
----------

On January 19, 2005, the Company signed an Exclusive Manufacturing Agreement with ABS, a California limited liability company, relating to the manufacture of a flat iron hair product in California. On July 7, 2005, the Company signed another Exclusive Manufacturing Agreement with ABS, relating to the manufacture of a hair dryer product in California.

In early October 2005, the Company was notified that ABS had defaulted on its obligation to its financing company. Following the notice of ABS's default, the Company terminated the agreements for both products based on the default. In January 2006, following efforts to resolve the disputes with ABS, the Company filed a lawsuit against ABS, claiming breach of contract, interference with contractual relationships, unjust enrichment, and fraud, and seeking damages from ABS.

With respect to the flat iron products, through October 2005, CirTran had shipped directly to ABS approximately $4,746,000 worth of the product, and CirTran had received from ABS or its finance company total payments of approximately $788,000. In November 2005, the Company repossessed from ABS approximately $2,341,000 worth of the products in the United States, as the Company was permitted to do pursuant to the agreement.

Since November 2005, the Company has been pursuing its rights under the agreements and has been offering the flat iron product for sale directly to ABS's customers. In doing so, the Company sold to ABS's international customers directly approximately $426,000 worth of the flat iron product. The shipments have all been paid in full. These products shipped were not part of the repossessed inventory.

On January 24, 2006, ABS filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Central District of California, San Fernando Valley Division (the "ABS Bankruptcy Court"), Case No. SV 06-10076 GM. On January 30, 2006, a hearing ("Hearing") was held to consider the Emergency Motion for Order Approving the Settlement and Compromise of the Disputed Secured Claims of Inventory Capital Group, Inc. ("ICG"), and Media Funding Corporation ("MFC") (the "Settlement Motion") filed by ABS. The continued Hearing on the Settlement Motion was held on February 16, 2006, at which time the settlement was modified. Prior to a separate hearing held on March 24, 2006, on ABS's Motion for Order: (1) Approving Sale and Assignment of Substantially All Assets of the Estate Free and Clear of Liens; (2) Approving Assumption and Assignment of Leases and Executory Contracts Included in the Sale and Rejection of Leases and Executory Contracts Not Included in the Sale; and (3) Granting Related Relief (the "Sale Motion"), the settlement was further modified.

Pursuant to the Sale Motion, the Company and ABS entered into negotiations for the purchase by the Company of certain of the assets and assumption of certain of the obligations (described more fully below) of ABS. Because ABS was subject to the jurisdiction of the ABS Bankruptcy Court, any agreement between the Company and ABS relating to the sale of ABS's assets had to be approved by the ABS Bankruptcy Court.

On June 6, 2006, the Company and ABS signed an agreement (the "Asset Purchase Agreement"), subject to the ABS Bankruptcy Court's approval. On June 7, 2006, the ABS Bankruptcy Court entered orders approving the Asset Purchase Agreement and granting the Sale Motion, and approving the settlement and compromise of certain disputed claims against ABS.

Pursuant to the settlement of ABS's bankruptcy proceedings and the Asset Purchase Agreement, the Company has an allowed claim against the ABS's estate in the amount of $2,350,000, of which $750,000 is to be credited to the purchase of substantially all of ABS's assets. Under the settlement, the Company shall be allowed to participate as a general unsecured creditor of ABS's estate in the amount of $1,600,000 on a pari passu basis with the $2,100,000 general unsecured claim of certain insiders of ABS and subject to the prior payment of certain secured, priority, and non-insider claims in the amount of approximately $1,507,011.

Under the Asset Purchase Agreement, the Company agreed to purchase substantially all of ABS's assets in exchange for:

         (i)      a cash payment in the amount of $1,125,000;
         (ii) a reduction of CirTran's allowed claim in the Bankruptcy Case by $750,000;
         (iii)    the assumption of any assumed liabilities; and
         (iv) the obligation to pay ABS a royalty equal to $3.00 per True Ceramic Pro flat iron unit sold by ABS (the "Royalty Obligation").

The Assets include personal property; intellectual property; certain executory contracts and unexpired leases; inventory; ABS's rights under certain insurance policies; deposits and prepaid expenses; books and records; goodwill; certain causes of action; permits; customer and supplier lists; and telephone numbers and listings (collectively, the "Assets").

Under the Asset Purchase Agreement, the Royalty Obligation is capped at $4,135,000. To the extent the amounts paid to ABS on account of the Royalty Obligation equal less than $435,000 on the 2 year anniversary of the Closing, then, within 30 days of such anniversary, the Company agreed to pay ABS an amount equal to $435,000 less the royalty payments made to date. As part of the settlement, the Company agreed to exchange general releases with, among others, ABS, Jason Dodo (the manager of ABS), Inventory Capital Group ("ICG"), and Media Funding Corporation ("MFC"). The settlement also resolved a related dispute with ICG in which ICG assigned $65,000 of its secured claim against ABS to the Company.

Pursuant to the court-approved settlement, payments under the Royalty Obligation will be made in the following order:

         (a) The Royalty Obligation payments will be made exclusively to ICG and MFC (collectively, the "Secured Parties") until (i) the Secured Parties have been paid in full on account of their $1,243,208.44 secured claim, or (ii) the Secured Parties have been paid $100,000 in payments under the Royalty Obligation, whichever comes first.

         (b) The next $70,000 Royalty Obligation payments will be made to a service provider to ABS (in the amount of $50,000) and to an individual with an allowed claim (in the amount of $20,000).

         (c) Following the payments to the Secured Parties and others as set forth immediately above, the remaining Royalty Obligation payments will be used for distribution to allowed general unsecured claims not including those of the Company and certain insiders with unpaid notes (the "Insider Noteholders").

         (d) Following payments as set forth in (a), (b), and (c) above, the Royalty Obligation payments will be shared pro rata among the Insider Noteholders (with a total allowed aggregate claim of $2,100,000), and the Company (with a general unsecured claim in the amount of $1,600,000), until paid in full.

         The total claims against ABS's estate that must be paid before the Company begins to share in the Royalty Obligation payments is $435,000.

Marketing and Distribution Agreement

         On July 3, 2006, we finalized a Marketing and Distribution Agreement (the "MD Agreement") with Media Syndication Global, LLC, a Delaware limited liability company ("MSG"). The MD Agreement relates to the marketing and distribution by MSG of a product designed by Advanced Beauty Solutions, LLC ("ABS"), which we purchased (as discussed above).

Background
----------

         In a Current Report filed with the SEC on June 13, 2006, we announced that we had closed a transaction (the "Asset Purchase") whereby we purchased certain assets of ABS, subject to the approval of the U.S. Bankruptcy Court adjudicating the bankruptcy proceedings of ABS (the "Bankruptcy Court"). On June 7, 2006, the Bankruptcy Court entered an order approving the Asset Purchase.

         Pursuant to the order entered by the Bankruptcy Court, we were required to give to Tristar Products, Inc. ("Tristar") a first-right opportunity to enter into a world-wide marketing and distribution agreement with the Company. The term of the first-right period ended on July 3, 2006.

         Prior to the approval of the Asset Purchase by the Bankruptcy Court, and in anticipation of such approval, we had entered into the MD Agreement with MSG, subject to (A) the approval of the Asset Purchase by the Bankruptcy Court;
(B) our completion of the purchase of ABS's assets; and (C) our failure to enter into a distribution agreement with Tristar. We entered into the MD Agreement with MSG on April 24, 2006, although the effective date of the MD Agreement was the date on which all three conditions listed above were satisfied. Additionally, the MD Agreement provided to MSG the opportunity to perform test marketing of the product, which was successfully completed.

         Pursuant to the MD Agreement, we granted to MSG the exclusive, world-wide rights to advertise, promote, market, sell, and otherwise distribute the True Ceramic Pro Bionic hair styler (the "Product"), designed by ABS. Additionally, MSG agreed that during the term of the MD Agreement, MSG would purchase 100% of its requirements of the Product, together with any products that are substantially similar to the Product (a "Similar Product"), from us. MSG also agreed that it would not purchase, manufacture, or cause any third party to manufacture any Similar Product during the term of the MD Agreement and for one year following the termination of the MD Agreement, except from us.

         Under the MD Agreement, MSG is required to purchase an initial minimum quantity of 10,000 units, and yearly quantities of at least 400,000 units. The initial term of the MD Agreement is for three years from the effective date. If MSG has purchased the required minimum quantities during the initial term, the MD Agreement will renew for additional one-year terms.

         The MD Agreement may be terminated by either party upon 45 days' notice to the other party upon the breach by the other party of any material terms, covenants, conditions, or obligations under the MD Agreement. However, if the breach upon which such notice of termination is based shall have been fully cured to the reasonable satisfaction of the non-breaching party within such notice period, then such notice of termination shall be deemed rescinded. We agreed with MSG that such right of termination was in addition to such other rights and remedies as the terminating party would have under applicable law.

         We agreed with MSG that all customer lists, price lists, written and unwritten marketing plans, techniques, methods and data, sales and transaction data, and other information designated or deemed either by MSG or us as being confidential or a trade secret, would constitute confidential information of MSG or CirTran, respectively ("Confidential Information"). We agreed with MSG to hold all Confidential Information in the strictest confidence and shall protect all Confidential Information with the same degree of care that MSG or we would exercise with respect to its own proprietary information.

June 2006 Private Offering

         On June 30, 2006, we closed a second private placement of shares of our common stock and warrants (the "June Private Offering"). Pursuant to a securities purchase agreement (the "June Agreement"), the Company agreed to sell Twenty-Eight Million, Five Hundred Seventy-One Thousand, Four Hundred Twenty-Eight (28,571,428) shares of its Common Stock (the "June Shares") to ANAHOP. The total consideration to be paid for the Shares will be Two Million Dollars ($2,000,000) if all tranches of the sale close.

         Pursuant to the Agreement, ANAHOP agreed to pay Three Hundred Thousand Dollars ($300,000) at the time of closing, and an additional Two Hundred Thousand Dollars ($200,000) within 30 days of the closing. (The payments of $300,000 and $200,000 are referred to collectively as the "First Tranche Payment.") Upon the receipt of the First Tranche Payment, we agreed to issue a certificate or certificates to the Purchaser representing 7,142,857 of the Shares.

         The remaining $1,500,000 is to be paid by ANAHOP as follows:

                  (i) No later than thirty calendar days following the date on which any class of our capital stock is first listed for trading on either the Nasdaq Small Cap Market, the Nasdaq Capital Market, the American Stock Exchange, or the New York Stock Exchange, ANAHOP agreed to pay an additional $500,000 to us; and

                  (ii) No later than sixty calendar days following the date on which any class of our capital stock is first listed for trading on either the Nasdaq Small Cap Market, the Nasdaq Capital Market, the American Stock Exchange, or the New York Stock Exchange, ANAHOP agreed to pay an additional $1,000,000 to us. (The payments of $500,000 and $1,000,000 are referred to collectively as the "Second Tranche Payment.")

         Upon receipt by us of the Second Tranche Payment, we agreed to issue a certificate or certificates to ANAHOP representing the remaining 21,428,571 Shares. Additionally, once we have received the Second Tranche Payment, we agreed to issue warrants to designees of the Purchaser as follows:

                  - A warrant to purchase up to 20,000,000 shares, with an exercise price of $0.15 per share, exercisable upon the date of issuance, to Albert Hagar.
                  - A warrant to purchase up to 10,000,000 shares, with an exercise price of $0.15 per share, to Fadi Nora.
                  - A warrant to purchase up to 10,000,000 shares, with an exercise price of $0.25 per share, exercisable upon the date of issuance, to Fadi Nora.
                  - A warrant to purchase up to 23,000,000 shares, with an exercise price of $0.50 per share, exercisable upon the date of issuance, to Albert Hagar.

         The Warrants have exercise prices ranging from $0.15 to $0.50 as noted above, and are exercisable as of the date of issuance and through and including the later of (1) the fifth anniversary of the date of the Warrant or (2) the fifth anniversary of the date on which our Common Stock is first listed for trading on either the Nasdaq Small Cap Market, the Nasdaq Capital Market, the

American Stock Exchange, or the New York Stock Exchange (the "Expiration Date").

         With respect to the shares underlying the Warrants, we granted piggyback registration rights as follows: (A) Once all of the warrants with an exercise price of $0.15 (the "Fifteen Cent Warrants") have been exercised, we agreed to include in the next registration statement that is filed by us the resales of the shares issued upon exercise of the Fifteen Cent Warrants; (B) Once all of the warrants with an exercise price of $0.25 (the "Twenty-five Cent Warrants") have been exercised, we agreed to include in the next registration statement that is filed by us the resales of the shares issued upon exercise of the Twenty-five Cent Warrants; and (C) Once all of the warrants with an exercise price of $0.50 (the "Fifty Cent Warrants") have been exercised, we agreed to include in the next registration statement that is filed by us the resales of the shares issued upon exercise of the Fifty Cent Warrants. We did not grant any registration rights with respect to the Shares.

         The Shares and the Warrants were issued without registration under the 1933 Act in reliance on Section 4(2) of the 1933 Act and the rules and regulations promulgated thereunder. We intend to use the proceeds from the June Private Offering for working capital and general business purposes.

Lockdown Agreements

         On July 20, 2006, we entered into two lockdown agreements with existing security holders.

         The first agreement (the "Cornell Agreement") was with Cornell and related to the Cornell Debenture. Pursuant to the Cornell Agreement, Cornell agreed that it would not convert any of the principal or interest on the Cornell Debenture or exercise any of the Warrants granted to Cornell until we had taken the steps necessary to increase our authorized capital. As such, we were able to lock down 50,000,000 shares underlying the Cornell Debenture and 10,000,000 shares underlying the Cornell Warrants.

         The second agreement (the "ANAHOP Agreement") was with ANAHOP, Albert Hagar, and Fadi Nora, and related to the May and June private placement transactions discussed above. Pursuant to the ANAHOP Agreement, Hagar and Nora agreed that they would not exercise any of the warrants they received in connection with the May or June private offerings until we had taken the steps necessary to increase our authorized capital. Additionally, ANAHOP agreed that it would not make the Second Tranche Payment to purchase the Second Tranche Shares until we had taken the steps necessary to increase our authorized capital. As such, under the ANAHOP Agreement, we were able to lock down 21,428,571 shares (the Second Tranche Shares), and 93,000,000 shares underlying the warrants issued to Hagar and Nora in the May and June private placements.

Press Release Regarding Sales Increase

         On July 19, 2006, the Company issued a press release stating it was projecting an increase in sales of 30% for the second quarter of 2006, consisting of sales of approximately $2.2 million, compared with sales of approximately $1.7 million for the first quarter of 2006. The projection was based on a preliminary summary of second quarter sales for the Company and its subsidiaries as follows:


                                         Sales for the          Sales for the
                                      Second Quarter 2006    Second Quarter 2005

Electronics Assembly                     $     687,470         $     946,162
CirTran Asia, Inc.                             944,958             3,332,275
CirTran Products Corporation                   243,652                   -0-
Racore Technology Corporation                    6,830                40,747
Diverse Media Group Corporation                374,896                   -0-
                                         -------------         -------------

Total Sales                              $   2,257,806         $   4,309,184




Although as of August 3, 2006, the Company had not finalized its financial statements for the quarter ended June 30, 2006, it appears that sales decreased to $3,995,630 for the six month period ended June 30, 2006, as compared to $7,229,649 during the same period in 2005, for a decrease of $3,234,019 or 44.7%. A significant portion of this sales decrease can be attributed to the bankruptcy of a major customer, American Beauty Supply, Inc. (ABS). During the second quarter of 2005, the Company recorded sales of $2,002,363 to ABS whereas there were no sales to ABS in the second quarter of 2006 due to ABS's filing of bankruptcy in January 2006.

As of August 3, 2006, other financial information about the Company's operations for the second quarter of 2006 was being prepared and will be released when the Company issues its quarterly report on Form 10-QSB for the quarter ended June 30, 2006.

                                  Risk Factors

The short- and long-term success of CirTran is subject to certain risks, many of which are substantial in nature and outside the control of CirTran. You should consider carefully the following risk factors, in addition to other information contained herein. When used in this prospectus, words such as "believes," "expects," "intends," "plans," "anticipates," "estimates," and similar expressions are intended to identify forward-looking statements, although there may be certain forward-looking statements not accompanied by such expressions. You should understand that several factors govern whether any forward-looking statement contained herein will or can be achieved. Any one of those factors could cause actual results to differ materially from those projected herein. These forward-looking statements include plans and objectives of management for future operations, including the strategies, plans and objectives relating to the products and the future economic performance of CirTran and its subsidiaries discussed above. We disclaim any intention or obligation to update or revise and forward-looking statement, whether as a result of new information, future events, or otherwise. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of any such statement should not be regarded as a representation by CirTran or any other person that the objectives or plans of CirTran will be achieved.

In addition to the other information in this report, the following risk factors should be considered carefully in evaluating our business before making any investment decisions with respect to any of our shares of common stock. A purchase of our common stock is speculative and involves significant and substantial risks. Any person who is not in a position to lose the entire amount of his investment should forego purchasing our common stock.

Risks Related to Our Operations

We have a history of operating losses which could have a material adverse impact on our ability to continue operations.

Our current assets exceeded our current liabilities by $300,528 as of March 31, 2006. Our accumulated deficit increased to $19,605,311 at March 31, 2006, compared to $19,327,310 at December 31, 2005. Our net loss for the quarter ending March 31, 2006, was $277,998, compared to $201,728 for the quarter ended March 31, 2005. The change was mostly attributable to settlements of notes payable. Our current liabilities exceeded our current assets by $1,142,874 as of December 31, 2005, and by $3,558,826 as of December 31, 2004. Our net loss for the year ending December 31, 2005, was $527,708, which included a gain on forgiveness of debt of $337,761, compared to $658,322 for the year ended December 31, 2004, which included a gain on forgiveness of debt of $1,713,648. Our ability to operate profitably depends on our ability to increase our sales further and achieve sufficient gross profit margins for sustained growth. We can give no assurance that we will be able to increase our sales sufficiently to enable us to operate profitably, which could have a material adverse impact on our business. Our ability to obtain funding has had a material effect on our operations. Additionally, there is no guarantee that the fluctuations in the volume of our sales will stabilize or that we will be able to continue to increase our revenues to exceed our expenses. There are doubts that we will be able to continue as a going concern.

Our current liabilities exceeded our current assets, which raises doubts that we may continue as a going concern.

Our current assets exceeded our current liabilities by $300,528 as of March 31, 2006. For the three months ended March 31, 2006 and 2005, we had negative cash flows from operations of $719,898 and $385,701, respectively. As of December 31, 2005, our current liabilities exceeded our current assets by $1,142,874, compared to $3,558,826 as of December 31, 2004. For the year ended December 31, 2005 and 2004, we had negative cash flows from operations of $1,751,744 and $1,680,054, respectively. There can be no guarantee that our current assets will exceed our current liabilities. As such, and in light of our recent history, there remains a doubt we will be able to meet our obligations as they come due and will be able to execute our long-term business plans. If we are unable to meet our obligations as they come due or are unable to execute our long-term business plans, we may be forced to curtail our operations, sell part or all of our assets, or seek protection under bankruptcy laws.

The "going concern" paragraph in the reports of our independent registered public accounting firm for the years ended December 31, 2005 and 2004, raises doubts about our ability to continue as a going concern.

The independent registered public accounting firm's reports for our financial statements for the years ended December 31, 2005 and 2004, include an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. This may have an adverse effect on our ability to obtain financing for our operations and to further develop and market our products.

Our volume of sales has fluctuated significantly over the last four years, and there is no guarantee that we will be able to increase sales. These fluctuations in sales volume could have a material adverse impact on our ability to operate our business profitably.

Our sales volume increased in the year of 2005 as compared to 2004. Our sales volumes for the previous four years have changed as indicated by the following levels of net sales for the periods indicated: $2,299,668 for the year ended December 31, 2002; $1,215,245 for the year ended December 31, 2003 and $8,862,715 for the year ended December 31, 2004. For the year ended December 31, 2005 our sales increased to $12,992,512 which is a 46.6% increase from year ended December 31, 2004. This increase indicates an increasing trend in sales volume. There is no guarantee that the fluctuations in the volume of our sales will stabilize or that we will be able to continue to increase our sales volume.

One of our customers was responsible for approximately 71% of our accounts receivable at December 31, 2005. That customer filed bankruptcy in January 2006. If the bankruptcy estate is unable to make full payments on this account receivable, or if such payments are delayed, the resulting impact on our collections could have a material adverse impact on our business.

As of December 31, 2005, one customer, Advanced Beauty Solutions ("ABS"), accounted for approximately 71% of our accounts receivable, in the amount of $2,350,000. On January 24, 2006, ABS filed a voluntary petition for relief (the "ABS Bankruptcy Case") under Chapter 11 of the U.S. Bankruptcy Code. We have an allowed claim of $2,350,000 against ABS's estate (the "Estate"). In connection with a settlement of the ABS Bankruptcy Case, we recently closed the purchase of the assets of ABS, which included a reduction of our claim by approximately $750,000, leaving us with a remaining claim of approximately $1,600,000. On June 7, 2006, the transaction was approved by the ABS Bankruptcy Court.

We intend to continue to produce and sell the ceramic flat iron products under our contracts with ABS. However, we are required to pay to the Estate royalties on each unit sold. The Estate will then use those royalties to pay the claims against the Estate, including our claim of approximately $1,600,000. There can be no guarantee that we will be able to sell sufficient quantities of the flat iron products and pay royalties to the Estate to allow us to recover the full amount of our remaining claim. If we are unable to recover the claimed amount, the resulting impact on our collections could have a material adverse impact on our business operations.

We are involved in numerous legal proceedings that may give rise to significant liabilities, which could impair our ability to continue as a going concern.

We are involved in legal proceedings, several of which involve lawsuits filed against us. As of July 20, 2006, one company had a judgment against us in the amount of $37,966, and there were additional claims, in connection with pending litigation, in the aggregate amount of approximately $10,000,000. This pending litigation involves CirTran Asia and the other plaintiffs whom have filed their reply to the counterclaim, disputing all of the allegations and claims. International Edge filed a motion to dismiss for lack of jurisdiction, which was pending as of the date of this report. This claim involves licensing issues relating to a product which generated approximately $3,510,000 in revenue in 2004 and $960,000 in 2005. As discussed in the "Legal Proceedings" section, we are currently attempting to negotiate with each of these claimants to settle the claims against CirTran, although in many cases, we have not yet reached final settlements. There can be no assurance that we will be successful in those negotiations or that, if successful, we will be able to service any payment obligations which may result from such settlements.

There is substantial risk, therefore, that the existence and extent of these liabilities could adversely affect our business, operations and financial condition. The liabilities and claims could also result in a reduction in our revenues to the extent that claims relate to specific products or licenses. As a result, we may be forced to curtail our operations, sell part or all of our assets, or seek protection under bankruptcy laws. Additionally, there is substantial risk that our vendors could expand their collection efforts to collect the unpaid amounts. If they undertake significant collection efforts, and if we are unable to negotiate settlements or satisfy our obligations, we could be forced into bankruptcy.

In connection with the sale of the Convertible Debentures, we granted a security interest in all of our assets to secure our payment obligations under the Convertible Debentures. If we are unable to satisfy our payment obligations, Highgate or Cornell Capital could execute on the security interest and take control of our assets.

In connection with the sale of the Convertible Debenture to Highgate, we entered into a security agreement with Highgate, pursuant to which we pledged all of our property, including goods; inventory; contract rights and general intangibles; documents, receipts, and chattel paper; accounts and other receivables; products and proceeds; and any interest in any subsidiary, joint venture, or other investment interest to secure our obligation under the Convertible Debenture and the related agreements. Similarly, in connection with the sale of the Convertible Debenture to Cornell Capital, we entered into a security agreement with Cornell Capital, pursuant to which we gave a second position security interest and pledged all of our property, including goods; inventory; contract rights and general intangibles; documents, receipts, and chattel paper; accounts and other receivables; products and proceeds; and any interest in any subsidiary, joint venture, or other investment interest to secure our obligation under the Cornell Capital Convertible Debenture and the related agreements. In the event that we are unable to make our payment obligations under the Convertible Debentures or to work out alternate arrangements with Highgate and/or Cornell Capital, or to arrange for financing to enable us to make our payment obligations to Highgate and/or Cornell Capital, Highgate and/or Cornell Capital could execute on the security interest and take control of all of our property and assets.

We are dependent on the continued services of our President and other officers, and the untimely death or disability of Iehab Hawatmeh could have a serious adverse effect upon our Company.

We view the continued services of our president, Iehab Hawatmeh, and our other officers as critical to the success of our Company. Though we have employment agreements with Mr. Iehab Hawatmeh, Mr. Trevor Saliba, and Mr. Shaher Hawatmeh (see "Executive Compensation"), and a key-man life insurance policy for Mr. Iehab Hawatmeh, the untimely death or disability of Mr. Hawatmeh could have a serious adverse affect on our operations.

Our international business activities subject us to risks that could adversely affect our business.

For the year ended December 31, 2005, sales of products manufactured in the United States accounted for 24.1 percent of our total net revenues, and sales of products manufactured in China accounted for 75.9 percent of our total net revenues. Our sales of our products manufactured internationally have increased, and now represents a larger percentage of our sales. Additionally, the portion of our products that are produced at facilities in close proximity to our CirTran-Asia production facilities in ShenZhen, China, has increased. As a result, we are subject to the risks inherent in international operations. Our international business activities could be affected, limited, or disrupted by a variety of factors, including:

         * the imposition of or changes in governmental controls, taxes, tariffs, trade restrictions and regulatory requirements;

         * the costs and risks of localizing products for foreign countries;

         *        longer accounts receivable payment cycles;

         * changes in the value of local currencies relative to our functional currency;

         *        import and export restrictions;

         *        loss of tax benefits due to international production;

         *        general   economic  and  social   conditions   within  foreign
                  countries;

         *        taxation in multiple jurisdictions; and/or

         *        political instability, war or terrorism.

All of these factors could harm future sales of our products to international customers or future production outside of the United States of our products, and have a material adverse effect on our business, results of operations and financial condition.

We may continue to expand our operations in international markets. Our failure to effectively manage our international operations could harm our business.

Entering new international markets, including our entry into China with CirTran-Asia, may require significant management attention and expenditures and could adversely affect our operating margins and earnings. To date, we have only recently begun to penetrate international markets. To the extent that we are unable to do so, our growth in international markets would be limited, and our business could be harmed.

We expect that our international business operations will be subject to a number of material risks, including, but not limited to:

         *        difficulties in managing foreign sales channels;

         *        difficulties   in   enforcing    agreements   and   collecting
                  receivables through foreign legal systems and addressing other legal issues;

         *        longer payment cycles;

         *        taxation issues;

         * differences in international telecommunications standards and regulatory agencies;

         * product requirements different from those of our current customers;

         *        fluctuations in the value of foreign currencies; and

         * unexpected domestic and international regulatory, economic or political changes.

A combination of any or all of these risks could have a material adverse impact both on our international business, and on our core business operations in the United States.

We are dependent on the continued services of Charles Ho, the President of our CirTran-Asia subsidiary, and the untimely death or disability of Mr. Ho could have a serious adverse effect upon our subsidiary and Company.

We view the continued services of Charles Ho, the president of our CirTran-Asia subsidiary, as critical to the success of that subsidiary. Though we have an employment agreement with Mr. Ho (see "Executive Compensation"), we have no key-man life insurance policy for Mr. Ho. The untimely death or disability of Mr. Ho could have a serious adverse affect on our international operations and our operations overall.

We have not held an annual shareholder meeting in several years, which could result in a legal action being brought against the Company to compel an annual meeting.

We have not held an annual meeting of shareholders since 2001. Under Nevada law, if a Nevada corporation does not hold a meeting to elect directors of the corporation within eighteen months after the last election of directors, a shareholder or shareholders owning at least fifteen percent of the Company's outstanding voting stock can apply to a court for an order compelling the Company to hold a shareholder meeting to elect directors. Because it has been more than eighteen months since our last meeting where directors were elected, an action could be brought, pursuant to Nevada law, against the Company to compel us to hold an annual meeting and elect directors of the Company.

Our authorized capital presently would be insufficient to allow us to issue shares upon conversion of our outstanding derivative securities, which could result in our being in default or subject to claims of breach of contract, and could have a material adverse impact on our business.

Our authorized capital stock consists of 750,000,000 shares of common stock. As of July 20, 2006, we had 636,874,906 shares issued and outstanding. A hypothetical conversion of the remaining principal amount of the Highgate Convertible Debenture, namely $3,000,000, would result in the issuance of 100,000,000 shares, assuming a hypothetical conversion price of $0.03 per share. Conversion of the full principal amount of the Cornell Convertible Debenture, namely $1,500,000, would result in the issuance of 50,000,000 shares of common stock, assuming a hypothetical conversion price of $0.03 per share. Additionally, in May 2006, we issued warrants to purchase up to an additional 30,000,000 shares of our common stock and in June 2006, we entered into an agreement to issue additional warrants to purchase up to 63,000,000 shares of our common stock, although we have entered into a lockdown agreement with the holders of the 93,000,000 warrants. Presently, we do not have sufficient shares to permit a full conversion of all of the convertible debentures and exercise of outstanding warrants. We have also entered into a lockdown agreement with Cornell relating to the Cornell Debenture, whereby Cornell agreed not to convert any of the Cornell Debenture until we can increase our authorized capital. Nevertheless, under the Highgate Convertible Debenture and the Cornell Convertible Debenture, failure to deliver shares upon conversion can constitute an event of default, giving Highgate or Cornell, as applicable, the right to accelerate the payment of all remaining amounts due and owing under the debentures. Additionally, failure to deliver shares upon exercise of the warrants could result in claims being brought against us for breach of contract, among others.

We intend to hold an annual meeting of shareholders to seek approval of our shareholders to amend our articles of incorporation to increase our authorized capital, although there can be no guarantee that we will be able to obtain shareholder approval to do so. If we do not receive shareholder approval to increase our authorized capital, we would not have sufficient shares to permit a full conversion of the convertible debentures and exercise of the outstanding warrants. A failure to deliver shares upon conversion or exercise of our outstanding derivative securities or to increase our authorized capital could have a material adverse impact on our business and operations

Risks Related to Our Industry

The variability of customer requirements in the electronics industry could adversely affect our results of operations.

Electronic manufacturing service providers must provide increasingly rapid turnaround time for their OEM customers. We do not obtain firm, long-term purchase commitments from our customers and have experienced a demand for reduced lead-times in customer orders. Our customers may cancel their orders, change production quantities or delay design and production for several factors. Cancellations, reductions or delays by a customer or group of customers could adversely affect our results of operations. Additional factors that affect the electronics industry and that could have a material adverse effect on our business include the inability of our customers to adapt to rapidly changing technology and evolving industry standards and the inability of our customers to develop and market their products. If our customers' products become obsolete or fail to gain commercial acceptance, our results of operations may be materially and adversely affected, which could make it difficult for us to continue as a going concern.

Our customer mix and base fluctuates significantly, and responding to these fluctuations could cause us to lose business or have delayed revenues, which could have a material adverse impact on our business.

A percentage of our revenue is generated from our electronics assembly and manufacturing services. Of this amount our three largest customers generate approximately 12% of the total revenue. Our customers include electronics, telecommunications, networking, automotive, gaming, exercise equipment, and medical device OEMs that contract with us for the manufacture of specified quantities of products at a particular price and during a relatively short period of time. As a result, the mix and number of our clients varies significantly from time to time. Responding to the fluctuations and variations in the mix and number of our clients can cause significant time delays in the operation of our business and the realization of revenues from our clients. These delays could have a material adverse impact on our business, resulting from, among other things, the costs associated from shifting operations to respond to different orders.

Our industry is subject to rapid technological change. If we are not able to adequately respond to changes, our services may become obsolete or less competitive and our operating results may suffer.

We may not be able to effectively respond to the technological requirements of a changing market, including the need for substantial additional capital expenditures that may be required as a result of these changes. The electronics manufacturing services industry is characterized by rapidly changing technology and continuing process development. The future success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities and successfully anticipate or respond to technological changes on a cost-effective and timely basis. In addition, our industry could in the future encounter competition from new or revised technologies that render existing technology less competitive or obsolete. If we are unable to respond adequately to such changes, our business operations could be adversely impacted, which could make it difficult for us to continue as a going concern.

There may be shortages of required components which could cause us to curtail our manufacturing or incur higher than expected costs.

Component shortages or price fluctuations in such components could have an adverse effect on our results of operations by delaying or making it more difficult or expensive for us to fill customer orders. We purchase the components we use in producing circuit board assemblies and other electronic manufacturing services and we may be required to bear the risk of component price fluctuations. In addition, shortages of electronic components have occurred in the past and may occur in the future. These shortages and price fluctuations could potentially have an adverse effect on our results of operations, again by delaying or making it more difficult or expensive for us to fill orders or to seek new orders.

Holders of CirTran common stock are subject to the risk of additional and substantial dilution to their interests as a result of the issuances of common stock in connection with the Convertible Debentures.

The following table describes the number of shares of common stock that would be issuable, assuming that the full principal amount of the Convertible Debentures (excluding any interest accrued) was converted into shares of our common stock, irrespective of the availability of registered shares and any conversion limitations contained in the Convertible Debentures, and further assuming that the applicable conversion or exercise prices at the time of such conversion or exercise were the following amounts:

--------------------------------------------------------------------------------
               Shares Issuable Upon    Shares Issuable        Total Shares
               Conversion of           Upon Conversion of     Issuable in
               $3,000,000 Principal    $1,500,000             Connection with
               Amount of               Principal Amount       Conversion of
               Convertible             of Convertible         Aggregate
Hypothetical   Debenture by            Debenture by           Principal Amount
Conversion     Highgate House          Cornell Capital        of Convertible
Price          Funds, Ltd.             Partners               Debentures
--------------------------------------------------------------------------------
  $0.01        300,000,000             150,000,000             450,000,000
--------------------------------------------------------------------------------
  $0.02        150,000,000              75,000,000             225,000,000
--------------------------------------------------------------------------------
  $0.03        100,000,000              50,000,000             150,000,000
--------------------------------------------------------------------------------
  $0.04         75,000,000              37,500,000             112,500,000
--------------------------------------------------------------------------------
  $0.05         60,000,000              30,000,000              90,000,000
--------------------------------------------------------------------------------
  $0.10         30,000,000              15,000,000              45,500,000
--------------------------------------------------------------------------------

Given the formula for calculating the shares to be issued in connection with conversions of the Convertible Debentures, there effectively is no limitation on the number of shares of common stock which may be issued in connection with conversions of the Convertible Debentures, except for the number of shares registered under prospectuses and related registration statements. As such, holders of our common stock may experience substantial dilution of their interests to the extent that Highgate and/or Cornell Capital converts amounts under the Convertible Debentures.

Although we have entered into an agreement with Cornell wherein Cornell agreed that it would not convert any of the principal or interest on the Cornell Debenture or exercise any of the Warrants granted to Cornell until we had taken the steps necessary to increase our authorized capital, if we are successful in increasing our authorized capital, Cornell will be able to convert the Cornell Debenture pursuant to its terms, which could result in the dilution described above.

Our issuances of shares in connection with conversions of the Convertible Debentures likely will result in overall dilution to market value and relative voting power of previously issued common stock, which could result in substantial dilution to the value of shares held by shareholders prior to sales under this prospectus.

The issuance of common stock in connection with conversions of the Convertible Debenture by Highgate and Cornell Capital may result in substantial dilution to the equity interests of holders of CirTran common stock other than Highgate and Cornell Capital. Specifically, the issuance of a significant amount of additional common stock will result in a decrease of the relative voting control of our common stock issued and outstanding prior to the issuance of common stock in connection with conversions of the Convertible Debentures. Furthermore, public resales of our common stock by Highgate and/or Cornell Capital following the issuance of common stock in connection with conversions of the Convertible Debentures likely will depress the prevailing market price of our common stock. Even prior to the time of actual conversions and public resales, the market "overhang" resulting from the mere existence of our obligation to honor such conversions or exercises could depress the market price of our common stock, which could make it more difficult for existing investors to sell their shares of our common stock, and could reduce the amount they would receive on such sales.

Existing shareholders likely will experience increased dilution with decreases in market value of common stock in relation to our issuances of shares in connection with the Convertible Debentures, which could have a material adverse impact on the value of their shares.

The formulas for determining the number of shares of common stock to be issued in connection with conversions of the Convertible Debentures are based, in part, on the market price of the common stock. With respect to the Highgate Convertible Debenture, the conversion price is are equal to the lower of $0.10 per share or the lowest closing bid price of our common stock over the twenty trading days after the conversion notice is tendered by us to Highgate. With respect to the Cornell Capital Convertible Debenture, the conversion price is are equal to the lowest closing bid price of our common stock over the twenty trading days after the conversion notice is tendered by us to Cornell Capital. As a result, the lower the market price of our common stock at and around the time we issue shares to Highgate or Cornell Capital in connection with the Convertible Debentures, the more shares of our common stock Highgate or Cornell Capital, respectively, will receive. Any increase in the number of shares of our common stock issued upon conversion of principal or interest on the Convertible Debentures as a result of decreases in the prevailing market price would compound the risks of dilution described in the preceding paragraphs.

There is an increased potential for short sales of our common stock due to the sales of shares issued to Highgate and Cornell Capital in connection with the Convertible Debentures, which could materially effect the market price of our stock.

Downward pressure on the market price of our common stock that likely will result from sales of our common stock by Highgate and/or Cornell Capital issued in connection with conversions of the Convertible Debentures, could encourage short sales of common stock by Highgate or Cornell Capital. A "short sale" is defined as the sale of stock by an investor that the investor does not own. Typically, investors who sell short believe that the price of the stock will fall, and anticipate selling at a price higher than the price at which they will buy the stock. Significant amounts of such short selling could place further downward pressure on the market price of our common stock, which could make it more difficult for existing shareholders to sell their shares.

The restrictions on the number of shares issued upon conversion of the Convertible Debentures may have little if any effect on the adverse impact of our issuance of shares in connection with the Convertible Debentures, and as such, Highgate and Cornell Capital may sell a large number of shares, resulting in substantial dilution to the value of shares held by our existing shareholders.

Both Highgate and Cornell Capital are prohibited, except in certain circumstances, from converting amounts of the Convertible Debentures to the extent that the issuance of shares would cause Highgate or Cornell Capital, respectively, to beneficially own more than 4.99% of our then outstanding common stock. These restrictions, however, do not prevent Highgate or Cornell Capital from selling shares of common stock received in connection with a conversion, and then receiving additional shares of common stock in connection with a subsequent conversion. In this way, either Highgate or Cornell Capital could sell more than 4.99% of the outstanding common stock in a relatively short time frame while never holding more than 4.99% at one time. As a result, existing shareholders and new investors could experience substantial dilution in the value of their shares of our common stock.

The trading market for our common stock is limited, and investors who purchase shares from Highgate or Cornell Capital may have difficulty selling their shares.

The public trading market for our common stock is limited. On July 15, 2002, our common stock was listed on the OTC Bulletin Board. Nevertheless, an established public trading market for our common stock may never develop or, if developed, it may not be able to be sustained. The OTCBB is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than other markets. Purchasers of our common stock therefore may have difficulty selling their shares should they desire to do so.

It may be more difficult for us to raise funds in subsequent stock offerings as a result of the sales of our common stock by Highgate and Cornell Capital in connection with the Convertible Debentures.

As noted above, sales by Highgate and/or Cornell Capital likely will result in substantial dilution to the holdings and interest of current and new shareholders. Additionally, as noted above, the volume of shares sold by Highgate and Cornell Capital could depress the market price of our stock. These factors could make it more difficult for us to raise additional capital through subsequent offerings of our common stock, which could have a material adverse effect on our operations.

We may be required to pay liquidated damages to Highgate for failure to meet certain obligations under the registration rights agreement.

In connection with the sale of the Debenture to Highgate, we entered into a registration rights agreement with Highgate, pursuant to which we agreed to file a registration statement within 120 days of closing the sale of the Debenture, and to have the registration statement declared effective within 90 days of its filing. More than 90 days have passed since the filing of the registration statement, and it has not yet been declared effective. Under the terms of the registration rights agreement, we were required to pay one percent of the liquidated value of the Debenture outstanding as liquidated damages for the period commencing one day after the date on which the registration statement should have been declared effective and ending sixty days thereafter, plus two percent of the liquidated value of the Convertible Debentures outstanding as liquidated damages for each thirty-day period commencing sixty-one days after the date on which the registration statement was to be declared effective during which the registration statement has not been declared effective by the SEC. Although we recently entered into an amendment to the registration rights agreement pursuant to which Highgate agreed to a later date by which we need to have the registration statement effective, there can be no guarantee that we will be successful in meeting this extended deadline. As such, we may be required to make substantial liquidated damages payments to Highgate.

Our common stock is considered a penny stock. Penny stocks are subject to special regulations, which may make them more difficult to trade on the open market.

Securities in the OTC market are generally more difficult to trade than those on the Nasdaq National Market, the Nasdaq SmallCap Market or the major stock exchanges. In addition, accurate price quotations are also more difficult to obtain. The trading market for our common stock is subject to special regulations governing the sale of penny stock.

A "penny stock," is defined by regulations of the Securities and Exchange Commission as an equity security with a market price of less than $5.00 per share. However, an equity security with a market price under $5.00 will not be considered a penny stock if it fits within any of the following exceptions:

         * the equity security is listed on Nasdaq or a national securities exchange;

         * the issuer of the equity security has been in continuous operation for less than three years, and either has (a) net tangible assets of at least $5,000,000, or (b) average annual revenue of at least $6,000,000; or

         * the issuer of the equity security has been in continuous operation for more than three years, and has net tangible assets of at least $2,000,000.

If you buy or sell a penny stock, these regulations require that you receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock would be subject to Rule 15g-9 of the Exchange Act, which relates to non-Nasdaq and non-exchange listed securities. Under this rule, broker-dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if their market price is at least $5.00 per share.

Penny stock regulations will tend to reduce market liquidity of our common stock, because they limit the broker-dealers' ability to trade, and a purchaser's ability to sell the stock in the secondary market. The low price of our common stock will have a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock may also limit our ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of many institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker's commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, our shareholders will pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher.

The price of our common stock is volatile, and an investor may not be able to resell our shares at or above the purchase price.

In recent years, the stock market in general, and the OTC Bulletin Board and the securities of technology companies in particular, has experienced extreme price and trading volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may materially adversely affect our stock price, regardless of operating results. Investors in our common stock should be aware that they may not be able to resell our shares at or above the price paid for them due to the fluctuations in the market.

There may be additional unknown risks which could have a negative effect on us and our business.

The risks and uncertainties described in this section are not the only ones facing CirTran. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the foregoing risks actually occur, our business, financial condition, or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline.

                                 Use of Proceeds

All of the shares of common stock issued in connection with conversions of the Convertible Debenture, if and when sold, are being offered and sold by the Highgate as the Selling Shareholder or its pledgees, donnees, transferees, or other successors in interest. We will not receive any proceeds from those sales.

Under the Convertible Debenture and related purchase agreement, we used $2,265,000 to repay two promissory notes to Cornell Capital Partners, LP ("Cornell"), one in the amount of $1,700,000, and the other in the amount of $565,000.

We also paid a commitment fee of $240,765, a structuring fee of $10,000 to Highgate, and legal fees of $5,668. As such, of the total purchase amount of $3,750,000, the net proceeds to us were $1,228,567. We used these proceeds for general corporate and working capital purposes.

As discussed below in the section "MET Advisors Agreement," we presently have no acquisitions pending or anticipated. Nevertheless, we will continue to review potential acquisition candidates as they arise, and we may choose to use the proceeds of the sale of the Convertible Debenture in connection with future acquisitions.

                         Determination of Offering Price

The Selling Shareholders may sell our common stock at prices then prevailing or related to the then current market price, or at negotiated prices. The offering price may have no relationship to any established criteria or value, such as book value or earnings per share. Additionally, because we have not generated any profits for several years, the price of our common stock is not based on past earnings, nor is the price of the shares of our common stock indicative of current market value for the assets we own. No valuation or appraisal has been prepared for our business or possible business expansion.

                             DESCRIPTION OF BUSINESS

This discussion should be read in conjunction with Managements' Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-KSB for the year ended December 31, 2005.

Overview

We provide a mixture of high and medium size volume turnkey manufacturing services using surface mount technology, ball-grid array assembly, pin-through-hole and custom injection molded cabling for leading electronics OEMs in the communications, networking, peripherals, gaming, law enforcement, consumer products, telecommunications, automotive, medical, and semiconductor industries. Our services include pre-manufacturing, manufacturing and post-manufacturing services. Through our subsidiary, Racore Technology Corporation, we design and manufacture Ethernet technology products. Our goal is to offer customers the significant competitive advantages that can be obtained from manufacture outsourcing, such as access to advanced manufacturing technologies, shortened product time-to-market, reduced cost of production, more effective asset utilization, improved inventory management, and increased purchasing power.

During 2004, we established a new division, CirTran-Asia, Inc, which has contributed to a large portion of the increase in revenue for the year ended December 31, 2004 and the year ended December 31, 2005. This division is an
Asian-based, wholly owned subsidiary of CirTran Corporation and provides a myriad of manufacturing services to the direct response and retail consumer markets. Our experience and expertise in manufacturing enables CirTran-Asia to enter a project at any phase: engineering and design, product development and prototyping, tooling, and high-volume manufacturing. We anticipate that CirTran-Asia will pursue manufacturing relationships beyond printed circuit board assemblies, cables, harnesses and injection molding systems by establishing complete "box-build" or "turn-key" relationships in the electronics, retail, and direct consumer markets. This strategic move into the Asian market has helped to elevate CirTran to an international contract manufacturer status for multiple products in a wide variety of industries, and has, in short order, allow us to target large-scale contracts.

CirTran has established a dedicated satellite office for CirTran-Asia, and has retained Mr. Charles Ho to lead the new division. Having proven the value and reliability of its core products, CirTran Corporation has chosen to expand into previously untapped product lines.

On December 2, 2005, we announced that we had formed a new division, CirTran Products, which will offer products for sale at retail. The new division will be run from our new Los Angeles office, with Trevor Saliba, our executive vice president for worldwide business development, working to develop sales. We anticipate that consumer products built by our CirTran Asia subsidiary, as well as other products which we plan to acquire, will be available for retail sale in 2006.

On March 21, 2006, we announced that we had formed a new subsidiary to provide end-to-end services to the direct response and entertainment industries. The new division will provide product marketing, production, media funding and merchandise manufacturing services. Forming this new division was a necessary step to maximize product manufacturing opportunities for CirTran's proprietary products and to provide marketing services for individual entrepreneurs and inventors. The new division will be headquartered in CirTran's Los Angeles (Century City) offices and be headed by Mr. Saliba. We are presently in development of proprietary programs to be launched in the product marketing division, production services and media funding divisions. We are also in final discussions on two projects for our merchandising division. We continue to pursue opportunities in the direct response and entertainment division to maximize manufacturing and business opportunities.

On June 1, 2006, the Company, through its newly formed subsidiary Diverse Media Group ("Diverse Media"), signed an exclusive services agreement with the Diverse Talent Group, Inc. ("DTG") a nationally known talent and literary agency, and its founder and CEO Christopher Nassif. The agreement covers a five-year period that commenced on April 1, 2006, when the companies began co-marketing and working together, and includes the assignment of all of DTG's talent contacts and the first right of refusal on all new and existing business to Diverse Media.

By joining forces with DTG, the Company intends to add business and a record of business success to this new joint venture. The Company believes that Diverse Media can meet its needs of marketing-driven companies in the U.S. and overseas by pairing talent and products to establish a recognizable and long-standing brand. Management believes that talent and product together can create a powerful brand and it is the intention of Diverse Media, in its partnership with DTG, to develop this concept. The agreement also provides the Company with access to the Diverse Talent Group's talent pool which will be a valuable resource in developing in-house marketing programs for future products. By doing so, CirTran anticipates that it will be able to generate a potential profit margin from the marketing of its programs. Plans for Diverse Media also include the establishment of a full-service music division as well as product merchandise and direct response divisions, although there can be no guarantee that the Company will be able to establish these additional divisions.

Included in the terms of the agreement, Diverse Media agreed to provide DTG with a $200,000 line of credit. The line will be available to DTG in increments of $20,000 per week, which DTG will use to cover operating expenses during its seasonally slow periods from about June to August, which coincides with the lull in industry production prior to its new fall programming releases. As of July 20, 2006, DTG had drawn $40,000 on the line of credit.

         Fitness Products

In  early  June  2004,  the  Company  entered  into an  exclusive  manufacturing agreement with certain Developers, including Charles Ho, the President of CirTran-Asia. Under the terms of the agreement, CirTran, through its wholly-owned subsidiary CirTran-Asia, has the exclusive right to manufacture certain products developed by the Developers or any of their affiliates. Pursuant to the agreement, we could enter into addendum agreements with the developers with respect to particular products to be produced and manufactured. The agreement was to be for an initial term of 36 months, and may be continued after that on a month-to-month basis unless terminated by either party by providing written notice.

On June 7, 2004, we announced that CirTran-Asia had received an initial purchase order on May 26, 2004, from International Edge relating to the manufacture of 80,000 abdominal fitness machines. This order was the first order placed with CirTran-Asia under the exclusive manufacturing agreement. Subsequently, on June 14, 2004, we received another order for 80,000 units of the abdominal fitness machines, which was announced on June 16, 2004, through a separate press release. The Company received many orders subsequent to these first orders. Since these announcements, CirTran-Asia has manufactured, shipped, and received payments of approximately $5,546,000. On August 13, 2004, we also announced that on August 11, 2004 we had received new orders for Wal-Mart. The Company shipped to Wal-Mart the complete order of abdominal fitness machines and received payments of approximately $400,000 through the date of this Report. The units were distributed to Wal-Mart stores throughout Canada.

On September 9, 2004, we announced that on September 6, 2004, CirTran-Asia had been awarded the rights to manufacture the Ab Trainer Club Pro, a new abdominal fitness machine, for Tristar Products, under an exclusive manufacturing agreement. This new product is another type of abdominal fitness machine. Since this announcement, and through the date of this Report, CirTran-Asia had manufactured and shipped units, and received payments of approximately $42,000.

On September 10, 2004, we announced that on September 7, 2004, CirTran-Asia had been awarded the rights to manufacture the AbRoller, another type of an abdominal fitness machine, for Tristar Products, under an exclusive manufacturing agreement. Since this announcement, and through the date of this Report, CirTran-Asia had manufactured and shipped units, and received payments of approximately $1,700,000.

On September 14, 2004, we announced that on September 7, 2004, we had begun manufacturing the Instant Abs product, another type of abdominal fitness machine, for Tristar Products, under an exclusive manufacturing agreement. Since this announcement, and through the date of this Report, CirTran-Asia had
manufactured,   and  shipped  units,  and  received  payments  of  approximately
$640,000.

On September 30, 2004, we announced that on September 23, 2004, CirTran-Asia had been awarded the rights to manufacture the Denise Austin Pilates product, a pilates fitness machine, for Tristar Products, under an exclusive manufacturing agreement. Since this announcement, and through the date of this Report, CirTran-Asia had manufactured and shipped units, and received payments of approximately $85,000.

On April 28, 2005, CirTran-Asia announced that it has been awarded a contract (the "April 2005 Agreement") from Guthy - Renker Corporation ("GRC") to be the exclusive manufacturer of a new fitness machine (the "Fitness Product") for the sold-on-TV direct response industry. Pursuant to the April 2005 Agreement, GRC agreed to purchase all of its requirements of the Fitness Product during the term of the April 2005 Agreement, which is defined as running from the signing of the agreement through the time when the Fitness Product is not being sold in quantity. Since signing the April 2005 Agreement, we have received orders totaling approximately $1,370,000. Since these announcements, CirTran-Asia has manufactured and shipped orders and has received $1,033,000 as payment for such shipments.

         New Products

On August 11, 2004, we announced that CirTran-Asia received a purchase order from Emson in New York, on August 10, 2004 relating to the manufacture of a household cooking appliance for hot dogs and sausages. Since these announcements, and through the date of this Report, CirTran-Asia had manufactured and shipped units, and received payments of approximately $1,630,000.

On October 1, 2004, we entered into an agreement with Transactional Marketing Partners, Inc. ("TMP"), for consulting services. Pursuant to the agreement, we engaged TMP to provide strategic planning and for introduction of new business to us. Under the agreement, we agreed to pay to TMP a fee of ten percent of the net proceeds received by us from business brought to us by TMP. The fee is to be paid within 15 calendar days following the end of the month in which we receive the net proceeds. Additionally, we agreed to pay $7,500 during each of the first six months of the term of the agreement, with such payments being viewed as an advance against the fee to be earned. The advance payments are not refundable, but will be deducted from fees earned by TMP. The agreement had an initial term of six months, beginning October 1, 2004, and could automatically extended for successive six-month periods unless either party gives written notice at least 30 days prior to the expiration of the term of the agreement of its intent not to renew. Additionally, we may terminate the agreement at any time by giving 30 days' written notice. In March 2006, the parties have agreed to six-month extensions through September 2006. The parties will evaluate the relationship at that time and decide if there needs to be another extension. To date the relationship has proven successful, resulting in multiple new manufacturing relationships.

On January 19, 2005, CirTran Corporation signed an Exclusive Manufacturing Agreement with Advanced Beauty Solutions L.L.C. ("ABS"), a company relating to the manufacture of a hair product in California. In early October 2005, we were notified that ABS had defaulted on its obligation to its financing company. We have stopped shipping under credit and are in the process of exercising our rights permitted by the agreements.

On July 7, 2005, CirTran Corporation signed another Exclusive Manufacturing Agreement with ABS, relating to the manufacture of a hair dryer product in California. We had already begun shipment on previous contracts and were projecting to begin early in 2006.

In October 2005, following the notice of ABS's default, we terminated the agreement for both products based on the default. In January 2006, following efforts to resolve the disputes with ABS, the Company filed a lawsuit against ABS, claiming breach of contract, interference with contractual relationships, unjust enrichment, and fraud, and seeking damages from ABS.

With respect to the flat iron products, through October 2005, CirTran had shipped directly to ABS approximately $4,746,000 worth of the product, and CirTran had received from ABS or its finance company a total amount of approximately $788,000. In November 2005, we repossessed from ABS approximately $2,341,000 worth of the products in the United States, as we were permitted to do pursuant to the agreement.

Since November 2005, we have been pursuing our rights under the agreement and have been offering the flat iron product for sale directly to ABS's customers. In doing so, we sold to ABS's international customers directly approximately $426,000 worth of the flat iron product. The shipments have all been paid in full. These products shipped were not part of the repossessed inventory.

On January 24, 2006, ABS filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Central District of California, San Fernando Valley Division (the "ABS Bankruptcy Court"), Case No. SV 06-10076 GM. On January 30, 2006, a hearing ("Hearing") was held to consider the Emergency Motion for Order Approving the Settlement and Compromise of the Disputed Secured Claims of Inventory Capital Group, Inc. ("ICG"), and Media Funding Corporation ("MFC") (the "Settlement Motion") filed by ABS. The continued Hearing on the Settlement Motion was held on February 16, 2006, at which time the settlement was modified. Prior to a separate hearing held on March 24, 2006, on ABS's Motion for Order: (1) Approving Sale and Assignment of Substantially All Assets of the Estate Free and Clear of Liens; (2) Approving Assumption and Assignment of Leases and Executory Contracts Included in the Sale and Rejection of Leases and Executory Contracts Not Included in the Sale; and (3) Granting Related Relief (the "Sale Motion"), the settlement was further modified. The modifications to the proposed settlement were read into the ABS Bankruptcy Court's record at the Hearing on the Settlement Motion and the March 24, 2006 hearing on the Sale Motion ("Proposed Modifications"). Written notice of the Proposed Modifications was provided to creditors and parties in interests on March 27, 2006, and the Declaration of James C. Bastian, Jr., attesting that no objections to the Proposed Modifications have been received by ABS, was filed with the ABS Bankruptcy Court.

On June 6, 2006, the Company and ABS signed an agreement (the "Asset Purchase Agreement"), subject to the ABS Bankruptcy Court's approval. On June 7, 2006, the ABS Bankruptcy Court entered orders approving the Asset Purchase Agreement and granting the Sale Motion, and approving the settlement and compromise of certain disputed claims against ABS.

Pursuant to the settlement of ABS's bankruptcy proceedings and the Asset Purchase Agreement, the Company has an allowed claim against the ABS's estate in the amount of $2,350,000, of which $750,000 is to be credited to the purchase of substantially all of ABS's assets. Under the settlement, the Company shall be allowed to participate as a general unsecured creditor of ABS's estate in the amount of $1,600,000 on a pari passu basis with the $2,100,000 general unsecured claim of certain insiders of ABS and subject to the prior payment of certain secured, priority, and non-insider claims in the amount of approximately $1,507,011.

Under the Asset Purchase Agreement, the Company agreed to purchase substantially all of ABS's assets in exchange for:

         i)       a cash payment in the amount of $1,125,000;
         ii) a reduction of CirTran's allowed claim in the Bankruptcy Case by $750,000;
         iii)     the assumption of any assumed liabilities; and
         iv) the obligation to pay ABS a royalty equal to $3.00 per True Ceramic Pro flat iron unit sold by ABS (the "Royalty Obligation").

The Assets include personal property; intellectual property; certain executory contracts and unexpired leases; inventory; ABS's rights under certain insurance policies; deposits and prepaid expenses; books and records; goodwill; certain causes of action; permits; customer and supplier lists; and telephone numbers and listings (collectively, the "Assets").

Under the Asset Purchase Agreement, the Royalty Obligation is capped at $4,135,000. To the extent the amounts paid to ABS on account of the Royalty Obligation equal less than $435,000 on the 2 year anniversary of the Closing, then, within 30 days of such anniversary, the Company agreed to pay ABS an amount equal to $435,000 less the royalty payments made to date. As part of the settlement, the Company agreed to exchange general releases with, among others, ABS, Jason Dodo (the manager of ABS), Inventory Capital Group ("ICG"), and Media Funding Corporation ("MFC"). The settlement also resolved a related dispute with ICG in which ICG assigned $65,000 of its secured claim against ABS to the Company.

Pursuant to the court-approved settlement, payments under the Royalty Obligation will be made in the following order:

         (a) The Royalty Obligation payments will be made exclusively to ICG and MFC (collectively, the "Secured Parties") until (i) the Secured Parties have been paid in full on account of their $1,243,208.44 secured claim, or (ii) the Secured Parties have been paid $100,000 in payments under the Royalty Obligation, whichever comes first.

         (b) The next $70,000 Royalty Obligation payments will be made to a service provider to ABS (in the amount of $50,000) and to an individual with an allowed claim (in the amount of $20,000).

         (c) Following the payments to the Secured Parties and others as set forth immediately above, the remaining Royalty Obligation payments will be used for distribution to allowed general unsecured claims not including those of the Company and certain insiders with unpaid notes (the "Insider Noteholders").

         (d) Following payments as set forth in (a), (b), and (c) above, the Royalty Obligation payments will be shared pro rata among the Insider Noteholders (with a total allowed aggregate claim of $2,100,000), and the Company (with a general unsecured claim in the amount of $1,600,000), until paid in full.

         The total claims against ABS's estate that must be paid before the Company begins to share in the Royalty Obligation payments is $435,000.

On December 28, 2005, we signed an Exclusive Manufacturing Agreement (the "Agreement") with Arrowhead Industries, Inc. ("Arrowhead"), pursuant to which we will become the exclusive manufacturer of a tool for assisting with the removal of door hinges called the "Hinge Helper" (the "Product"). Under the Agreement, Arrowhead agreed to buy the Product exclusively from us for the period of the Agreement, which is three years. The Product will be manufactured by us or by sub-manufacturers selected by us.

The Agreement provides that Arrowhead will own all right, title, and interest in the Product, and will sell and market the Product under its trademarks, service marks, or trade names.

On January 9, 2006, we issued a press release which referred, in the title, to the Agreement as a "$22 Million Exclusive Manufacturing Agreement." The dollar amount referenced relates to the potential amount of income or revenue which we may receive over the anticipated life of the Agreement.

CirTran announced on January 9, 2006, that Arrowhead Industries, Inc., of Windermere, Florida, had awarded us an exclusive contract to manufacture its patented Hinge Helper (TM) do-it-yourself utility tool for the home. The Hinge Helper will be manufactured by CirTran-Asia, the Company's China-based subsidiary. The exclusive manufacturing contract for the product is for three years. Arrowhead has filmed a Hinge Helper infomercial for TV with an airing date scheduled for late April.

The Hinge Helper is a unique hand tool designed and developed for use by household customers as well as tradesmen. Recognized by the U.S. Patent Office (#6,308,390 B1), its trademark and patent are owned by and registered to Arrowhead. The specific advantage of the Hinge Helper is its ease-of-use and simplistic design. It can be applied to any residential hinge on wood, metal or composite doors, and is being manufactured with highly-durable materials, enabling it to carry a lifetime guarantee.

The contract is for three years, and Arrowhead agreed to purchase a minimum of ten million units of the Product (the "Minimum Quantity"), subject to the terms and conditions of the Agreement. Arrowhead and CirTran have agreed on the Minimum Quantity in good faith, although the parties acknowledged that in certain circumstances described in the agreement, the agreement may be terminated prior to the sale of the entire Minimum Quantity. Arrowhead agreed to submit purchase orders for the Product from time to time in accordance with the terms of the agreement. Arrowhead agreed to pay CirTran for the Product purchased at the prices ranging from $2.95 to $1.90 per unit, depending on the cumulative number of units of Product which have been purchased by Arrowhead.

Arrowhead will also be entitled to a rebate equal to 10% of the purchase Price paid for Product in the previous Tier. Rebates will be payable only in the form of a credit memo against future purchases. Rebate credit memos will not be paid in cash and may not be applied against outstanding balances. We will calculate eligibility for the Rebate as soon as practicable following the end of the month in which a new Tier is entered.

We have produced hand made samples, which have been sent to Arrowhead. These were approved and we are awaiting final approval for the production samples that were supplied at the end of March 2006. Once the production samples are approved, we will start production according to the release schedule that should be provided by Arrowhead shortly thereafter. As of July 20, 2006, the product samples had been approved. Arrowhead had released and the Company shipped 1,500 units to test media. We are awaiting final production releases.

         Electronics Business and Lines of Products

On June 10, 2005, we announced that Racore Technology Inc., ("Racore"), a subsidiary of CirTran Corporation, received a purchase order from the New York Fire Department, an established city public department on the east coast for fiber optic Ethernet network adapters. Since this announcement, the product has been manufactured and shipped, and a payment of $9,000 has been received. We continue to market and solicit orders on the Racore product line from various commercial and public agency clients.

On June 23, 2005, we announced that CirTran Corporation entered the "sold-on-TV" market by having its CirTran-Asia subsidiary build consumers' electronics products in China, and is now bringing business to the United States, refurbishing popular skill-stop slot machines from Japan for home amusement use in the United States. We continue to receive the imported machines from Rock Bottom Slots, perform the conversion and refurbishment services and ship directly to the customer.

On June 24, 2005, we announced that Racore received a purchase order from Lockheed-Martin, a well-known aerospace manufacturing company for fiber optic token-ring network adapters. Direct sales of new and repeat business from this company have totaled more than $30,000. Since this announcement the product has been manufactured and shipped, and payment has been received. As of July 20, 2006, we had shipped an additional $45,000 worth of product to this company.

On July 22, 2005, we announced that Racore received a purchase order from the United States Air Force for OptiCORE network interface cards. Since this announcement, the product has been manufactured and shipped, and payments of $15,000 have been received.

On August 1, 2005, we announced that Racore received a purchase order for fiber optics products from Cherokee City Appraisal District, another city public department located in the southern United States for fiber optic PCI Ethernet network interface cards with VF-45 connectors. Since this announcement, the product has been manufactured and shipped, and a payment of $1,030 has been received.

On August 4, 2005, we announced that Racore received a purchase order from Walt Disney World, a well-known amusement park in the southeastern United States, for more than $21,000 worth of network interface cards. Since this announcement, the product has been manufactured and shipped, and payment has been received.

On August 9, 2005, we announced that CirTran Corporation completed the first phase of the redevelopment of the next-generation SafetyNet(TM) RadioBridge(TM). Since this announcement, the Company has completed working on the second phase of the contract. On March 14, 2006, we announced that we had received a $250,000 order to build and deliver the first production run of the next generation SafetyNet(TM) RadioBridge(TM) which we redesigned at the request and on behalf of Aegis Assessments, Inc., a Scottsdale, Arizona-based homeland security contractor. We delivered the new, redesigned units and received payment in full from Aegis in April 2006.

On September 13, 2005, we announced that Racore had been named an "approved vendor" by the City of New York. Racore began its current business relationship with the City of New York in April when it received a request for an evaluation unit of the Racore M8190A Fiber Optic Fast Ethernet Network Adapters with Volition Patch Cords. Racore subsequently received an order placed through one of its value-added resellers. Since this announcement, the product has been manufactured and shipped, and a payment of $4,500 has been received.

On October 11, 2005, we announced that CirTran Corporation was opening a satellite office in Los Angeles in accordance with the Company's internal expansion program. The new 2,500-square foot office will be located on the 17th floor at 1875 Century Park East in the Century City Entertainment and Business District of Los Angeles. Scheduled to open in late November, the office will serve as headquarters for CirTran's business development and strategic planning activities for the Company's multiple business divisions including electronics, consumer products, direct response/retail and "as sold-on-TV" products. Current plans call for CirTran to open additional satellite offices in New York and London in 2006. Since this announcement, we have leased office space in Los Angeles, California.

On December 2, 2005, we announced that we had formed a new division, CirTran Products, which will offer products for sale at retail. The new division will be run from our new Los Angeles office, with Trevor Saliba, our executive vice president for worldwide business development, working to develop sales. We anticipate that consumer products built by our CirTran Asia subsidiary, as well as other products which we plan to acquire, will be available for retail sale in 2006

CirTran Products was established to pursue manufacturing relationships on both a contracted and proprietary basis in the consumer products industry. Proprietary products will be product lines where the intellectual property (logo, trade name etc.) are owned by CirTran Products as well as exclusively manufactured by CirTran Corporation. The marketing efforts may also be managed exclusively by CirTran, or CirTran may choose to engage third party consultants or partner with an independent marketing firm. CirTran Products also intends to pursue contract manufacturing relationships in the consumer products industry which can include product lines including: home/garden, kitchen, health/beauty, toys, licensed merchandise and apparel for film, television, sports and other entertainment properties. Licensed merchandise and apparel can be defined as any item that bears the image of, likeness, or logo of a product sold or advertised to the public. Licensed merchandise and apparel are sold and marketed in the entertainment (film and television) and sports (sports franchises) industries. As of July 20, 2006, we have concentrated our product development efforts into three areas, home/kitchen appliances, beauty products and licensed merchandise. We anticipate that these products will be introduced into the market under one uniform brand name or under separate trademarked names owned by CirTran Products.

Industry Background

The contract manufacturing industry specializes in providing the program management, technical and administrative support and manufacturing expertise required to take products from the early design and prototype stages through volume production and distribution. The goal is to provide a quality product, delivered on time and at the lowest cost, to the client. This full range of services gives the client an opportunity to avoid large capital investments in plant, inventory, equipment and staffing and to concentrate instead on innovation, design and marketing. By using our contract manufacturing services, our customers have the ability to improve the return on their investment with greater flexibility in responding to market demands and exploiting new market opportunities.

We believe two important trends have developed in the contract manufacturing industry. First, we believe customers increasingly require contract manufacturers to provide complete turnkey manufacturing and material handling services, rather than working on a consignment basis where the customer supplies all materials and the contract manufacturer supplies only labor. Turnkey contracts involve design, manufacturing and engineering support, the procurement of all materials, and sophisticated in-circuit and functional testing and distribution. The manufacturing partnership between customers and contract manufacturers involves an increased use of "just-in-time" inventory management techniques that minimize the customer's investment in component inventories, personnel and related facilities, thereby reducing costs.

We believe a second trend in the industry, that relates to our electronics division, has been the increasing shift from pin-through-hole, or PTH, to surface mount technology, or SMT, interconnection technologies. Surface mount and pin-through-hole printed circuit board assemblies are printed circuit boards on which various electronic components, such as integrated circuits, capacitors, microprocessors and resistors are mounted. These assemblies are key functional elements of many types of electronic products. PTH technology involves the attachment of electronic components to printed circuit boards with leads or pins that are inserted into pre-drilled holes in the boards. The pins are then soldered to the electronic circuits. The drive for increasingly greater functional density has resulted in the emergence of SMT, which eliminates the need for holes and allows components to be placed on both sides of a printed circuit. SMT requires expensive, highly automated assembly equipment and significantly more operational expertise than PTH technology. We believe the shift to SMT from PTH technology has increased the use of contract manufacturers by OEMs seeking to avoid the significant capital investment required for development and maintenance of SMT expertise.

Electronics Assembly and Manufacture

As of December 31, 2005, approximately 23% of our revenues were generated by our low-volume electronics assembly activities, which consist primarily of the placement and attachment of electronic and mechanical components on printed circuit boards and flexible (i.e., bendable) cables. We also assemble higher-level sub-systems and systems incorporating printed circuit boards and complex electromechanical components that convert electrical energy to mechanical energy, in some cases manufacturing and packaging products for shipment directly to our customers' distributors. In addition, we provide other manufacturing services, including refurbishment and remanufacturing. We manufacture on a turnkey basis, directly procuring any of the components necessary for production where the OEM customer does not supply all of the components that are required for assembly. We also provide design and new product introduction services, just-in-time delivery on low to medium volume turnkey and consignment projects and projects that require more value-added services, and price-sensitive, high-volume production. Our goal is to offer customers significant competitive advantages that can be obtained from manufacturing outsourcing, such as access to advanced manufacturing technologies, shortened product time-to-market, reduced cost of production, more effective asset utilization, improved inventory management and increased purchasing power.

As part of our electronics assembly and manufacture focus, in April 2004, we entered into a Preferred Manufacturing Agreement (the "Broadata Agreement") with Broadata Communications, Inc. ("Broadata"). Under this agreement, we will perform exclusive "turn-key" manufacturing services handling most of Broadata's manufacturing operations from material procurement to complete finished box-build. Specifically, Broadata agreed that during the three-year term of the Broadata Agreement, we would be the exclusive manufacturer of the Broadata products covered by the Broadata Agreement. Under the Broadata Agreement, Broadata issues us purchase orders specifying the work to be completed and the delivery time. The price paid for work performed under the Broadata Agreement is our costs plus 10%, plus an assembly fee of $0.07 per component and an hourly charge of $18 per hour for manual assembly, mechanical assembly, and testing, subject to periodic review and adjustment. We agreed to ship the products manufactured FOB West Valley City, Utah. Beginning in May 2005, we began handling a portion of Broadata's manufacturing operations from material procurement to complete finished box-build. The initial term of the agreement is three years, continuing month to month thereafter unless terminated by either party.


Ethernet Technology

Through our subsidiary, Racore Technology Corporation ("Racore"), we design, manufacture, and distribute Ethernet cards. These components are used to connect computers through fiber optic networks. In addition, we produce private label, custom designed networking products and technologies on an OEM basis. Our products serve major industrial, financial, and telecommunications companies worldwide. We market our products through an international network of distributors, value added resellers, and systems integrators who sell, install, and support our entire product catalogue.

Additionally, we have established, and continue to seek to establish, key business alliances with major multinational companies in the computing and data communications industries for which we produce private label, custom designed networking products and technologies on an OEM basis. These alliances generally require that Racore either develop custom products or adapt existing Racore products to become part of the OEM customer's product line. Under a typical contract, Racore provides a product with the customer's logo, packaging, documentation, and custom software and drivers to allow the product to appear unique and proprietary to the OEM customer. Contract terms generally provide for a non-recurring engineering charge for the development and customization charges, together with a contractual commitment for a specific quantity of product over a given term.

Contract Manufacturing

Through our subsidiary, CirTran-Asia, we design, engineer, manufacture and supply products in the electronics, consumer products and general merchandise industries for various marketers, distributors and national retailers. This new division is our Asian-based, wholly owned subsidiary, and provides manufacturing services to the direct response and retail consumer markets. Our experience and expertise in manufacturing enables CirTran-Asia to enter a project at any phase: engineering and design; product development and prototyping; tooling; and high-volume manufacturing. This strategic move into the Asian market has helped to elevate CirTran to an international contract manufacturer status for multiple products in a wide variety of industries, and has, in short order, allowed us to target large-scale contracts.

CirTran has established a dedicated satellite office for CirTran-Asia, and has retained Mr. Charles Ho to lead the new division. Having proven the value and reliability of its core products, CirTran Corporation has chosen to expand into previously untapped product lines. CirTran-Asia intends to pursue manufacturing relationships beyond printed circuit board assemblies, cables, harnesses and injection molding systems by establishing complete "box-build" or "turn-key" relationships in the electronics, retail, and direct consumer markets.

Market and Business Strategy

Our goal is to benefit from the increased market acceptance of, and reliance upon, the use of manufacturing specialists by many OEMs, marketing firms, distributors and national retailers. We believe the trend towards outsourcing manufacturing will continue. OEMs utilize manufacturing specialists for many reasons, including the following:

         * To Reduce Time to Market. Due to intense competitive pressures in the electronics and general manufacturing industry, OEMs are faced with increasingly shorter product life-cycles and, therefore, have a growing need to reduce the time required to bring a product to market. We believe OEMs can reduce their time to market by using a manufacturing specialist's manufacturing expertise and infrastructure.

         * To Reduce Investment. The investment required for internal manufacturing has increased significantly as products have become more technologically advanced and are shipped in greater unit volumes. We believe use of manufacturing specialists allows OEMs to gain access to advanced manufacturing capabilities while substantially reducing their overall resource requirements.

         * To Focus Resources. Because the electronics industry is experiencing greater levels of competition and more rapid technological change, many OEMs are focusing their resources on activities and technologies which add the greatest value to their operations. By offering comprehensive electronics assembly and related manufacturing services, we believe manufacturing specialists allow OEMs to focus on their own core competencies such as product development and marketing.

         * To Access Leading Manufacturing Technology. Electronic products and electronics manufacturing technology have become increasingly sophisticated and complex, making it difficult for OEMs to maintain the necessary technological expertise to manufacture products internally. We believe OEMs are motivated to work with a manufacturing specialist to gain access to the specialist's expertise in interconnect, test and process technologies.

         *        To  Improve   Inventory   Management  and  Purchasing   Power.
Electronics industry OEMs are faced with increasing difficulties in planning, procuring and managing their inventories efficiently due to frequent design changes, short product life-cycles, large required investments in electronic components, component price fluctuations and the need to achieve economies of scale in materials procurement. OEMs can reduce production costs by using a manufacturing specialist's volume procurement capabilities. In addition, a manufacturing specialist's expertise in inventory management can provide better control over inventory levels and increase the OEM's return on assets.

An important element of our strategy is to establish partnerships with major and emerging OEM leaders in diverse segments across the electronics industry. Due to the costs inherent in supporting customer relationships, we focus our efforts on customers with which the opportunity exists to develop long-term business partnerships. Our goal is to provide our customers with total manufacturing solutions for both new and more mature products, as well as across product generations.

Another element of our strategy is to provide a complete range of manufacturing management and value-added services, including materials management, board design, concurrent engineering, assembly of complex printed circuit boards and other electronic assemblies, test engineering, software manufacturing, accessory packaging and post-manufacturing services. We believe that as manufacturing technologies become more complex and as product life cycles shorten, OEMs will increasingly contract for manufacturing on a turnkey basis as they seek to reduce their time to market and capital asset and inventory costs. We believe that the ability to manage and support large turnkey projects is a critical success factor and a significant barrier to entry for the market it serves. In addition, we believe that due to the difficulty and long lead-time required to change manufacturers, turnkey projects generally increase an OEM's dependence on its manufacturing specialist, which can result in a more stable customer base.

In our high volume electronics, consumer products, and general merchandise manufacturing divisions, we believe we add value by providing turn-key solutions in design, engineering, manufacturing and supply of products to our clients.

Suppliers; Raw Materials

Our sources of components for our electronics assembly business are either manufacturers or distributors of electronic components. These components include passive components, such as resisters, capacitors and diodes, and active components, such as integrated circuits and semi-conductors. Our suppliers include Siemens, Muriata-Erie, Texas Instruments, Fairchild, Harris and Motorola. Distributors from whom we obtain materials include Avnet, Future Electronics, Digi-key and Force Electronics. Although we have experienced shortages of various components used in our assembly and manufacturing processes, we typically hedge against such shortages by using a variety of sources and, to the extent possible, by projecting our customer's needs.

Research and Development

During 2005 and 2004, CirTran Corporation spent approximately $200,000 and $75,000, respectively, on research and development of new products and services. The costs of that research and development were paid for by our customers. In addition, during the same periods, our subsidiary, Racore, spent approximately $45,000 and $42,536, respectively. None of Racore's expenses were paid for by its customers. We remain committed, particularly in the case of Racore, to continuing to develop and enhance our product line as part of our overall business strategy.

Beginning in 2004, Racore started working more aggressively on marketing existing products by simplifying ordering and sales processing to existing customers. We are also working towards some cost reduced versions of existing product line and adding new sales channels. We are also in the process of expanding the current product line, adding new product categories to existing sales channels, along with products with reduced development costs, quicker time to market, higher profit margins, greatly reduced support costs, less pressure from competitors and shorter sales cycles.

In the coming months, we anticipate that Racore will redesign some of its products to reduced versions of existing products, but also similar yet unique products that will satisfy market needs which currently have no deliverable or affordable solutions. These products will realize reduced development costs, quicker time to market, higher profit margins, greatly reduced support costs, less pressure from competitors, and shorter sales and delivery cycles. These products will leverage our expertise in the areas of fiber optics, security, and portability.

We possess advanced design and engineering capabilities with experienced professional staffs at both our Salt Lake City and ShenZhen offices for electrical, software, mechanical and industrial design. This provides the end client a total solution for original design, re-design and final design of products.

Sales and Marketing

As of July 20, 2006, we had three individuals on our internal sales staff, and we have continued to pursue sales representative relationships with firms that work as independent contractors in generating new business. We signed an agreement with TMP and have other outside independent contractors that we continue to work with. This is advantageous to the Company, as it provides the Company with a broad sales network with no direct cost. It is our intention to continue pursuing sales representative relationships as well as internal salaried  sales  executives.  Early  in 2006  the  Company  opened  a  dedicated satellite sales/engineering office in Los Angeles to headquarter all business development activities companywide. The Company has since begun staffing this office with administrative and project management staff. The Company is still pursuing product development and business development professionals with concentrated efforts on the direct response, product and retail distribution divisions as well as sales executives for the electronics manufacturing division.

We are working aggressively to market existing products through current sales channels. We will also add major new conduits to deliver products and services directly to end users, as well as motivate our distributors, partners, and other third party sales mechanisms. We continue to simplify and improve the sales, order, and delivery process. We are also pursuing strategic relationships with retail distribution firms to engage with us in a reciprocal relationship where they would act as CirTran's retail distribution arm and we would act as their manufacturing arm with both parties giving the other priority and first opportunity to work on the other's products.

Historically, we have had substantial recurring sales from existing customers, though we continue to seek out new customers to generate increased sales. We treat sales and marketing as an integrated process involving direct salespersons and project managers, as well as senior executives. We also use independent sales representatives in certain geographic areas. We have also engaged strategic consulting groups to make strategic introductions to generate new business. This strategy has proven successful, and has already generated multiple manufacturing contracts. These relationships were responsible for a portion of sales generated in 2005 and we anticipate will be a major factor in our sales growth for 2006 and 2007.

During the typical sales process, a customer provides us with specifications for the product it wants, and we develop a bid price for manufacturing a minimum quantity that includes manufacture engineering, parts, labor, testing, and shipping. If the bid is accepted, the customer is required to purchase the minimum quantity and additional product is sold through purchase orders issued under the original contract. Special engineering services are provided at either an hourly rate or at a fixed contract price for a specified task.

In 2005, 38% of our net sales were derived from pre-existing customers, whereas during the year ended December 31, 2004, only 20% of our net sales were derived from customers that were also customers during 2003. In 2005, 62% of our sales were derived from new business, with the majority of those sales being secured by exclusive manufacturing contracts. In 2005, our major new customer was Advanced Beauty Solutions, LLC which accounted for about 35% of our net sales. Our second and third largest customers for 2005 were also new customers, Tristar Products with about 14%, and Emson with 9% of our net sales. Our largest pre-existing customer was Dynojet Research Inc. with over 8% of our net sales. We anticipate that our exclusive manufacturing contracts with Guthy-Renker, Reliant and Arrowhead Industries will contribute significantly to our sales for 2006 and 2007 as those projects are scheduled to roll out in the second and third quarter of 2006. Historically, a small number of customers accounted for a significant portion of our electronics assembly and manufacture division net sales.

Our expansion into China manufacturing has allowed us to increase our sales, manufacturing capacity and output with minimal capital investment required. By using various subcontractors among which are Zhejiang Hengtai Machinery Manufacturing Co., Ltd., which manufactures the Supreme Pilates and Zhejiang Cuiori Electrical Appliances Co., Ltd,, which manufactures the Perfect Grill, we leverage our upfront payments for inventories and tooling to control costs and receive benefits from economics of scale in Asian manufacturing facilities. These expenses can be upwards of $100,000 per product. The Company will, depending on the contract, prepay anywhere from 10% to 50% of the purchase orders for materials to some of the factories we have contracts with. In exchange for theses financial commitments, the Company receives dedicated manufacturing responsiveness hence eliminating the costly expense associated with capitalizing complete proprietary facilities.

Backlog consists of contracts or purchase orders with delivery dates scheduled within the next twelve months. As of July 20, 2006, our backlog was approximately $1,152,000 with confirmed deliveries dates. The Company also has a total of approximately $90,000,000 of signed contracts for blanket quantities (i.e. the full amount of the contract), in which the customer agrees to purchase a set amount and will issue purchases against the contract when product is needed. The majority of these blanket quantities orders are two contracts from Arrowhead for $22,000,000 and Reliant for $30,000,000. We have a $30,000,000 contract from Guthy - Renker Corporation, a contract from Emson for about $7,000,000 along with a few other smaller contracts. Each contract contains a buy out clause that varies, depending on the product and amounts of product agreed upon.

In December of 2004, we issued a press release relating to our hiring of Mr. Patrick L. Gerrard Sr. as a director of our corporate Quality Control Systems. We also announced that we had received an order for the United States Air Force. The products were built and shipped to them.

Management has continued its internal plan for increasing sales, reducing costs and restructuring the overall financial condition. As part of this strategy, sales for the Company in 2005 were greater than sales in 2004, and the Company reached an offer in compromise with the Internal Revenue Service in 2004 and the State of Utah in 2006 settling all outstanding tax liabilities.

The year 2004 was a critical year for CirTran Corporation. The most significant event for CirTran in 2004 was the acceptance of the offer in compromise by the Internal Revenue Service settlement of the Company's prior tax obligation. This has been a top priority for management and the board of directors as the Company's viability was in question. With this new milestone, management feels the Company is financially stable and in position to continue its plan to grow. In addition, our effort to enter high-volume manufacturing in the electronics, consumer products and general merchandise industries has had a dramatic impact to the Company's sales and backlog. Also, management's constant pursuit of establishing the Company as a world-class manufacturer was recognized with the Company receiving ISO9001:2000 certification on March 31, 2005. This is an international monitoring agency that requires all companies who are certified to comply with a set standard of policies on quality and manufacturing.

Material Contracts and Relationships

We generally use form agreements with standard industry terms as the basis for our contracts with our customers. The form agreements typically specify the general terms of our economic arrangement with the customer (number of units to be manufactured, price per unit and delivery schedule) and contain additional provisions that are generally accepted in the industry regarding payment terms, risk of loss and other matters. We also use a form agreement with our independent marketing representatives that features standard terms typically found in such agreements.

Cogent Agreement

On September 14, 2003, we entered into an agreement with Cogent Capital Corp. ("Cogent"), under which we engaged Cogent to provide strategic planning and advisory services relating to acquisitions and with a view to obtaining a listing on either the American Stock Exchange or the NASDAQ. In a September 2003 press release, we mentioned that Cogent was assisting us in connection with a proposed direct investment in CirTran, but that transaction was not closed. We continue to work with Cogent, and they continue to provide strategic planning and advice.

MET Advisors Agreement

In August 2003, we entered into an agreement with MET Advisors ("MET") under which we retained MET to identify and provide detailed information on potential acquisition targets. Pursuant to the MET agreement, we agreed to pay MET a transaction fee equal to 5% of the total value of the transaction (but not less than $100,000), together with expenses incurred by MET in connection with the potential acquisition.

In January and March 2004, we issued press releases relating to a new agreement with a contract electronics manufacturer. The January 21, 2004, press release stated that we had entered into a Letter of Intent to purchase all the assets of a leading contract electronics manufacturer of printed circuit board assemblies based in Orange County, California. The March 2, 2004 press release was issued to give an update on the due diligence process. However, the letter of intent expired on March 5, 2004, and no agreement was reached regarding an extension. We have decided not to pursue further negotiations relating to this matter.

In March 2004, we issued two additional press releases relating to our potential acquisition of an interest in a manufacturer of digital fiber optic cable equipment. On March 18, 2004, we announced that we had signed a letter of intent to acquire a minority interest in a manufacturer based in southern California, and that in connection with the acquisition, we anticipated that we would enter into an exclusive manufacturing agreement. On March 26, 2004, we announced that we anticipated that we expected to finalize the acquisition of the interest and the exclusive agreement. On April 13, 2004, we entered into a stock purchase agreement with Broadata Communications, Inc., a California corporation ("Broadata") under which we purchased 400,000 shares of Broadata Series B Preferred Stock (the "Broadata Preferred Shares") for an aggregate purchase price of $300,000. The Broadata Preferred Shares are convertible, at our option, into an equivalent number of shares of Broadata common stock, subject to adjustment. The Broadata Preferred Shares are not redeemable by Broadata. As a holder of the Broadata Preferred Shares, we have the right to vote the number of shares of Broadata common stock into which the Broadata Preferred Shares are convertible at the time of the vote. Separate from the acquisition of the Broadata Preferred Shares, we also entered into a Preferred Manufacturing Agreement with Broadata. Under this agreement, we will perform exclusive "turn-key" manufacturing services handling most of Broadata's manufacturing operations from material procurement to complete finished box-build of all of Broadata's products. The initial term of the agreement is three years, continuing month to month thereafter unless terminated by either party.

As of July 20, 2006, we had no other acquisitions planned or anticipated. We continue to work with MET and Cogent with respect to potential acquisitions.

Competition

The electronic manufacturing services industry is large and diverse and is serviced by many companies, including several that have achieved significant market share. Because of our market's size and diversity, we do not typically compete for contracts with a discreet group of competitors. We compete with different companies depending on the type of service or geographic area. Certain of our competitors may have greater manufacturing, financial, research and development and marketing resources. We also face competition from current and prospective customers that evaluate our capabilities against the merits of manufacturing products internally.

We believe that the primary basis of competition in our targeted markets is manufacturing technology, quality, responsiveness, the provision of value-added services and price. To remain competitive, we must continue to provide technologically advanced manufacturing services, maintain quality levels, offer flexible delivery schedules, deliver finished products on a reliable basis and compete favorably on the basis of price.

Furthermore,  the  Asian  manufacturing  market  is  growing  at a  rapid  pace.
Particularly in China, therefore, management feels that the Company is strategically positioned to hedge against unforeseen obstacles and continues its efforts to increase establishing additional relationships with manufacturing partners, facilities and personnel.

Regulation

We are subject to typical federal, state and local regulations and laws governing the operations of manufacturing concerns, including environmental disposal, storage and discharge regulations and laws, employee safety laws and regulations and labor practices laws and regulations. We are not required under current laws and regulations to obtain or maintain any specialized or agency-specific licenses, permits, or authorizations to conduct our manufacturing services. Other than as discussed in "Item 3 - Legal Proceedings" concerning delinquent payroll taxes, we believe we are in substantial compliance with all relevant regulations applicable to our business and operations.

Employees

As of July 20, 2006, we employed a total staff of 104 persons in the United States. In our Salt Lake headquarters, we employed 101 persons: 6 in administrative positions, 5 in engineering and design, 88 in clerical and manufacturing, and 2 in sales. In our sales office in Los Angeles, we employed 3 persons: 1 administrative and sales, 1 project manager, and 1 clerical assistant. At this time we are actively searching for additional qualified sales staff for our new office. In our CirTran-Asia division, we employed 7 people: 1 administrative, 2 accounting staff, 2 quality engineers, and 2 design engineers. We believe that our relationship with our employees is good.

Corporate Background

Our core business was commenced by Circuit Technology, Inc. ("Circuit"), in 1993 by our president, Iehab Hawatmeh. Circuit enjoyed increasing sales and growth in the subsequent five years, going from $2.0 million in sales in 1994 to $15.4 million in 1998, leading to the purchase of two additional SMT assembly lines in 1998 and the acquisition of Racore Computer Products, Inc., in 1997. During that period, Circuit hired additional management personnel to assist in managing its growth, and Circuit executed plans to expand its operations by acquiring a second manufacturing facility in Colorado. Circuit subsequently determined in early 1999, however, that certain large contracts that accounted for significant portions of our total revenues provided insufficient profit margins to sustain the growth and resulting increased overhead. Furthermore, internal accounting controls then in place failed to apprise management on a timely basis of our deteriorating financial position.

We were incorporated in Nevada in 1987, under the name Vermillion Ventures, Inc., for the purpose of acquiring other operating corporate entities. We were largely inactive until July 1, 2000, when we issued a total of 10,000,000 shares of our common stock (150,000,000 of our shares as presently constituted) to acquire, through our wholly-owned subsidiary, CirTran Corporation (Utah), substantially all of the assets and certain liabilities of Circuit.

In 1987, Vermillion Ventures, Inc. filed an S-18 registration statement with the United States Securities and Exchange Commission ("SEC") but did not at that time become a registrant under the Securities Exchange Act of 1934 ("1934 Act").

From 1989 until 2000, Vermillion did not make any filings with the SEC under the 1934 Act. In July 2000, we commenced filing regular annual, quarterly, and current reports with the SEC on Forms 10-KSB, 10-QSB, and 8-K, respectively, and have made all filings required of a public company since that time. In February 2001, we filed a Form 8-A with the SEC and became a registrant under the 1934 Act. We may be subject to certain liabilities arising from the failure of Vermillion to file reports with the SEC from 1989 to 1990, but we believe these liabilities are minimal because there was no public market for the common shares of Vermillion from 1989 until the third quarter of 1990 (when our shares began to be traded on the Pink Sheets) and it is likely that the statute of limitations has run on whatever public trades in the shares of our common stock may have taken place during the period during which Vermillion failed to file reports.

On August 6, 2001, we effected a 1:15 forward split and stock distribution which increased the number of our issued and outstanding shares of common stock from 10,420,067 to 156,301,005. We also increased our authorized capital from 500,000,000 to 750,000,000 shares.

The short- and long-term success of CirTran is subject to certain risks, many of which are substantial in nature and outside the control of CirTran. You should consider carefully the following risk factors, in addition to other information contained herein. When used in this Report, words such as "believes," "expects," "intends," "plans," "anticipates," "estimates," and similar expressions are intended to identify forward-looking statements, although there may be certain forward-looking statements not accompanied by such expressions. You should understand that several factors govern whether any forward-looking statement contained herein will or can be achieved. Any one of those factors could cause actual results to differ materially from those projected herein. These forward-looking statements include plans and objectives of management for future operations, including the strategies, plans and objectives relating to the products and the future economic performance of CirTran and its subsidiaries discussed above.

Description of Property

On December 17, 2003, we entered into a ten-year lease agreement (the "Lease") with PFE Properties, LLC, a Utah limited liability company (the "Lessor"), for our existing 40,000 square-foot headquarters and manufacturing facility, located at 4125 South 6000 West in Salt Lake City, Utah. The workspace includes 10,000 square feet of office space to support the Company's Administration, Sales, and Engineering Staff. The 30,000 square feet of manufacturing space includes a highly secured inventory area, shipping and receiving areas, and manufacturing and assembly space that support six full surface-mount lines with state-of-the-art equipment capable of placing over 360 million components per year.

On March 31, 2005, the Company entered into a Membership Acquisition Agreement (the "Acquisition Agreement") with Rajayee Sayegh (the "Seller") for the purchase of one hundred percent (100%) of the membership interests in PFE Properties LLC, a Utah limited liability company ("PFE"). Under the Acquisition Agreement, the Company agreed to issue twenty million (20,000,000) shares of its restricted common stock, with a fair value of $800,000 on the date of issuance. No registration rights were granted. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder.

The primary asset of PFE is its rights, titles and interests in and to a parcel of real property, together with any improvements, rents and profits thereon or associated therewith, located at 4125 S. 6000 W., West Valley City, Utah, 84128, where the Company presently has its headquarters and manufacturing facility.

Following the acquisition of the PFE interests, PFE will continue to own the building. PFE will remain a separate LLC due to liability issues and the Company will continue to make intercompany lease payments under the 2003 lease.

Our facilities in Shenzhen, China, constitute a sales and business office. We have no manufacturing facilities in China. Our office in Shenzhen is approximately 1,600 square feet. Under the terms of our lease on the space, the monthly payment is 15,000 Renminbi, which in was approximately $1,900 on July 20, 2006. The term of the lease is for two years, running from July 18, 2004.

As of December, 2005, CirTran had begun occupying a commercial space in the Century City district of Los Angeles located at 1875 Century Park East, Suite 1790. The space is approximately 2,500 square feet of office space. The office will serve as the Business Development, Sales, Marketing and Strategic Planning Headquarters company-wide and for all divisions and subsidiaries. The sublease, which was signed in October of 2005 expires in October of 2007. The lease payment is $4,500 per month, all inclusive.

We believe that the facilities and equipment described above are generally in good condition, are well maintained, and are generally suitable and adequate for our current and projected operating needs.

Where to get additional information

Federal securities laws require us to file information with the Commission concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, and other information with the Commission. You can inspect and copy this information at the public reference facility maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

You can get additional information about the operation of the Commission's public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site (http://www.sec.gov) at which you can read or download our reports and other information.

CirTran's   internet   address'  are   www.cirtran.com.,   www.cirtran-asia.com,
www.racore.com.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

We provide a mixture of high and medium size volume turnkey manufacturing services using surface mount technology, ball-grid array assembly, pin-through-hole and custom injection molded cabling for leading electronics OEMs in the communications, networking, peripherals, gaming, law enforcement, consumer products, telecommunications, automotive, medical, and semiconductor industries. Our services include pre-manufacturing, manufacturing and post-manufacturing services. Through our subsidiary, Racore Technology Corporation, we design and manufacture Ethernet technology products. Our goal is to offer customers the significant competitive advantages that can be obtained from manufacture outsourcing, such as access to advanced manufacturing technologies, shortened product time-to-market, reduced cost of production, more effective asset utilization, improved inventory management, and increased purchasing power.

During 2004, we established a new division, CirTran-Asia, Inc, which has contributed to a large portion of the increase in revenue since that time. This division is an Asian-based, wholly owned subsidiary of CirTran Corporation and provides a myriad of manufacturing services to the direct response and retail consumer markets. Our experience and expertise in manufacturing enables CirTran-Asia to enter a project at any phase: engineering and design, product development and prototyping, tooling, and high-volume manufacturing. We anticipate that CirTran-Asia will pursue manufacturing relationships beyond printed circuit board assemblies, cables, harnesses and injection molding systems by establishing complete "box-build" or "turn-key" relationships in the electronics, retail, and direct consumer markets. This strategic move into the Asian market has helped to elevate CirTran to an international contract manufacturer status for multiple products in a wide variety of industries, and has, in short order, allow us to target large-scale contracts.

CirTran has established a dedicated satellite office for CirTran-Asia, and has retained Mr. Charles Ho to lead the new division. Having proven the value and reliability of its core products, CirTran Corporation has chosen to expand into previously untapped product lines.

On December 2, 2005, we announced that we had formed a new division, CirTran Products, which will offer products for sale at retail. The new division will be run from our new Los Angeles office, with Trevor Saliba, our executive vice president for worldwide business development, working to develop sales. We anticipate that consumer products built by our CirTran Asia subsidiary, as well as other products which we plan to acquire, will be available for retail sale in 2006.

On March 21, 2006, we announced that we had formed a new subsidiary to provide end-to-end services to the direct response and entertainment industries. The new division will provide product marketing, production, media funding and merchandise manufacturing services. Forming this new division was a necessary step to maximize product manufacturing opportunities for CirTran's proprietary products and to provide marketing services for individual entrepreneurs and inventors. The new division will be headquartered in CirTran's Los Angeles (Century City) offices and be headed by Mr. Saliba. We are presently in development of proprietary programs to be launched in the product marketing division, production services and media funding divisions.

Significant Accounting Policies

Financial Reporting Release No. 60, which was recently released by the Securities and Exchange Commission, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 1 of the Notes to the Financial Statements contained in our Annual Report on form 10-KSB includes a summary of the significant accounting policies and methods used in the preparation of our Financial
Statements. The following is a brief discussion of the more significant accounting policies and methods used by us.

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. These principles require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Estimated amounts may differ under different assumptions or conditions, and actual results could differ from the estimates.

         Revenue Recognition

Revenue is recognized when products are shipped. Title passes to the customer or independent sales representative at the time of shipment. Returns for defective items are repaired and sent back to the customer. Historically, expenses experienced with such returns have not been significant and have been recognized as incurred.

         Inventories

Inventories are stated at the lower of average cost or market value. Costs include labor, material, and overhead costs. Overhead costs are based on indirect costs allocated among cost of sales, work-in-process inventory, and finished goods inventory. Indirect overhead costs have been charged to cost of sales or capitalized as inventory based on management's estimate of the benefit of indirect manufacturing costs to the manufacturing process.

When there is evidence that the inventory's value is less than original cost, the inventory is reduced to market value. The Company determines market value on current resale amounts and whether technological obsolescence exists. The Company has agreements with most of its customers that require the customer to purchase inventory items related to their contracts in the event that the contracts are cancelled. The market value of related inventory is based upon those agreements.

The Company typically orders inventory on a customer-by-customer basis. In doing so the Company enters into binding agreements that the customer will purchase any excess inventory after all orders are complete. Almost 80% of the total inventory in the electronics manufacturing division is secured by these agreements.

Related Party Transactions

Certain transactions involving Abacas Ventures, Inc., the Saliba Private Annuity Trust and the Saliba Living Trust are regarded as related party transactions under FAS 57. Disclosure concerning these transactions is set out in this section under "Liquidity and Capital Resources - Liquidity and Financing Arrangements," and in "Certain Relationships and Related Transactions."

Results of Operations - Comparison of Periods ended March 31, 2006 and 2005, and Years Ended December 31, 2005 and 2004

         Sales and Cost of Sales

Net sales decreased to $1,737,824 for the three month period ended March 31, 2006, as compared to $2,920,465 during the same period in 2005, for a decrease of 40.5%. This decrease was attributed to the loss of sales in the CirTran Asia division due to legal issues with the Ab King Pro and ABS (see Legal Proceedings section). Cost of sales decreased by 48.2%, to $990,370 during the three month period ended March 31, 2006, from $1,949,773 during the same period in 2005. The decrease in cost of sales is directly due to the decrease in revenue. Our gross profit margin for the three month period ended March 31, 2006, was 43.0%, up from 33.2% for the same period in 2005. The majority of the increase is due to a considerable decrease in CirTran-Asia sales which have more favorable margins compared to the electronics assembly and Ethernet technology business operations. The sales in these divisions have remained consistent.

Net sales increased 46.6% to $12,992,512 for the year ended December 31, 2005, as compared to $8,862,715 for the year ended December 31, 2004. This sales increase can be attributed to several factors. The biggest factor contributed to the increase of net sales during the 2005 was the establishment of the new division CirTran-Asia, which has contributed $4,569,221 of the increase in revenue. Another factor was the strengthening of the overall marketing strategy of the Company. We have added many new customers mostly in CirTran Asia which contributed to the large increase. Also, industry-wide, we are seeing more OEMs release larger order commitments with extended time tables. The second significant factor directly related to CirTran is our marketing approach. Most contract manufacturers approach customers on a job-by-job basis. CirTran approaches customers on a partner basis. We have developed a program where we can be more effective when we control the material procurement, purchasing, and final assembly, providing the customer a final quality product delivered on time and at a lower market cost. This approach for the electronics assembly and manufacture division has resulted in sales to new customers of $170,504 during the year ended December 31, 2005. The biggest factor contributing to the increase of net sales during 2005 was our contract manufacturing division, which has resulted in sales to new customers of $4,598,211.

Cost of sales decreased by 4.6%, from $7,030,934 during year ended December 31, 2004, to $6,706,135 during year ended December 31, 2005. The decrease in cost of sales is due to an increase in revenue. Our gross profit margin for the year ended December 31, 2005, was 48.1%, up from 20.5% from the year ended December 31, 2004. The increase in margins is attributable to the outsourcing strategy of most of CirTran Asia's business to other subcontractors in China to better control cost of materials, direct labor, and scrap.

The following charts present (i) comparisons of sales, cost of sales and gross profit generated by our two main areas of operations, i.e., Asia Division, electronics assembly and Ethernet technology, during 20043 and 2005; and (ii) comparisons during these two years for each division between sales generated by pre-existing customers and sales generated by new customers.


------------  ------------  -------------  ------------------  -----------------
                 Period         Sales        Cost of Sales     Gross Loss/Margin
------------  ------------  -------------  ------------------  -----------------
Contract      Three months  $     941,239    $     735,136     $         206,103
Manufacture   ended March
              31, 2006
              ------------  -------------  ------------------  -----------------
              Three months      2,124,844        1,609,774               515,070
              ended March
              31, 2005
              ------------  -------------  ------------------  -----------------
              Year ended        9,865,023        5,739,436             4,125,587
              December 31,
              2005
              ------------  -------------  ------------------  -----------------
              Year ended        5,458,944        4,736,479               722,465
              December 31,
              2004
------------  ------------  -------------  ------------------  -----------------
Electronics   Three months        774,359          244,877               529,482
Assembly      ended March
              31, 2006
              ------------  -------------  ------------------  -----------------

              ------------  -------------  ------------------  -----------------
              Three months        773,013          329,239               443,774
              ended March
              31, 2005
              ------------  -------------  ------------------  -----------------
              Year ended        3,002,038          973,953(2)          2,028,085
              December 31,
              2005
              ------------  -------------  ------------------  -----------------
              Year ended        3,354,057        2,282,253(1)          1,071,804
              December 31,
              2004
------------  ------------  -------------  ------------------  -----------------
Ethernet      Three months         22,226           10,357                11,869
Technology    ended March
              31, 2006
              ------------  -------------  ------------------  -----------------
              Three months         22,608           10,760                11,848
              ended March
              31, 2005
              ------------  -------------  ------------------  -----------------
              Year ended          125,451           79,850(3)             45,601
              December 31,
              2005
              ------------  -------------  ------------------  -----------------
              Year ended           49,714           25,202                24,512
              December 31,
              2004
------------  ------------  -------------  ------------------  -----------------


------------  ------------  -------------  ------------------  -----------------
                                Total        Pre-existing            New
                 Period         Sales          Customers          Customers
------------  ------------  -------------  ------------------  -----------------
Contract      Three months   $   941,239    $       725,543      $     215,696
Manufacture   ended March
              31, 2006
              ------------  -------------  ------------------  -----------------
              Three months     2,124,844          1,339,957            784,887
              ended March
              31, 2005
              ------------  -------------  ------------------  -----------------
              Year ended       9,865,023          5,266,812          4,598,211
              December 31,
              2005
              ------------  -------------  ------------------  -----------------
              Year ended       5,458,944                  0          5,458,944
              December 31,
              2004
------------  ------------  -------------  ------------------  -----------------

------------  ------------  -------------  ------------------  -----------------
Electronics   Three months       774,359            768,105             6,254
Assembly      ended March
              31, 2006
              ------------  -------------  ------------------  -----------------
              Three months       773,013              5,562            767,451
              ended March
              31, 2005
              ------------  -------------  ------------------  -----------------
              Year ended       3,002,038          2,831,534            170,504
              December 31,
              2005
              ------------  -------------  ------------------  -----------------
              Year ended       3,354,057          2,796,720            557,337
              December 31,
              2004
------------  ------------  -------------  ------------------  -----------------
Ethernet      Three months        22,226             19,361              2,865
Technology    ended March
              31, 2006
              ------------  -------------  ------------------  -----------------
              Three months        22,608             18,645              3,963
              ended March
              31, 2005
              ------------  -------------  ------------------  -----------------
              Year ended         125,451            101,004             24,447
              December 31,
              2005
              ------------  -------------  ------------------  -----------------
              Year ended          49,714             30,257             19,457
              December 31,
              2004
------------  ------------  -------------  ------------------  -----------------

         (1) Includes the write-down of carrying value of inventories of $13,000
         (2) Includes the write-down of carrying value of inventories of $17,364
         (3) Includes the write-down of carrying value of inventories of $20,725


         Inventory

We use just-in-time manufacturing, which is a production technique that minimizes work-in-process inventory and manufacturing cycle time, while enabling us to deliver products to customers in the quantities and time frame required. This manufacturing technique requires us to maintain an inventory of component parts to meet customer orders. Inventory at March 31, 2006, was $2,203,537, as compared to $2,271,604 at December 31, 2005. The decrease in inventory is nominal.

Inventory at December 31, 2005 was $2,271,604, as compared to $1,453,754 at December 31, 2004. The increase in inventory is due to the repossession of ABS finished goods inventory.

         Selling, General and Administrative Expenses

During the three months ended March 31, 2006, selling, general and administrative expenses were $837,520 versus $959,891 for the same period in 2005, a 12.7% decrease. The decrease in selling, general and administrative expenses is nominal.

During the year ended December 31, 2005, selling, general and administrative expenses were $5,923,075 versus $3,362,933 for 2004, a 76.1% increase. The increase was due to expenses related to the CirTran-Asia division, along with our efforts to aggressively market our products. Selling, general and administrative expenses as a percentage of sales as of December 30, 2005 were 45.6% as compared to 37.9% during 2004. This increase is due to expenses related to the CirTran-Asia division, along with our efforts to aggressively market our products

         Other Income and Expense

Interest expense for three months ended March 31, 2006, was $1,086,253 as compared to $143,770 for the same period in 2005, an increase of 655.5%. The increase is primarily due to the derivative treatment of the convertible debenture, discussed below. The estimated fair value of the derivative liability decreased for the three months ended March 31, 2006. This decrease resulted in a gain on derivative valuation of $893,651.

The Company determined that the features of the Debentures fell under derivative accounting treatment. Accordingly, the Company recognizes these derivatives as liabilities on its balance sheet and measures them at their estimated fair value and recognizes the change in the estimated fair value as a gain or (loss) in the period of the change. The Company estimates the fair value of theses embedded derivatives using the Black-Scholes Model, which is based on a sophisticated analysis of historical factors that affect the value of the company's common stock. The fair value of the derivatives instruments is measured each quarter and the resultant change in value is; recorded as an adjustment to the derivative's carrying value and the attendant gain or loss is recognized for the period. During the 1st quarter of 2006, the estimated value of the derivatives decreased by $893,561 which is reported as a "Gain on derivative valuation" for the period.

As a result of the above factors, we had net loss of $277,998 for the quarter ended March 31, 2006, as compared to $201,728 for the quarter ended March 31, 2005. This net loss is attributed to a substantial decrease in sales.

Interest expense for 2005 was $1,225,252 as compared to $495,637 for 2004, a increase of 147.2%. The increase is primarily due to the increase in interest expense related the convertible debentures, accretion expense and interest accrued. Also, included are the settlement of various notes payable and interest income charged to delinquent accounts receivable accounts. As of December 31, 2005 and 2004, the amount of our liability for delinquent state and federal payroll taxes and estimated penalties and interest thereon was $98,316 and $723,660, respectively. We had a gain on forgiveness of debt related to previously unpaid liabilities in the amount of $337,761 and a gain on derivative valuation of $169,570.

Our overall net loss decreased 19.8% to $527,708 for the year ended December 31, 2005, as compared to $658,322 for the year ended December 31, 2004.

Details of the ABS transaction
------------------------------

In connection with the American Beauty Supply, LLC ("ABS") bankruptcy proceedings, the Company acquired all of the assets of ABS for an aggregate purchase price of $2,310,000. The assets purchased included inventory of a product which had been the subject of an agreement between the Company and ABS, the True Ceramic Pro flat iron. Pursuant to the asset purchase agreement, the Company must pay a royalty to the ABS bankruptcy estate in connection with the sale by the Company of the True Ceramic Pro units. The royalty portion of the purchase price is contingent, based on sales of each True Ceramic Pro flat iron unit. The amount of the royalty to be paid is $3 per unit and is limited to total of $4,135,000. The minimum guaranteed royalty payment of $435,000, guaranteed by the Company, is due within two years of the date of the asset purchase agreement. Pursuant to the bankruptcy court's orders, the initial $435,000 amount of royalty payments paid into the ABS estate will be disbursed to other individuals and entities with claims against ABS's estate. After the guaranteed payment of $435,000 has been made, the royalty payments into the estate shall be prorated among five individuals and entities with claims against ABS's bankruptcy estate who have an aggregate claim against the ABS estate of $2,100,000 (constituting approximately 56.7% of the remaining claims against the estate) and the Company, which has an aggregate claim against the ABS estate of $1,600,000 (constituting approximately 43.3% of the remaining claims against the estate). Following the payment of an aggregate of $4,135,000 in royalty payments to the ABS estate, the Company shall have no further royalty obligations to the estate.

The purchase price of $2,310,000 for the ABS assets will be allocated as follows: to the assets acquired, which include a contractually agreed-upon estimated inventory value of $376,000, which is subject to adjustment for any decrease in the actual inventory value, with that adjustment being applied against the purchase price; the ABS website, with an estimated value of $10,000; and intangible assets, including registered trademarks, copyrights, infomercial master tapes, and patents, the aggregate value of which is $1,924,000.

Purchase of Assets
------------------

In connection with agreements between the Company and ABS, the Company had an approved claim against the ABS estate of $2,350,000. The Company and ABS agreed upon, and the bankruptcy court approved, the purchase by the Company of assets of ABS. The aggregate purchase price paid was $2,310,000, consisting of the following: $1,125,000 in cash, which was paid at the time of the finalization of the purchase of the assets; a reduction of the Company's approved claim against the ABS estate in the amount of $750,000; and a guaranteed royalty payment to the ABS estate of $435,000. The cash portion of the purchase price funded with the proceeds of sales of the Company's restricted stock and from operations. The Company's approved claim was reduced by $750,000, which went from being an account receivable to being part of the carrying value of the assets purchased, leaving an approved claim against the ABS estate of $1,600,000. The guaranteed royalty payment of $435,000 is discussed above.

A summary of the ABS asset purchase transaction is as follows:

         Purchase of Assets by CirTran Corporation
         Cash                                                       $  1,125,000
         Reduction of ABS Accounts Receivable                            750,000
         Guaranteed Royalty Payment                                      435,000
         Total Purchase Price                                       $  2,310,000

A summary of the treatment of the account receivable from ABS is as follows:

         Allocation of Accounts Receivable from ABS
         Assets Purchased w/ Accts. Rec.                            $    750,000
         Note  Receivable from Bankruptcy Estate                       1,600,000
         Total Allocation of Accounts Receivable Balance            $  2,350,000

Funds for the payment of the ABS asset purchase consisted of $1,000,000 that the Company raised through a private placement of 14,285,715 shares of the Company's common stock, and $125,000 which was obtained from Company operations. The shares in the private offering were purchased by and issued to ANAHOP, Inc. The Company disclosed the sale of the shares and accompanying warrants in a Current Report on Form 8-K filed with the SEC on May 30, 2006.

Liquidity and Capital Resources

Our expenses are currently greater than our revenues. We have had a history of losses preceeding this quarter, and our accumulated deficit increased to $19,605,311 at March 31, 2006, compared to $19,327,310 at December 31, 2005. Our net loss for the quarter ending March 31, 2006, was $277,998, compared to $201,728 for the quarter ended March 31, 2005. Our current assets exceeded our current liabilities by $300,528 as of March 31, 2006, and our current liabilities exceeded our current assets by $1,142,874 as of December 31, 2005. The change was mostly attributable to settlements of notes payable. For the three months ended March 31, 2006 and 2005, we had negative cash flows from operations of $719,698 and $385,701 respectively.

Through July 20, 2006, Highgate had converted $750,000 of the Convertible Debentures, into 24,193,548 shares of our restricted common stock in accordance with the terms of the Convertible Debenture agreement.

On June 1, 2006 the company, through its newly formed subsidiary Diverse Media Group ("Diverse Media"), signed an exclusive services agreement with the Diverse Talent Group, Inc. ("DTG") and DTG's CEO, Christopher Nassif. The agreement covers a five-year period that commenced on April 1, 2006. Included in the terms of the agreement, Diverse Media will provide DTG with a $200,000 line of credit. The line will be available to DTG in increments of $20,000 per week, which DTG will use to cover operating expenses during its seasonally slow periods from June until August, which coincides with the lull in industry production prior to the new fall programming releases. Diverse Media will initially fund the line of credit with proceeds from operations of CirTran Corporation, its parent company. As of July 20, 2006, DTG had not drawn any funds on the line of credit.

Our accumulated deficit was $19,327,310 at December 31, 2005, and $18,799,602 at December 31, 2004. Our net loss for the year ending December 31, 2005 was $527,708, compared to $658,322 for the year ending December 31, 2004. Our current liabilities exceeded our current assets by $1,142,874 as of December 31, 2005, and $3,558,826 as of December 31, 2004. The decrease in the difference is due to the settlement of notes payable and the agreement with the Internal Revenue Service. Also, in the difference is an increase in cash, net inventory and trade accounts payable. For the years ended December 31, 2005 and 2004, we recorded negative cash flows from operations of $1,751,744 and $1,680,054, respectively.

         Cash

We had cash on hand of $443,637 at March 31, 2006, and $1,427,865 at December 31, 2005.

Net cash used in operating activities was $719,898 for the three months ended March 31, 2006. Cash received from customers of $2,076,845 was not sufficient to offset cash paid to vendors, suppliers, and employees of $2,128,964.

The non-cash charges were for depreciation and amortization of $114,939 and accretion expense of $965,512. Because the Company has negative cash flows from operations, it must rely on sources of cash other than customers to support its operations. It is anticipated that various methods of equity financing will be required to support operations until cash flows from operations are positive.

Net cash used in investing activities during the three months ended March 31, 2006, consisted of equipment and furniture purchases of $166,730. Net cash used by financing activities was $97,600 during the three months ended March 31, 2006 and was primarily related to payments on notes payable to stockholders of $95,806.

We had cash on hand of $1,427,865 at December 31, 2005, compared to $81,101 at December 31, 2004. The increase in cash on hand is due to a new cash management system that was established during 2003, and cash proceeds from the Cornell convertible debenture.

Net cash used in operating activities was $1,751,744 for the fiscal year ended December 31, 2005. During 2005, net cash used in operations was primarily attributable to $527,708 in net losses from operations, a gain on forgiveness of debt of $337,761, an increase in accounts receivable of $2,126,097, and a decrease in accrued liabilities of $446,452, partially offset by increases in accounts payable of $291,143 and in accrued prepaid expenses of $277,987. The non-cash charge was for depreciation and amortization of $324,955.

Net cash used in investing  activities during the fiscal year ended December 31,

2005, consisted of the property and equipment purchases of $295,346.

Net cash provided by financing activities was $3,354,523 during the fiscal year ended December 31, 2005. Principal sources of cash were proceeds from stockholder notes payable of $123,220, proceeds of $3,102,067 from convertible debentures, net of cash paid for offering costs; proceeds from the exercise of options and warrants to purchase common stock of $33,000, and proceeds from notes payable to related parties of $95,586.

         Accounts Receivable

At March 31, 2006, we had receivables of $3,019,960, net of a reserve for doubtful accounts of $158,374, as compared to $3,358,981 at December 31, 2005, net of a reserve of $158,374. This decrease was primarily attributed to decreased sales in the last two months of the first quarter as compared to the last two months in 2005. Receivables include the unpaid balance from ABS. (See ABS discussion immediately following this paragraph.) The Company has implemented an aggressive process to collect past due accounts over the past two years. Individual accounts are continually monitored for collectibilty. As part of monitoring individual customer accounts, the Company evaluates the adequacy of its allowance for doubtful accounts. Since the implementation of the new collection process, very few accounts have been deemed uncollectible.

ABS

We did not reserve for doubtful accounts on the amount of $2,350,000 for the ABS receivable while awaiting the outcome of the settlement offer we had submitted the to the bankruptcy court adjudicating ABS's bankruptcy (the "ABS Bankruptcy Court"). The ABS Bankruptcy Court ultimately accepted our offer, and the amount will be removed from the account receivable as part of the settlement.

As discussed below in the "Legal Proceedings" section, we entered into an agreement with ABS, which was approved by the ABS Bankruptcy Court, to purchase certain assets of ABS pursuant to an asset purchase agreement (the "Asset Purchase Agreement"). Under the Asset Purchase Agreement, we agreed to purchase substantially all of ABS's assets in exchange for:

         i)       a cash payment in the amount of $1,125,000;
         ii) a reduction of CirTran's allowed claim in the Bankruptcy Case by $750,000;
         iii)     the assumption of any assumed liabilities; and
         iv) the obligation to pay ABS a royalty equal to $3.00 per True Ceramic Pro flat iron unit sold by ABS (the "Royalty Obligation").

For further details, see the "Legal Proceedings" Section.

At December 31, 2005, we had receivables of $3,358,981, net of a reserve for doubtful accounts of $158,374, as compared to $1,288,719 at December 31, 2004, net of a reserve of $41,143.

This increase was primarily attributed to sales having substantially increased in the last months of the year as compared to the last two months in 2005. Also included is the unpaid balance of accounts receivable from ABS. (See ABS history beginning on page 13). The Company has implemented an aggressive process to collect past due accounts over the past two years. Individual accounts are continually monitored for collectibilty. As part of monitoring individual customer accounts, the Company evaluates the adequacy of its allowance for doubtful accounts. Since the implementation of the new collection process, very few accounts have been deemed uncollectible.

          Accounts Payable

Accounts payable were $528,963 at March 31, 2006, as compared to $1,239,519 at December 31, 2005. The decrease is related to a drop in sales and paying vendors in a timely manner.

Accounts payable were $1,239,519 at December 31, 2005, as compared to $1,104,392 at December 31, 2004. This increase is due to an increase in sales.

         Liquidity and Financing Arrangements

We have a history of substantial losses from operations and using rather than providing cash in operations. We had an accumulated deficit of $19,605,311 and a total stockholders' equity of $3,165,931 at March 31, 2006. As of March 31, 2006, our monthly operating costs and interest expenses averaged approximately $640,000 per month.

We had an accumulated deficit of $19,327,310 and a total stockholders' equity of $1,268,054 at December 31, 2005. In addition, during 2005 and 2004, we have used, rather than provided, cash in our operations. As of December 31, 2005, our monthly operating costs and interest expenses averaged approximately $607,000 per month.

Since February 2000, we have operated without a line of credit. Abacas Ventures, Inc., an entity whose shareholders include the Saliba Private Annuity Trust, one of our major shareholders (see "Item 11 - Security Ownership of Certain Beneficial Owners and Management") and a related entity, the Saliba Living Trust, purchased our line of credit of $2,792,609, and this amount was converted into a note payable to Abacas bearing an interest rate of 10%. As of December 31, 2001, a total of $2,405,507, plus $380,927 in accrued interest, was owed to Abacas pursuant to this note payable. During 2002, we entered into agreements with the Saliba Private Annuity Trust and the Saliba Living Trust to exchange 19,987,853 shares of our common stock for $1,499,090 in principal amount of this debt and to issue an additional 6,666,667 shares to these trusts for $500,000 cash which was used for working capital for the Company. During December 2002, an additional $1,020,154 of principal and $479,846 of accrued interest owed to Abacas was converted to 30,000,000 shares of our common stock. We issued no common stock to Abacas during 2003. During 2003 and 2002, the Company received $350,000 and $845,000 of cash proceeds under the terms of a bridge loan from Abacas. The Company made principal payments of $875,000 and 156,268 during 2003 and 2002, respectively, on the bridge loan. At December 31, 2003, the balance owed on the bridge loan was $163,742. See "Item 12 - Certain Relationships and Related Transactions."

During 2003 and 2002, we converted approximately $34,049 and $316,762, respectively of trade payables into notes and stock. During January 2002, in addition to the above-described transactions with the Saliba trusts, we issued 16,666,666 shares of restricted common stock at a price of $0.075 per share in exchange for the cancellation of $1,250,000 of notes payable to various stockholders. See "Item 12 - Certain Relationships and Related Transactions." We continue to work with vendors in an effort to convert other trade payables into long-term notes and common stock and to cure defaults with lenders with forbearance agreements that we are able to service.

Despite our efforts to make our debt-load more serviceable, significant amounts of additional cash will be needed to reduce our debt and fund our losses until such time as we are able to become profitable.

During the year ended December 31, 2004, Abacas completed negotiations with several vendors of the Company, whereby Abacas purchased various past due amounts for goods and services provided by vendors, as well as notes payable (see Note 7). The total of these obligations was $1,263,713. The Company has recorded this transaction as a $1,263,713 non-cash increase to the note payable owed to Abacas, pursuant to the terms of the Abacas agreement.

The total principal amount owed to Abacas between the note payable and the bridge loan was zero and $1,530,587 as of December 31, 2005 and 2004, respectively. The total accrued interest owed to Abacas between the note payable and the bridge loan was zero and $430,828 as of December 31, 2005 and 2004, respectively, and is included in accrued liabilities.

In March 2005, the shareholders of Abacas agreed to cancel $2,050,000 to principal and accrued interest in return for the Company's issuing 51,250,000 shares of our restricted common stock to the shareholders of Abacas. No registration rights were granted.

As of December 31, 2004, the Company had accrued liabilities in the amount of $500,000 for delinquent payroll taxes, including interest and penalties, owed to the Internal Revenue Service. The Company, in response to collection notices, filed a due process appeal with the Internal Revenue Service's Appeals Office. The appeal was resolved by an agreement with the Appeals Office that allowed the Company to file an offer in compromise of all federal tax liabilities owed by the Company based on its ability to pay. The Company filed its offer in compromise with the IRS in November 2003, and after meeting with IRS personnel, filed a revised offer in compromise on August 31, 2004. The Company was notified in November 2004 that the IRS had accepted the offer in compromise. Under the offer, the Company was required to pay an aggregate amount of $500,000 (representing payments of $350,000 by Circuit Technology, Inc., $100,000 by CirTran Corporation, and $50,000 by Racore Technology, Inc.), not later than February 3, 2005. These amounts were paid. Additionally, the Company must remain current in its payment of taxes for 5 years, and may not claim any NOLs for the years 2001 through 2015, or until the three companies pay taxes in an amount equal to the taxes waived by the offer in compromise.

Management believes that each of the related party transactions were as fair to the Company as could have been made with unaffiliated third parties.

In conjunction with our efforts to improve our results of operations, discussed above, we are also actively seeking infusions of capital from investors and are seeking to replace our operating line of credit. It is unlikely that we will be able, in our current financial condition, to obtain additional debt financing; and if we did acquire more debt, we would have to devote additional cash flow to paying the debt and securing the debt with assets. We may therefore have to rely on equity financing to meet our anticipated capital needs. There can be no assurances that we will be successful in obtaining such capital. If we issue additional shares for debt and/or equity, this will dilute the value of our common stock and existing shareholders' positions.

Subsequent to our acquisition of Circuit in July 2000, we took steps to increase the marketability of our shares of common stock and to make an investment in our Company by potential investors more attractive. These efforts consisted primarily of seeking to become current in our filings with the Securities and Exchange Commission and of seeking approval for quotation of our stock on the NASD Over the Counter Electronic Bulletin Board. NASD approval for quotation of our stock on the Over the Counter Electronic Bulletin Board was obtained in July 2002.

There can be no assurance that we will be successful in obtaining more debt and/or equity financing in the future or that our results of operations will materially improve in either the short or the long term. If we fail to obtain such financing and improve our results of operations, we will be unable to meet our obligations as they become due. That would raise substantial doubt about our ability to continue as a going concern.

Notes Payable to Equity Line Investor - During 2003, we borrowed a total of $1,830,000 from Cornell Capital Partners, LP, pursuant to nine unsecured promissory notes. The loans were made and the notes were issued from June 2003 through December 2003. In lieu of interest, we paid fees to the lender, ranging from 5% to 10%, of the amount of the loan. These fees have been recorded as interest expense. The fees were negotiated in each instance and agreed upon by us and by the lender and its affiliate. The notes were repayable over periods ranging from 70 days to 131 days. Each of the notes stated that if we did not repay the notes when due, a default interest rate of 24% would apply to the unpaid balance. Through December 31, 2003, we directed the repayment of $1,180,000 of these notes from proceeds generated under the Equity Line Agreement, as discussed below. At December 31, 2003, the balance owing on these notes was $650,000. All notes were paid when due or before, and at no time did we incur the 24% penalty interest rate.

During the year ended December 31, 2004, Cornell loaned us an additional $3,200,000 pursuant to four additional unsecured promissory notes, $1,700,000 of which remained outstanding at December 31, 2004. The loans were made and the notes were issued in January through June 2004, bringing the total aggregate loans from Cornell to $5,030,000. As before, in lieu of interest, we paid fees to the lender, ranging from 4% to 5%, of the amount of the loan. The fees were negotiated in each instance and agreed upon by us and by the lender and its affiliate. The notes were repayable over periods of 88 days and 193 days. Each of the notes stated that if we did not repay the notes when due, a default interest rate of 24% would apply to the unpaid balance.

As noted above, we received proceeds of $5,030,000 from notes payable to Cornell. We used the proceeds from these notes to fund operating losses of approximately $2,938,000, pay down accounts payable, notes payable and other settlements of approximately $1,401,000, purchase equipment and tooling in the amount of $391,000, and to invest in Broadata in the amount of $300,000. During January 2005, the Company received proceeds of $565,000 from an additional note payable to Cornell to fund the settlement with the Internal Revenue Service

With the sale of the Convertible Debenture in May 2005 to Highgate, $2,265,000 of the proceeds were paid to Cornell to repay promissory notes in the amount of $1,700,000 and $565,000.

Prior Equity Line of Credit Agreement - In conjunction with efforts to improve the results of our operations, discussed above, on November 5, 2002, we entered into an Equity Line of Credit Agreement with Cornell. We subsequently terminated that agreement, and on April 8, 2003, we entered into an amended equity line agreement (the "Equity Line Agreement") with Cornell. Under the Equity Line Agreement, we had the right to draw up to $5,000,000 from Cornell against an equity line of credit (the "Equity Line"), and to put to Cornell shares of our common stock in lieu of repayment of the draw. The number of shares to be issued was determined by dividing the amount of the draw by the lowest closing bid price of our common stock over the five trading days after the advance notice was tendered. Cornell was required under the Equity Line Agreement to tender the funds requested by us within two trading days after the five-trading-day period used to determine the market price.

During the year ended December 31, 2004, we drew an aggregate amount of $2,150,000 under the Equity Line Agreement, pursuant to draws on the Equity Line, net of fees of $86,000, and issued a total of 57,464,386 shares of common stock to Cornell under the Equity Line Agreement. At our direction, Cornell retained the proceeds of the draws under the Equity Line Agreement and applied them as payments on the notes to Cornell, discussed above.

Pursuant to the Equity Line Agreement, in connection with each draw, we agreed to pay a fee of 4% of the amount of the draw to Cornell as consideration for its providing the Equity Line. Total fees paid for the year ended December 31, 2004 were $128,000. Of these payments, $86,000 was offset against additional paid-in capital as shares were issued under the Equity Line Agreement and $68,000 was recorded as deferred offering costs for total deferred offering costs of $68,000 at December 31, 2004. These deferred offering costs were expensed as the Equity Line Agreement was terminated in conjunction with the sale of the Convertible Debenture in May 2005.

Standby Equity Distribution Agreement - We entered into a Standby Equity Distribution Agreement (the "Agreement") dated May 21, 2004, with Cornell. Under the Agreement, we had the right, at our sole discretion, to sell periodically to Cornell shares of our common stock for an aggregate purchase price of up to $20 million. The purchase price for the shares sold to Cornell was to be equal to the lowest volume-weighted average price of our common stock during the pricing period consisting of the five consecutive trading days after we gave an advance notice. The periodic sale of shares was known as an advance. We could request an advance, by giving a written advance notice to Cornell, and could not request advances more frequently than every seven trading days. A closing was to be held on the first trading day after the end of the pricing period. The maximum advance amount was one million dollars ($1,000,000) per advance, with a minimum of seven trading days between advances. In addition, we could not request advances if the shares to be issued in connection with such advances would result in Cornell owning more than 9.9% of our outstanding common stock.

Cornell was to retain a commitment fee of 5% of the amount of each advance under the Agreement.

With the sale of the Convertible Debenture in May 2005, the Standby Equity Distribution Agreement and related agreements were terminated.

Convertible Debenture - On May 26, 2005, we entered into a securities purchase agreement (the "Purchase Agreement") with Highgate, relating to the issuance of a 5% Secured Convertible Debenture, due December 31, 2007, in the aggregate principal amount of $3,750,000 (the "Convertible Debenture").

In connection with the issuance of the Convertible Debenture, we used $2,265,000 to repay two promissory notes to Cornell Capital Partners, LP ("Cornell"), one in the amount of $1,700,000, and the other in the amount of $565,000. Highgate and Cornell have the same general partner, Yorkville Advisors, but have different portfolio managers.

We also paid a commitment fee of $240,765, a structuring fee of $10,000 to Highgate, and legal fees of $5,668. As such, of the total purchase amount of $3,750,000, the net proceeds to us were $1,228,567, which we received following the closing of the issuance of the Convertible Debenture. We used these proceeds for general corporate and working capital purposes.

The Convertible Debenture bears interest at a rate of 5%. Highgate is entitled to convert, at its option, all or part of the principal amount owing under the Convertible Debenture into shares of our common stock at a conversion price equal to the lesser of (a) $0.10 per share, or (b) an amount equal to the lowest closing bid price of the Common Stock as listed on the OTC Bulletin Board, as quoted by Bloomberg L.P. for the twenty (20) trading days immediately preceding the conversion date. Except as otherwise set forth in the Convertible Debenture, Highgate's right to convert principal amounts owing under the Convertible Debenture into shares of our common stock is limited as follows:

         1. Highgate may convert up to $250,000 worth of the principal amount plus accrued interest of the Convertible Debenture in any consecutive 30-day period when the market price of our stock is $0.10 per share or less at the time of conversion;

         2. Highgate may convert up to $500,000 worth of the principal amount plus accrued interest of the Convertible Debenture in any consecutive 30-day period when the price of our stock is greater than $0.10 per share at the time of conversion, provided, however, that Highgate may convert in excess of the foregoing amounts if we and Highgate mutually agree; and

         3. Upon the occurrence of an event of default (as defined in the Convertible Debenture), Highgate may, in its sole discretion, accelerate full repayment of all debentures outstanding and accrued interest thereon or may, notwithstanding any limitations contained in the Convertible Debenture and/or the Purchase Agreement, convert the Convertible Debenture and accrued interest thereon into shares of our common stock pursuant to the Convertible Debenture.

Pursuant to the Convertible Debenture, interest is to be paid at the time of maturity or conversion. We may, at our option, pay accrued interest in cash or in shares of common stock. If paid in stock, the conversion price shall be the closing bid price of the common stock on either (i) the date the interest payment is due; or (ii) if the interest payment is not made when due, the date on which the interest payment is made.

The Company granted Highgate registration rights, pursuant to which the Company agreed to file, within 120 days of the closing of the purchase of the debenture, a registration statement to register the resale of shares of the Company's common stock issuable upon conversion of the principal amount of the Convertible Debenture. The Company agreed to register the resale of up to 100,000,000 shares, and to keep such registration statement effective until all of the shares issuable upon conversion of the principal of the Convertible Debenture have been sold. In the event that the Company issues more than 100,000,000 shares of its common stock, it will file additional registration statements as necessary.

On June 15, 2006, we entered into an agreement with Highgate to amend the registration rights agreement, pursuant to which we agreed to use our best efforts to have the registration statement declared effective by July 31, 2006. Under the amendment, if the registration statement has not been declared effective by July 31, 2006, Highgate may declare us in default under the Convertible Debenture.

As noted above, through July 20, 2006, Highgate had converted $750,000 of the Convertible Debentures, into 24,193,548 shares of our restricted common stock in accordance with the terms of the Convertible Debenture agreement.

Additional Convertible Debenture Transaction - On December 30, 2005, we entered into a securities purchase with Cornell Capital, relating to the issuance of a 5% Secured Convertible Debenture, due July 30, 2008, in the aggregate principal amount of $1,500,000 (the "Cornell Debenture").

We also paid a commitment fee of $120,000 and a structuring fee of $10,000 to Cornell Capital. As such, of the total amount of $1,500,000, the net proceeds to us were $1,370,000. We will use these proceeds for general corporate and working capital purposes, at our discretion.

The Cornell Debenture bears interest at a rate of 5%. Cornell Capital is entitled to convert, at its option, all or part of the principal amount owing under the Debenture into shares of the Company's common stock at a conversion price equal one hundred percent (100%) of the lowest closing bid price of the Common Stock as listed on the OTC Bulletin Board, as quoted by Bloomberg L.P. for the twenty (20) trading days immediately preceding the Conversion Date, subject to certain restrictions and limitations set forth in the Cornell Debenture.

Under the terms of the Cornell Debenture, except upon an event of default as defined in the Cornell Debenture, Cornell Capital may not convert the Cornell Debenture for a number of shares of common stock in excess of that number of shares of common stock which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by Cornell Capital and its affiliates to exceed 4.99% of the outstanding shares of the common stock following such conversion.

Pursuant to the Cornell Debenture, interest is to be paid at the time of maturity or conversion. We may, at our option, pay accrued interest in cash or in shares of our common stock. If paid in stock, the conversion price shall be the closing bid price of the common stock on either (i) the date the interest payment is due; or (ii) if the interest payment is not made when due, the date on which the interest payment is made.

Also pursuant to the Cornell Debenture, we have the right to redeem, by giving 3 days' written notice to Cornell Capital, a portion or all of the Cornell Debenture then outstanding by paying an amount equal to one hundred five percent (105%) of the amount redeemed plus interest accrued thereon. In the event that we redeem only a portion of the outstanding principal amount of the Cornell Debenture, Cornell Capital may convert all or any portion of the unpaid principal or interest of the Cornell Debenture not being redeemed by us. Additionally, if after the earlier to occur of (x) fifteen (15) months following the date of the purchase of the Cornell Debenture or (y) twelve (12) months following the date on which the initial registration statement is declared effective, all or any portion of the Cornell Debenture remains outstanding, then we, at the request of Cornell Capital, are required to redeem such amount outstanding at the rate of five hundred thousand dollars ($500,000) per each 30-day period. Finally, upon the occurrence of an event of default as defined in the Cornell Debenture, Cornell Capital can convert all outstanding principal and accrued interest under the Cornell Debenture irrespective of any of the limitations set forth in the Cornell Debenture and/or the Purchase Agreement, and in such event, all such principal and interest shall become immediately due and payable.

In connection with the Purchase Agreement, we also agreed to grant to Cornell Capital warrants (the "Warrants") to purchase up to an additional 10,000,000 shares of our common stock. The Warrants have an exercise price of $0.09 per share, and expire three years from the date of issuance. The Warrants also provide for cashless exercise if at the time of exercise there is not an effective registration statement or if an event of default has occurred.

Additionally, we entered into an investor registration rights agreement (the "Registration Rights Agreement") with Cornell Capital, pursuant to which we agreed to file, within 120 days of the closing of the purchase of the Cornell Debenture, a registration statement to register the resale of shares of our common stock issuable to Cornell Capital upon conversion of the Cornell
Debenture. We agreed to register the resale of up to 42,608,696 shares, consisting of 32,608,696 shares underlying the Cornell Debenture, and 10,000,000 shares underlying the Warrants. We agreed to keep such registration statement effective until all of the shares issuable upon conversion of the Cornell Debenture have been sold. In the event that we issue more than 32,608,696 shares of its common stock upon conversion of the Cornell Debenture, we will file additional registration statements as necessary.

On June 15, 2006, we entered into an agreement with Cornell to amend the registration rights agreement, pursuant to which we agreed to file the registration statement not later than August 15, 2006, instead of 120 days following the closing of the issuance of the Cornell Debenture. Under the amendment, if the registration statement has not been filed by August 15, 2006, Cornell may declare us in default under the Cornell Debenture.

We also entered into a security agreement (the "Security Agreement") with Cornell Capital, pursuant to which we granted a second position security interest in all of our property, including goods; inventory; contract rights and general intangibles; documents, receipts, and chattel paper; accounts and other receivables; products and proceeds; and any interest in any subsidiary, joint venture, or other investment interest to secure our obligation under the Cornell Debenture and the related agreements.

We also entered into an escrow agreement (the "Escrow Agreement") with Cornell Capital relating to the holding and disbursement of payment of the purchase price of the Cornell Debenture and cash payments made by us in payment of the obligations owing under the Cornell Debenture. We agreed with Cornell Capital to appoint David Gonzalez as the Escrow Agent under the Escrow Agreement.

A chart showing the number of shares issuable upon hypothetical conversions at particular conversion prices is set forth in the "Risk Factors" section on page 23.

Through July 20, 2006, Cornell had not converted any principal amount of the Cornell Convertible Debenture. On July 20, 2006, we entered into an agreement with Cornell (the "Cornell Agreement"). Pursuant to the Cornell Agreement, Cornell agreed that it would not convert any of the principal or interest on the Cornell Debenture or exercise any of the Warrants granted to Cornell until we had taken the steps necessary to increase our authorized capital.

By way of background, we have previously entered into financing transactions with Cornell Capital. In April 2003, we had entered into an equity line of credit agreement with Cornell Capital. Between December 2003 and March 2004, we drew a total of $2,150,000 on the equity line, and issued a total of 57,464,386 shares of common stock to Cornell Capital. In May 2004, we entered into a standby equity distribution agreement with Cornell Capital, but the agreement was terminated before any funds were drawn or any shares were issued. Between June 2003 and January 2005, Cornell Capital loaned to us an aggregate of $5,595,000 pursuant to promissory notes issued to Cornell Capital. These notes were paid in full by May 2005.

Highgate and Cornell have the same general partner, Yorkville Advisors, but have different portfolio managers. Additionally, the escrow agent appointed in connection with the purchase and sale of both the Cornell Capital debenture transaction and the Highgate debenture transaction is David Gonzalez, who is an officer of Cornell Capital.

The Company does not anticipate that it will use any of the proceeds of the sale of the Cornell Debenture to Cornell Capital to repay the debenture sold to Highgate.

Purchase of ABS Assets

Funds for the payment of the cash portion of the purchase of the ABS assets consisted of $1,000,000 that the Company raised through a private offering of 14,285,715 shares of the Company's common stock, and $125,000 which was obtained from Company operations. The shares in the private offering were issued to ANAHOP, Inc. The Company disclosed the sale of the shares and accompanying warrants in a Current Report on Form 8-K filed with the SEC on May 30, 2006.

In connection with the American Beauty Supply, LLC ("ABS") bankruptcy proceedings, the Company acquired all of the assets of ABS for an aggregate purchase price of $2,310,000. The assets purchased included inventory of a product which had been the subject of an agreement between the Company and ABS, the True Ceramic Pro flat iron. Pursuant to the asset purchase agreement and the orders of the bankruptcy court, the Company is required to make royalty payments to the ABS estate of $3 per unit of the True Ceramic Pro sold. Pursuant to the bankruptcy court's orders, the initial $435,000 amount of royalty payments paid into the ABS estate will be disbursed to other individuals and entities with claims against ABS's estate. After the guaranteed payment of $435,000 has been made, the royalty payments into the ABS estate will be prorated among five individuals and entities with claims against ABS's bankruptcy estate who have an aggregate claim against the ABS estate of $2,100,000 and the Company, which has an aggregate claim against the ABS estate of $1,600,000.

In connection with its efforts to sell the True Ceramic Pro units, the Company recently entered into a marketing and distribution contract (the "MD Agreement") with Media Syndication Global, LLC ("MSG"), granting worldwide exclusive rights to MSG to advertise, promote, market, sell and otherwise distribute the True Ceramic Pro units. The Company disclosed the MD Agreement in a Current Report filed on Form 8-K, filed July 10, 2006.

Under the terms of the agreement with MSG, the initial minimum sales quantity is 10,000 units and the minimum subsequent orders is 50,000 units in any three month period, which can be prorated, but not less than 400,000 units in any 12 month period. The initial term of the MD Agreement is for three years, after which the agreement will renew for terms of one year each, provided that MSG has purchased the minimum requirements under the MD Agreement.

Based on the terms of the MD Agreement and the terms of the bankruptcy court's orders, the Company anticipates that it will need to sell at least 1,378,333 units to generate enough royalty income to repay (A) the guaranteed royalty payment of $435,000 (which is the equivalent of 145,000 units), and (B) the $3,700,000 in royalty payments consisting of (i) $2,100,000 (the equivalent of 700,000 units) to five individuals and entities with claims against the ABS estate, and (ii) $1,600,000 (the equivalent of 533,333 units) to the Company as payment of the Company's claim against the ABS estate. Based on minimum sales quantity included in the terms of the MD Agreement with MSG, the Company anticipates that it would take the Company approximately forty-two months to achieve the necessary unit sales to make the full $4,135,000 payment.

Forward-looking statements

All statements made in this prospectus, other than statements of historical fact, which address activities, actions, goals, prospects, or new developments that we expect or anticipate will or may occur in the future, including such things as expansion and growth of operations and other such matters are forward-looking statements. Any one or a combination of factors could materially affect our operations and financial condition. These factors include competitive pressures, success or failure of marketing programs, changes in pricing and availability of parts inventory, creditor actions, and conditions in the capital markets. Forward-looking statements made by us are based on knowledge of our business and the environment in which we currently operate. Because of the factors listed above, as well as other factors beyond our control, actual results may differ from those in the forward-looking statements. We disclaim any obligation or intention to update any forward-looking statement.

5% Convertible Debenture

On May 26, 2005, we entered into a securities purchase agreement (the "Purchase Agreement") with Highgate House Funds, Ltd., a Cayman Island exempted company ("Highgate" or the "Selling Shareholder"), relating to the issuance by us of a

5% Secured Convertible Debenture, due December 31, 2007, in the aggregate principal amount of $3,750,000 (the "Convertible Debenture").

In connection with the issuance of the Convertible Debenture, we used $2,265,000 to repay two promissory notes to Cornell Capital Partners, LP ("Cornell"), one in the amount of $1,700,000, and the other in the amount of $565,000. Highgate and Cornell have the same general partner, Yorkville Advisors, but have different portfolio managers.

We also paid a commitment fee of $240,765, a structuring fee of $10,000 to the Selling Shareholder, and legal fees of $5,668. As such, of the total purchase amount of $3,750,000, the net proceeds to us were $1,228,567, which we received following the closing of the purchase of the Convertible Debenture. We used these proceeds for general corporate and working capital purposes.

The Convertible Debenture bears interest at a rate of 5%. The Selling Shareholder is entitled to convert, at its option, all or part of the principal amount owing under the Convertible Debenture into shares of our common stock at a conversion price equal to the lesser of (a) $0.10 per share, or (b) an amount equal to the lowest closing bid price of the Common Stock as listed on the OTC Bulletin Board, as quoted by Bloomberg L.P. for the twenty (20) trading days immediately preceding the conversion date. Except as otherwise set forth in the Convertible Debenture, the Selling Shareholder's right to convert principal amounts owing under the Convertible Debenture into shares of our common stock is limited as follows:

         1. The Selling Shareholder may convert up to $250,000 worth of the principal amount plus accrued interest of the Convertible Debenture in any consecutive 30-day period when the market price of our stock is $0.10 per share or less at the time of conversion;

         2. The Selling Shareholder may convert up to $500,000 worth of the principal amount plus accrued interest of the Convertible Debenture in any consecutive 30-day period when the price of our stock is greater than $0.10 per share at the time of conversion, provided, however, that the Selling Shareholder may convert in excess of the foregoing amounts if we and the Selling Shareholder mutually agree; and

         3. Upon the occurrence of an event of default (as defined in the Convertible Debenture), the Selling Shareholder may, in its sole discretion, accelerate full repayment of all debentures outstanding and accrued interest thereon or may, notwithstanding any limitations contained in the Convertible Debenture and/or the Purchase Agreement, convert the Convertible Debenture and accrued interest thereon into shares of our common stock pursuant to the Convertible Debenture.

A chart showing the number of shares issuable upon hypothetical conversions at particular conversion prices is set forth in the "Risk Factors" section on page 16.

Pursuant to the Convertible Debenture, interest is to be paid at the time of maturity or conversion. We may, in our option, pay accrued interest in cash or in shares of common stock. If paid in stock, the conversion price shall be the closing bid price of the common stock on either (i) the date the interest payment is due; or (ii) if the interest payment is not made when due, the date on which the interest payment is made.

Under the terms of the Convertible Debenture, except upon an event of default as defined in the Convertible Debenture, the Selling Shareholder may not convert the Convertible Debenture for a number of shares of common stock in excess of that number of shares of common stock which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the Selling Shareholder and its affiliates to exceed 4.99% of the outstanding shares of the common stock following such conversion.

Also pursuant to the Convertible Debenture, we have the right to redeem, by giving 3 days' written notice to the Selling Shareholder, a portion or all of the Convertible Debenture then outstanding by paying an amount equal to one hundred five percent (105%) of the amount redeemed plus interest accrued thereon. In the event that we redeem only a portion of the outstanding principal amount of the Convertible Debenture, the Selling Shareholder may convert all or any portion of the unpaid principal or interest of the Convertible Debenture not being redeemed. Additionally, if after the earlier to occur of (x) fifteen (15) months following the date of the purchase of the Convertible Debenture or (y) twelve (12) months following the date on which the initial registration statement is declared effective, all or any portion of the Convertible Debenture remains outstanding, then we, at the request of the Selling Shareholder, shall redeem such amount outstanding at the rate of five hundred thousand dollars ($500,000) per each 30-day period. Finally, upon the occurrence of an event of default as defined in the Convertible Debenture, the Selling Shareholder can convert all outstanding principal and accrued interest under the Convertible Debenture irrespective of any of the limitations set forth in the Convertible Debenture and/or the Purchase Agreement, and in such event, all such principal and interest shall become immediately due and payable.

In connection with the Purchase Agreement, we entered into an investor registration rights agreement (the "Registration Rights Agreement") with the Selling Shareholder, pursuant to which, we agreed to file, within 120 days of the closing of the purchase of the Convertible Debenture, a registration statement to register the resale of shares of the Company's common stock issuable to the Selling Shareholder upon conversion of the principal or interest on the Convertible Debenture. We agreed to register the resale of up to 100,000,000 shares, and to keep such registration statement effective until all of the shares issuable upon conversion of the principal or accrued interest on the Convertible Debenture have been sold. In the event that we issue more than 100,000,000 shares of common stock upon conversion of the Convertible Debenture, we will file additional registration statements as necessary.

This registration statement does not register the resale of any shares issued to Highgate as payment of interest accrued on the Convertible Debenture, and neither this registration statement nor the prospectus may be used to sell shares issued to Highgate as payment of interest accrued on the Convertible Debenture. The number of shares issuable in connection with this registration statement is also limited by our authorized capital, which as of July 20, 2006, was 750,000,000 shares. In other words, we are not authorized to issue more than 750,000,000 shares of our common stock, irrespective of how many shares are covered by this registration statement and prospectus, unless we increase our authorized capital, as discussed above in the "Risk Factors" section on page 22.

We also entered into a security agreement (the "Security Agreement") with the Selling Shareholder, pursuant to which we pledged all of our property, including goods; inventory; contract rights and general intangibles; documents, receipts, and chattel paper; accounts and other receivables; products and proceeds; and any interest in any subsidiary, joint venture, or other investment interest to secure our obligation under the Convertible Debenture and the related agreements.

We also entered into an escrow agreement (the "Escrow Agreement") with the Selling Shareholder relating to the holding and disbursement of payment of the purchase price of the Convertible Debenture and cash payments made by us in payment of the obligations owing under the Convertible Debenture. David Gonzalez was appointed as the Escrow Agent under the Escrow Agreement.

We sold the Convertible Debenture without registration under the Securities Act of 1933, as amended (the "1933 Act") in reliance on Section 4(2) of the 1933 Act, and the rules and regulations promulgated thereunder. Upon future conversions, if any, of the Convertible Debenture into shares of our common stock, we intend to issue the shares without registration under the 1933 Act in reliance on Section 4(2) of the 1933 Act, and the rules and regulations promulgated thereunder. As noted above, we anticipate that any resales by the Selling Shareholder of the shares issued upon conversion of the Convertible Debenture will be made pursuant to this registration statement.

Through July 20, 2006, Highgate had converted $750,000 of the Convertible Debentures, for 24,193,548 shares of our restricted common stock. Once this registration statement has been declared effective by the SEC, Highgate may sell those shares under this registration statement, although there is no guarantee that Highgate will sell any or all of the shares.

Selling shareholder

One of our investors, Highgate House Funds, Ltd., a Cayman Island exempted company, is the Selling Shareholder in connection with this prospectus and the registration statement of which it is a part. Highgate is not affiliated in any way with CirTran or any of our affiliates, except that the escrow agent appointed in connection with the Purchase Agreement and the Escrow Agreement, David Gonzalez, is an officer of Cornell Capital Partners, LLP ("Cornell"), an entity with which we previously entered into two transactions, an equity line of credit agreement and a standby equity distribution agreement. Highgate and Cornell have the same general partner, Yorkville Advisors, but have different portfolio managers. Both the equity line of credit agreement and the standby equity distribution agreement have been terminated. Additionally, as described above, prior to our entering into the Purchase Agreement with Highgate, Cornell had previously made loans to us in the aggregate amounts of $5,595,000, all of which have been repaid, including two notes for $1,700,000 and $565,000, respectively, which loans we repaid with part of the proceeds of the sale of the Convertible Debenture.

This prospectus, and the registration statement of which it is a part, cover the resales of the shares to be issued to Highgate, the Selling Shareholder, in connection with conversions of the Convertible Debenture.

Through July 20, 2006, Highgate had converted $750,000 of the Convertible Debentures, for 24,193,548 shares of our restricted common stock. Once this registration statement has been declared effective by the SEC, Highgate may sell those shares under this registration statement, although there is no guarantee that Highgate will sell any or all of the shares.

The following table provides information about the actual and potential ownership of shares of our common stock by Highgate in connection with the Convertible Debenture as of July 20, 2006, and the number of our shares registered for sale in this prospectus. The number of shares of common stock issuable to Highgate in connection with conversions of the Convertible Debenture varies according to the market price at and immediately preceding the date of a conversion by Highgate. Solely for purposes of estimating the number of shares of common stock that would be issuable to Highgate as set forth in the table below, we have assumed a hypothetical conversion by Highgate on July 20, 2006, of the full remaining amount of $3,000,000 principal amount of the Convertible Debenture (with no interest accrued) at a per share price of $0.03. The actual per share price and the number of shares issuable upon actual conversions by Highgate could differ substantially. This prospectus and the registration statement of which it is a part covers the resale of up to 100,000,000 shares of our common stock issuable to Highgate in connection with conversions of the principal or interest on the Convertible Debenture. The number of shares issuable in connection with this registration statement is also limited by our authorized capital, which as of July 20, 2006, was 750,000,000 shares. In other words, we are not authorized to issue more than 750,000,000 shares of our common stock, irrespective of how many shares are covered by this registration statement and prospectus, unless we increase our authorized capital.

Under the terms and conditions of the Convertible Debenture and the Purchase Agreement, Highgate is prohibited from converting amounts under the Convertible Debenture that would cause Highgate to beneficially own more than 4.99% of the then-outstanding shares of our common stock following such issuance. This restriction does not prevent Highgate from receiving and selling shares and thereafter receiving additional shares. In this way, Highgate could sell more than 4.99% of our outstanding common stock in a relatively short time frame while never beneficially owning more than 4.99% of the outstanding CirTran common stock at any one time. For purposes of calculating the number of shares of common stock issuable to Highgate assuming a conversion of the full amount of the Convertible Debenture, as set forth below, the effect of such 4.99% limitation has been disregarded. The number of shares issuable to Highgate as described in the table below therefore may exceed the actual number of shares Highgate may be entitled to beneficially own under the Convertible Debenture. The following information is not determinative of Highgate's beneficial ownership of our common stock pursuant to Rule 13d-3 or any other provision under the Securities Exchange Act of 1934, as amended.

--------------- ---------- -------------- ----------- ----------- --------- -------------
                                          Percentage
                Shares     Shares of      of Common
                of         Common         Stock                             Percentage
                Common     Stock          Issuable to                       of
                Stock      Issuable       Selling     Number of   Number of Common
                Owned by   to Selling     Shareholder Shares of   Shares of Stock
                Selling    Shareholder    in          Common      Common    Beneficially
                Share-hold in             Connection  Stock       Stock     Owned
                Prior to   Connection     with        Registered  Owned     After
Name of Selling Offering   with           Debenture   Hereunder   After     the
Shareholder     (1)        Debenture      (2)         (3)         Offering  Offering
--------------- ---------- -------------- ----------- ----------- --------- -------------
Highgate House
Funds, Ltd.         0      124,193,548(4)    16.90%   100,000,000    0(5)      0%(5)
--------------- ---------- -------------- ----------- ----------- --------- -------------

---------------------

         (1) To our knowledge, and based on representations from Highgate's management, Highgate owned 24,193,548 shares of our common stock as of July 20, 2006. Highgate House Funds, Ltd., is an entity managed by Yorkville Advisors, LLC. Adam Gottbetter is the co-portfolio manager of Yorkville Advisors, LLC.

         (2) As noted above, Highgate is prohibited by the terms of the Convertible Debenture from converting amounts of the Convertible Debenture that would cause it to beneficially own more than 4.99% of the then outstanding shares of our common stock following such put. The percentages set forth are not determinative of the Selling Shareholder's beneficial ownership of our common stock pursuant to Rule 13d-3 or any other provision under the Securities Exchange Act of 1934, as amended.

         (3) The registration statement of which this prospectus is a part covers up to 100,000,000 shares of common stock issuable in connection with the Convertible Debenture. Because the specific circumstances of the issuances under the Convertible Debenture are within the discretion of Highgate and are therefore unascertainable at this time, the precise total number of shares of our common stock offered by the Selling Shareholder cannot be fixed at this time, but cannot exceed 100,000,000 unless we file additional registration statements registering the resale of the additional shares. The amount set forth in the table represents the number of shares of our common stock that have been issued and that would be issuable, and hence offered in part hereby, assuming a conversion of the full principal amount of the Convertible Debenture (excluding any interest accrued thereon) as of December 12, 2005. The actual number of shares of our common stock offered hereby may differ according to the actual number of shares issued upon such conversions.

         (4)      Includes:

                  24,193,548        shares   of   common   stock   issued   upon
                                    conversion by Highgate of $750,000 principal amount of the Debenture as of July 20, 2006;
                                    and

                  100,000,000       shares  of  common  stock  issuable  upon  a
                                    hypothetical  conversion  of  the  remaining
                                    $3,000,000    principal    amount   of   the
                                    Convertible  Debenture  as of July 20, 2006.
                                    This   prospectus   registers   only  up  to
                                    100,000,000  shares of common stock issuable
                                    in   connection    with   the    Convertible
                                    Debenture.  Accordingly,  we may  not  issue
                                    shares in excess  of  100,000,000  unless we
                                    file  additional   registration   statements
                                    registering the resale of the additional shares.

         (5) Assumes a hypothetical conversion of the remaining $3,000,000 principal amount of the Convertible Debenture as of July 20, 2006, and the issuance of 100,000,000 shares of our common stock, in addition to the 24,193,548 shares previously issued to Highgate upon conversion of $750,000 principal amount of the Debenture, together with the sale by Highgate of all such shares. There is no assurance that Highgate will sell any or all of the shares offered hereby. However, Highgate is contractually prohibited from converting amounts of the Convertible Debenture that would cause it to hold shares in excess of 4.99% of the then-issued and shares of our common stock.

This number and percentage may change based on Highgate's decision to sell or hold the Shares. There is no assurance that Highgate will sell any or all of the shares offered hereby. If Highgate sells all of the shares issued to it in connection with the Convertible Debenture, the number of shares held following such sales would be 0 and the percentage of ownership would be 0%. Additionally, as noted, this registration statement registers the resale of up to 100,000,000 shares by Highgate. In the event that we issue more than 100,000,000 shares to Highgate in connection with conversions of the Debenture, we will be required to file additional registration statements to cover the resale of such shares. As noted above, the number of shares issuable in connection with this registration statement is also limited by our authorized capital, which as of July 20, 2006, was 750,000,000 shares. In other words, we are not authorized to issue more than 750,000,000 shares of our common stock, irrespective of how many shares are covered by this registration statement and prospectus, unless we increase our authorized capital.

Plan of Distribution

The Selling Shareholder, its pledgees, donees, transferees or other successors in interest, may from time to time sell the Shares of our Common Stock directly to purchasers or indirectly to or through underwriters, broker-dealers or agents. The Selling Shareholder may sell all or part of its shares in one or more transactions at fixed prices, varying prices, prices at or related to the then-current market price or at negotiated prices. The Selling Shareholder will determine the specific offering price of the Shares from time to time that, at that time, may be higher or lower than the market price of our Common Stock quoted on the OTC Bulletin Board.

The Selling Shareholder and any underwriters, broker-dealers or agents participating in the distribution of the Shares of our Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit from the sale of such shares by the Selling Shareholder and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts under the Securities Act. The Selling Shareholder may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the Warrants or shares against certain liabilities, including liabilities arising under the Securities Act.

Because the Selling Shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act, the Selling Shareholder will be subject to the prospectus delivery requirements of the Securities Act. We have informed the Selling Shareholder that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to its sales in the market. With certain exceptions, Regulation M precludes the Selling Shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

The  method  by  which  the  Selling  Shareholder,   or  its  pledgees,  donees,
transferees or other successors in interest, may offer and sell their Shares may include, but are not limited to, the following:

         * sales on the over-the-counter market, or other securities exchange on which the Common Stock is listed at the time of sale, at prices and terms then prevailing or at prices related to the then-current market price;
         *        sales in privately negotiated transactions;
         *        sales for their own account pursuant to this prospectus;
         * through the writing of options, whether such options are listed on an options exchange or otherwise through the settlement of short sales;
         * cross or block trades in which broker-dealers will attempt to sell the shares as agent, but may position and resell a portion of the block as a principal in order to facilitate the transaction;
         * purchases by broker-dealers who then resell the shares for their own account;
         *        brokerage transactions in which a broker solicits purchasers;
         *        any  combination  of these  methods  of sale;  and

         *        any other method permitted pursuant to applicable law.

Any Shares of Common Stock covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The Shares of our Common Stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states, the Shares of our Common Stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

The Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the Selling Shareholder. The Selling Shareholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the securities offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Shareholder and any underwriter, broker-dealer or agent regarding the sale of Shares of our Common Stock by the Selling Shareholder.

The Selling Shareholder will pay all fees, discounts and brokerage commissions in connection with any sales, including any fees to finders. We will pay all expenses of preparing and reproducing this prospectus, including expenses or compliance with state securities laws and filing fees with the SEC.

Under applicable rules and regulations under Regulation M under the Exchange Act, any person engaged in the distribution of securities may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the securities for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and with limiting the foregoing, the Selling Shareholder will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the securities by Selling Shareholder. The foregoing may affect the marketability of the securities offered hereby.

The Selling Shareholder may be deemed to be an "underwriter" as such term is defined in the Securities Act, and any commissions paid or discounts or concessions allowed to any such person and any profits received on resale of the securities offered hereby may be deemed to be underwriting compensation under the Securities Act.

         Prior History and Dealings with Selling Shareholder and Related
         Entities

As noted above in the "Recent Developments" section, Highgate House Funds, Ltd., the Selling Shareholder under this registration statement, and Cornell Capital have the same general partner, Yorkville Advisors, but have different portfolio managers. In addition to the Convertible Debentures issued to Cornell in December 2005, we have entered into prior financing transactions with Cornell in the past four years.

         - In April 2003, we entered into an equity line of credit agreement with Cornell, pursuant to which we drew a total of $3,330,000 on the equity line, and issued a total of
                  121,717,894 shares of common stock to Cornell Capital. We registered the resale by Cornell of those shares into the market on a registration statement on Form SB-2.

         - In May 2004, we entered into a standby equity distribution agreement with Cornell Capital, but the agreement was terminated before any funds were drawn or any shares were issued.

         - Between June 2003 and January 2005, Cornell Capital loaned to us an aggregate of $5,595,000 pursuant to promissory notes issued to Cornell Capital. These notes were paid in full by May 2005.

         In the prior financing deals with Cornell, specifically the Equity Line of Credit transaction, Cornell sold all of the shares of our common stock that were issued in connection with the Equity Line. Although we do not have a history of dealing with Highgate, there is a strong possibility that Highgate will also sell all of the shares that we issue to it in connection with the conversions of the Convertible Debentures, rather than holding any of the shares for any extended period of time. Such sales could result in substantial dilution.

         As noted immediately above in the "Selling Shareholder" section, through July 20, 2006, Highgate had converted $750,000 of the Convertible Debenture, for 24,193,548 shares of our restricted common stock. Once this registration statement has been declared effective by the SEC, Highgate may sell those shares under this registration statement, although there is no guarantee that Highgate will sell any or all of the shares.

         Additionally, with respect to sales by Highgate, the following factors should be considered:

         - We have limited funds to use to repay the Convertible Debentures issued both to Highgate and to Cornell, and as such, it is likely that we will rely on the conversions of the Convertible Debentures into shares of our common stock for repayment, which will result in dilution to the positions of our current shareholders;

         - The Convertible Debentures issued to Highgate include a conversion cap, pursuant to which Highgate cannot convert principal amounts of the Convertible Debentures that would result in its owning more than 4.99% of our issued and outstanding common stock. These restrictions, however, do not prevent Highgate from selling shares of common stock received in connection with a conversion, and then receiving additional shares of common stock in connection with a subsequent conversion. In this way, Highgate could sell more than 4.99% of the outstanding common stock in a relatively short time frame while never holding more than 4.99% at one time. As a result, existing shareholders and new investors could experience substantial dilution in the value of their shares of our common stock.

         - Our average daily trading volume as of July 20, 2006, as reported by the OTC Bulletin Board, was approximately 2,089,000 shares. As such, there can be no assurance that there will be sufficient volume to support the sales by Highgate of a substantial number of shares issued or issuable to it upon conversion of the Convertible Debentures. To the extent that Highgate is unable to sell sufficient shares and to reduce the principal amount of the Debentures, we will be required to continue to pay interest on the outstanding principal balance.

         - The Convertible Debentures mature on December 31, 2007. As such, assuming that we make no principal payments on the Convertible Debentures, as of July 20, 2006, the remaining outstanding balance of $3,000,000 would convert into approximately 100,000,000 shares of our common stock, which Highgate would need to sell into the market. Although there can be no way to accurately determine the effect of such sales on our share price, it is likely that the introduction of such a large volume of shares could significantly depress the share price, which would result in our obligation to issue more shares, in light of the floating conversion price.

         - Each of the factors listed above could be worsened by the actions of Cornell Capital in selling shares issuable upon conversion of the convertible debentures issued to Cornell Capital in December 2005. Although the resale by Cornell Capital is not covered by this prospectus or the registration statement of which it is a part, we have contractually agreed with Cornell Capital that we will file a registration statement to register its resales into the market. If both

                  Highgate and Cornell are selling into the market at the same time, such sales could have a material adverse impact on our sales price.

         - Although we are permitted under the Convertible Debentures issued both to Highgate and to Cornell Capital to pay the principal amounts due in cash, we may not be in a financial position to do so, and as such, we may rely on conversions by Highgate and Cornell Capital of outstanding principal amounts to reduce our obligations under the Convertible Debentures.

         As noted above, we are not selling any shares under this prospectus or the registration statement of which it is a part. Highgate is the sole selling shareholder hereunder. As such, any decisions with respect to whether or when to sell any shares issued or issuable to Highgate upon conversion of principal amounts of the Convertible Debentures are completely within Highgate's discretion, and we will not participate or be involved in any such sales.

Regulation M

We have informed the Selling Shareholders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the Shares or any right to purchase the Shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the Selling Shareholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the Selling Shareholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the Shares.

We also have advised the Selling Shareholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the Selling Shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the Selling Shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling Shareholders are distributing shares covered by this prospectus. Regulation M may prohibit the Selling Shareholders from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement. We have advised the Selling Shareholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

Legal Proceedings

We assumed certain liabilities of Circuit Technology, Inc., in connection with our transactions with that entity in the year 2000, and as a result we are defendant in a number of legal actions involving nonpayment of vendors for goods and services rendered. We have accrued these payables and have negotiated settlements with respect to some of the liabilities, including those detailed below, and are currently negotiating settlements with other vendors. As of July 20, 2006, the only remaining liability of Circuit Technology is C/S Utilities, discussed below.

C/S Utilities notified the Company that (as successor to Circuit Technology, Inc.) it believes it has a claim against the Company in the amount of $32,472 regarding utilities services. The claim was assigned to BC Services, Inc., which obtained a judgment against Circuit Technology, Inc., for $37,966 in El Paso County, Colorado, District Court on February 13, 2003. The Company is reviewing its records in an effort to confirm the validity of the claims and is evaluating its options.

CirTran Asia v. Mindstorm Civil No. 050902290, Third Judicial District Court, Salt Lake County, State of Utah. In February, 2005, CirTran Asia brought suit against Mindstorm Technologies, LLC, for nonpayment for goods provided. On April 22, 2005, the defendant filed its answer and counterclaim, following which defendant's counsel withdrew from representation. CirTran Asia notified defendant that under governing rules it was required to appoint successor counsel. The defendant failed to do so, and failed to prosecute its claim.
CirTran Asia moved for default judgment, which was granted. CirTran Asia submitted a proposed order of default judgment in the amount of $288,529 to the court in September 2005, which has been signed.

CirTran Asia v. Robinson, Civil No. 050915272, Third Judicial District Court, Salt Lake County, State of Utah. On August 30, 2005, CirTran Asia brought suit against Glenn Robinson, one of the principals of Mindstorm Technologies, LLC, for nonpayment for goods provided. Mr. Robinson filed an answer and subsequently filed for personal bankruptcy. CirTran Asia is reviewing its options and intends to vigorously pursue this action. On March 30, 2006, CirTran Asia filed a complaint against Mr. Robinson under Section 523 of the U.S. Bankruptcy Code seeking a determination that any debts owed by Mr. Robinson to CirTran Asia is excepted from any discharge granted to Mr. Robinson. As of the date of this Report, the case was proceeding in discovery.

CirTran Asia, et al. v. International Edge, et al., Civil No. 2:05 CV 413BSJ, U.S. District Court, District of Utah. On May 11, 2005, CirTran Asia, UKING System Industry Co., Ltd., and Charles Ho filed suit against International Edge, Inc., Michael Casey Enterprises, Inc., Michael Casey, David Hayek, and HIPMG, Inc., for breach of contract, breach of the implied covenant of good faith and fair dealing, interference with economic relationships, and fraud in relation to certain licensing issues relating to the Ab King Pro. The defendants counterclaimed, alleging breach of contract, fraud, defamation and related claims, all related to the Ab King Pro, seeking damages in the amount of $10,000,000. CirTran Asia and the other plaintiffs filed their reply to the counterclaim, disputing all of the allegations and claims. International Edge filed a motion to dismiss for lack of jurisdiction, which was denied. The case is presently in the discovery stage. Sales from this product in the year ended December 31, 2004 were approximately $3,510,000, and in the year ended December 31, 2005, were approximately $960,000. CirTran Asia intends to vigorously pursue this action.

CirTran Corporation vs. Advanced Beauty Solutions, LLC, and Jason Dodo, Civil No. 060900332, Third Judicial District Court, Salt Lake County, State of Utah. On January 9, 2006, CirTran Corporation brought suit against Advanced Beauty Solutions ("ABS") and Jason Dodo, asserting claims including breach of contract, breach of the implied covenant of good faith and fair dealing, interference with economic relations, fraud and unjust enrichment.

On January 24, 2006, ABS filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Central District of California, San Fernando Valley Division (the "ABS Bankruptcy Court"), Case No. SV 06-10076 GM. On January 30, 2006, a hearing ("Hearing") was held to consider the Emergency Motion for Order Approving the Settlement and Compromise of the Disputed Secured Claims of Inventory Capital Group, Inc. ("ICG"), and Media Funding Corporation ("MFC") (the "Settlement Motion") filed by ABS. The continued Hearing on the Settlement Motion was held on February 16, 2006, at which time the settlement was modified. Prior to a separate hearing held on March 24, 2006, on ABS's Motion for Order: (1) Approving Sale and Assignment of Substantially All Assets of the Estate Free and Clear of Liens; (2) Approving Assumption and Assignment of Leases and Executory Contracts Included in the Sale and Rejection of Leases and Executory Contracts Not Included in the Sale; and (3) Granting Related Relief (the "Sale Motion"), the settlement was further modified. The modifications to the proposed settlement were read into the ABS Bankruptcy Court's record at the Hearing on the Settlement Motion and the March 24, 2006 hearing on the Sale Motion ("Proposed Modifications"). Written notice of the Proposed Modifications was provided to creditors and parties in interests on March 27, 2006, and the Declaration of James C. Bastian, Jr., attesting that no objections to the Proposed Modifications have been received by ABS, was filed with the ABS Bankruptcy Court.

On June 6, 2006, the Company and ABS signed an agreement (the "Asset Purchase Agreement"), subject to the ABS Bankruptcy Court's approval. On June 7, 2006, the ABS Bankruptcy Court entered orders approving the Asset Purchase Agreement and granting the Sale Motion, and approving the settlement and compromise of certain disputed claims against ABS.

Pursuant to the settlement of ABS's bankruptcy proceedings and the Asset Purchase Agreement, the Company has an allowed claim against the ABS's estate in the amount of $2,350,000, of which $750,000 is to be credited to the purchase of substantially all of ABS's assets. Under the settlement, the Company shall be allowed to participate as a general unsecured creditor of ABS's estate in the amount of $1,600,000 on a pari passu basis with the $2,100,000 general unsecured claim of certain insiders of ABS and subject to the prior payment of certain secured, priority, and non-insider claims in the amount of approximately $1,507,011.

Under the Asset Purchase Agreement, the Company agreed to purchase substantially all of ABS's assets in exchange for:

         i)       a cash payment in the amount of $1,125,000;
         ii) a reduction of CirTran's allowed claim in the Bankruptcy Case by $750,000;
         iii)     the assumption of any assumed liabilities; and
         iv) the obligation to pay ABS a royalty equal to $3.00 per True Ceramic Pro flat iron unit sold by ABS (the "Royalty Obligation").

The Assets include personal property; intellectual property; certain executory contracts and unexpired leases; inventory; ABS's rights under certain insurance policies; deposits and prepaid expenses; books and records; goodwill; certain causes of action; permits; customer and supplier lists; and telephone numbers and listings (collectively, the "Assets").

Under the Asset Purchase Agreement, the Royalty Obligation is capped at $4,135,000. To the extent the amounts paid to ABS on account of the Royalty Obligation equal less than $435,000 on the 2 year anniversary of the Closing, then, within 30 days of such anniversary, the Company agreed to pay ABS an amount equal to $435,000 less the royalty payments made to date. As part of the settlement, the Company agreed to exchange general releases with, among others, ABS, Jason Dodo (the manager of ABS), Inventory Capital Group ("ICG"), and Media Funding Corporation ("MFC"). The settlement also resolved a related dispute with ICG in which ICG assigned $65,000 of its secured claim against ABS to the Company.

Pursuant to the court-approved settlement, payments under the Royalty Obligation will be made in the following order:

         a) The Royalty Obligation payments will be made exclusively to ICG and MFC (collectively, the "Secured Parties") until (i) the Secured Parties have been paid in full on account of their $1,243,208.44 secured claim, or (ii) the Secured Parties have been paid $100,000 in payments under the Royalty Obligation, whichever comes first.

         b) The next $70,000 Royalty Obligation payments will be made to a service provider to ABS (in the amount of $50,000) and to an individual with an allowed claim (in the amount of $20,000).

         c) Following the payments to the Secured Parties and others as set forth immediately above, the remaining Royalty Obligation payments will be used for distribution to allowed general unsecured claims not including those of the Company and certain insiders with unpaid notes (the "Insider Noteholders").

         d) Following payments as set forth in (a), (b), and (c) above, the Royalty Obligation payments will be shared pro rata among the Insider Noteholders (with a total allowed aggregate claim of $2,100,000), and the Company (with a general unsecured claim in the amount of $1,600,000), until paid in full.

         The total claims against ABS's estate that must be paid before the Company begins to share in the Royalty Obligation payments is $435,000.

         CirTran v. Guthy-Renker Corporation and Ben Van De Bunt, Civil No. 20060980298, Third Judicial District Court, Salt Lake County, State of Utah. In May 2006, the Company filed suit against Guthy-Renker Corporation and one of its officers, claiming breach of contract, breach of the implied covenant of good faith and fair dealing, interference with economic relationships, misrepresentation, and punitive damages. The suit seeks damages in an amount to be proven at trial. The defendants filed a motion to stay litigation and compel arbitration in the matter. As of July 20, 2006, the Company had not filed a response to the motion.

Directors, Executive Officers, Promoters and Control Persons

Directors and Officers

The following sets forth the names, ages and positions of our directors and officers and the officers of our operating subsidiaries, CirTran Corporation
(Utah) and CirTran Asia, along with their dates of service in such capacities.

     Name                  Age                    Positions

Iehab J. Hawatmeh          39       President,  Chief Executive  Officer,
                                    Secretary and Director of CirTran
                                    Corporation;  President  of CirTran
                                    Corporation
                                    (Utah).
                                    Served since July 2000.

Trevor Saliba              32       Director since June 2001. Senior
                                    Vice-President,  Sales and Marketing.
                                    Served since January 2002.

Shaher Hawatmeh            40       Chief Operating Officer
                                    Served since June 2004

Charles Ho                 51       President, CirTran-Asia
                                    Served since June 2004

Richard T. Ferrone         58       Chief Financial Officer
                                    Served since May 2006

Iehab J. Hawatmeh, MBA
Chairman, President & CEO

Mr. Iehab Hawatmeh founded CirTran Corporation in 1993 and has been its Chairman, President and CEO since its inception. He also served previously as the Company's Chief Financial Officer until the hiring of Richard T. Ferrone in May 2006. Mr. Hawatmeh oversees all daily operation including financial, technical, operational and sales functions for the company. Under Mr. Hawatmeh's direction, the company has seen its annual sales exceed $20 million, its employment exceed 360 and completed two strategic acquisitions. Prior to forming the company, Mr. Hawatmeh was the Processing Engineering Manager for Tandy Corporation overseeing the company's entire contract manufacturing printed circuit board assembly division. In addition, Mr. Hawatmeh was responsible for developing and implementing Tandy's facility Quality Control and Processing Plan model which is used by CirTran today. Mr. Hawatmeh received his Master's of Business Administration from University of Phoenix and his Bachelor's of Science in Electrical and Computer Engineering from Brigham Young University. Iehab and Shaher Hawatmeh are brothers.

Raed Hawatmeh.

Mr. Raed Hawatmeh resigned as a Director as of May 10, 2006.

Trevor M. Saliba, MS
Senior Vice President,
Worldwide Business Development

Mr. Saliba is responsible for sales and marketing activities worldwide and is responsible for overseeing all worldwide business development strategies for the company. Mr. Saliba was elected to the Board of Directors in 2001. From 1997 - 2001 he was President and CEO of Saliba Corp., a privately held contracting firm he founded. From 1995-1997 he was an Associate with Morgan Stanley. From 1992 - 1995 he was Vice President of Sales and Marketing for SNJ Industries. Mr. Saliba holds a Bachelors Degree in Business Administration and a Masters Degree in Finance from La Salle University and has completed an Advanced Graduate Program in Engineering and Management at the University of California, Berkeley.

In June 2002 Mr. Saliba filed for personal bankruptcy in the U.S. Bankruptcy Court in Los Angeles, California, which has not yet been discharged. The bankruptcy was unrelated to Mr. Saliba's involvement in CirTran.

James Snow
Vice President,
Product Development
President - Racore Technology Corporation

Mr. Snow is the Vice President of Product Development for CirTran Corporation and also President of Racore Technology Corp., a wholly owned subsidiary of the company. Mr. Snow directly oversees the design, planning and management of Racore's proprietary Local Area Network (LAN) products and provides network consulting services to clients. Mr. Snow held the position of Director of Forward Planning and Project Engineering for Phillips Telecommunications and Data Systems (a Division of N.V. Phillips) from 1982 - 1992. In addition he was a Principle Engineer for Digital Equipment Corp. from 1992 - 1994. Mr. Snow holds a Bachelor's degree in Electrical Engineering from Brigham Young University and Business Management from Brookhaven College.

Shaher Hawatmeh
Chief Operating Officer

Mr. Shaher Hawatmeh joined the company in 1993 as its Controller shortly after its founding. Today, Mr. Hawatmeh directly oversees all daily manufacturing production, customer service, budgeting and forecasting for the company. Following the companies acquisition of Pro Cable Manufacturing in 1996, Mr. Hawatmeh directly managed the entire company, supervising all operations for approximately two years and successfully oversaw the integration of this new division into the company. Prior to joining CirTran, Mr. Hawatmeh worked for the Utah State Tax Commission. Mr. Hawatmeh earned his Master's of Business Administration with an emphasis in Finance from the University of Phoenix and his Bachelor's of Science in Business Administration and a Minor in Accounting. Iehab and Shaher Hawatmeh are brothers.

Charles Ho
President, CirTran-Asia

Mr. Ho, who became the President of our CirTran-Asia division on June 15, 2004, served for six years as the chairman of Meicer Semiconductor Co., Ltd., one of the leading semiconductor manufacturers located in China, and was a co-founder of two of the leading design and manufacturing firms of DVD and CD players: Lead Data Co., Ltd., and Media Group. Mr. Ho has served as CEO for Uking System Inc. since 1986 and is still holds that position. Mr. Ho has a Master of Business Administration Degree from the University of South Australia and Bachelor of Science degree in Industrial Design from National Taipei University of Technology.

Richard T. Ferrone
Chief Financial Officer

Prior to joining the Company, Mr. Ferrone had headed his own accounting firm, Ferrone & Associates, which he established in Salt Lake City in 1994. Previously, he was vice president and CFO for then-publicly-held GCI Industries, Inc./Golf Card International for seven years, and served as CFO of Huntsman, Christensen Real Estate & Development Co. Mr. Ferrone had also served as vice president and chief financial officer for BSD Medical Corporation after he started his career with a regional CPA firm in Salt Lake City. Mr. Ferrone has a B.S. in Accounting from the University of Utah, where he also studied for a Master of Professional Accountancy with a tax emphasis.

Indemnification Provisions

Our Bylaws provide, among other things, that our officers or directors are not personally liable to us or to our stockholders for damages for breach of fiduciary duty as an officer or director, except for damages for breach of such duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the unlawful payment of dividends. Our Bylaws also authorize us to indemnify our officers and directors under certain circumstances. We anticipate we will enter into indemnification agreements with each of our executive officers and directors pursuant to which we will agree to indemnify each such person for all expenses and liabilities incurred by such person in connection with any civil or criminal action brought against such person by reason of their being an officer or director of the Company. In order to be entitled to such indemnification, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to criminal actions, such person must have had no reasonable cause to believe that his conduct was unlawful.


Commission's Position on Indemnification for Securities Act Liabilities

Our Bylaws provide, among other things, that our officers or directors are not personally liable to us or to our stockholders for damages for breach of fiduciary duty as an officer or director, except for damages for breach of such duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the unlawful payment of dividends. Our Bylaws also authorize us to indemnify our officers and directors under certain circumstances. We anticipate we will enter into indemnification agreements with each of our executive officers and directors pursuant to which we will agree to indemnify each such person for all expenses and liabilities incurred by such person in connection with any civil or criminal action brought against such person by reason of their being an officer or director of the Company. In order to be entitled to such indemnification, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to criminal actions, such person must have had no reasonable cause to believe that his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Security Ownership of Certain Beneficial Owners and Management

The  following  table sets forth the number and  percentage  of the  634,853,832 outstanding shares of our common stock which, according to the information supplied to us, were beneficially owned, as of July 20, 2006, by (i) each person who is currently a director, (ii) each executive officer, (iii) all current directors and executive officers as a group and (iv) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding common stock.

Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership is determined according to the rules of the Securities and Exchange Commission, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power over that security. Each director, officer, or 5% or more shareholder, as the case may be, has furnished us information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

--------------------------------------------------------------------------------
Name and                                                 Common     Percent of
Address                               Relationship       Shares       Class
--------------------------------------------------------------------------------
Saliba Private Annuity Trust (1)      5%                75,698,990      11.92%
115 S. Valley Street                  Shareholder
Burbank, CA 91505

--------------------------------------------------------------------------------
Iehab J. Hawatmeh                     Director,         62,288,465       9.81%
4125 South 6000 West                  Officer
West Valley City, Utah 84128          & 5%
                                      Shareholder
--------------------------------------------------------------------------------
Raed Hawatmeh (3)                     5%                31,007,530       4.84%
10989 Bluffside Drive                 Shareholder
Studio City, CA 91604

--------------------------------------------------------------------------------
Trevor Saliba (2)                     Director          13,275,000       2.09%
13848 Valleyheart Drive
Sherman Oaks, CA 91423

--------------------------------------------------------------------------------
Charles Ho                            Officer of                 0       0.00%
4125 South 6000 West                  Subsidiary of
West Valley City, Utah 84128          Company

--------------------------------------------------------------------------------
Shaher Hawatmeh                       Chief Operating    6,107,079       0.96%
4125 South 6000 West                  Officer
West Valley City, Utah 84128

--------------------------------------------------------------------------------
Richard T. Ferrone                    Chief Financial            0       0.00%
4125 South 6000 West                  Officer
West Valley City, Utah 84128

--------------------------------------------------------------------------------
All Officers and Directors as a Group                   81,670,544      12.84%
(4 persons)
--------------------------------------------------------------------------------

-------------------

(1) Includes 13,189,620 shares held by the Saliba Living Trust. Thomas L. Saliba and Betty R. Saliba are the trustees of The Saliba Living Trust and Thomas L. Saliba is the sole trustee of The Saliba Private Annuity Trust. These persons control the voting and investment decisions of the shares held by the respective trusts. Mr. Thomas L. Saliba is a nephew of the grandfather of Mr. Trevor Saliba, one of our directors and officers. Mr. Trevor Saliba is one of five passive beneficiaries of Saliba Private Annuity Trust and has no control over its operations or management. Mr. Saliba disclaims beneficial control over the shares indicated.

(2) Includes options to purchase up to 1,000,000 shares each that can be exercised anytime at exercise prices of $0.027 per share.

(3) Includes options to purchase up to 6,250,000 shares that can be exercised anytime at exercise prices of $0.02 - $0.03 per share.

Description of Common Stock

Effective August 6, 2001, our authorized capital was increased from 500,000,000 to 750,000,000 shares of common stock, $0.001 par value, and we also effected, effective the same date, a 1:15 forward split of our issued and outstanding shares of common stock through a forward split and share distribution. As of July 20, 2006, 636,874,906 (post forward-split) shares of our common stock were issued and outstanding. We are not authorized to issue preferred stock.

Each holder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments, and are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors, in its sole discretion, from funds legally available for such use. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Our obligations to issue shares of our common stock include the following:

         - Highgate Convertible Debenture: Assuming a hypothetical conversion of the remaining $3,000,000, at a hypothetical conversion price of $0.03 per share, we would issue 100,000,000 shares of our common stock.
         - Cornell Convertible Debenture: Assuming a hypothetical conversion of the remaining $1,500,000, at a hypothetical conversion price of $0.03 per share, we would issue 50,000,000 shares of our common stock.
         - ANAHOP, Inc.: Pursuant to a private offering in June 2006, we agreed to issue an aggregate of 28,571,428 shares of our common stock in two tranches. The first tranche involved the payment by ANAHOP of $500,000 and our issuance of 7,142,857 shares of common stock, and the second tranche involving the payment by ANAHOP of an additional $1,500,000 and our issuance of 21,428,571 shares of common stock. As of July 20, 2006, ANAHOP had paid $300,000 of the amount due for the first tranche, and we had not issued the 7,142,857 shares of common stock. Also, as of July 20, 2006, ANAHOP had not made the payment for the second tranche, and we had not issued the 21,428,571 shares of common stock.
         - Warrants: As of July 20, 2006, we had warrants outstanding to issue 110,000,000 shares of our common stock.
         - Options: As of July 20, 2006, we had options outstanding to issue 11,250,500 shares of our common stock.

On July 20, 2006, we entered into lock down agreements with Cornell Capital (with respect to the 50,000,000 shares underlying the Cornell Debenture and 10,000,000 shares underlying a warrant held by Cornell) and with ANAHOP and its designees (with respect to 93,000,000 shares underlying warrants and the 21,428,571 shares in the second tranche). Under the agreements, Cornell agreed not to convert any of the Cornell Debenture or exercise any of its warrants, and ANAHOP and its designees agreed not to exercise any of the 93,000,000 warrants or to make the second tranche payment, until we have taken the steps necessary to amend our articles of incorporation and increase our authorized capital.

We have never declared or paid a cash dividend on our capital stock, nor do we expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

We have  elected not to be governed  by the terms and  provisions  of the Nevada
Private Corporations Law that are designed to delay, defer or prevent a change in control of the Company.

Registration Rights and Related Matters

Pursuant to an agreement dated November 3, 2000, and as part of our debt settlement with Future Electronics Corporation ("Future"), we granted certain registration rights to Future with respect to 5,281,050 (352,070 pre-forward split) shares of our common stock. These rights provide Future with the opportunity, subject to certain terms and conditions, to include up to 50% of our common stock that it holds in any registration statement filed by us. Among other things, we have agreed to pay any costs incurred with the registration of such stock and to keep any registration statement we file active for a period of 180 days or until the distribution contemplated in the registration statement has been completed. Future's registration rights are assignable and transferable to any individual or entity that does not directly compete with us. These registration rights are not exercisable, however, with respect to registration statements relating solely to the sale of securities to participants in a company stock plan or relating solely to corporate reorganizations. In addition, the rights would not be fully exercisable if an underwriter managing a public offering determined in good faith that market factors required a limitation on the number of shares that Future (or its assignee) would otherwise be entitled to have registered.

In  connection  with  our  debt  settlement  with  Future,   our  three  largest
shareholders, Iehab Hawatmeh, Raed Hawatmeh and Roger Kokozyon (see "Security Ownership of Certain Beneficial Owners and Management"), entered into lock-up agreements with Future, whereby they agreed not to sell to the public any shares of our common stock held by them. Such lock-up agreements expired of their terms, were not renewed, and are no longer in effect.

In May 2005, in connection with our issuance of the Convertible Debenture, we granted to Highgate registration rights, pursuant to which we agreed to file, within 120 days of the closing of the purchase of the Convertible Debenture, a registration statement to register the resale of shares of our common stock issued or issuable upon conversion of the debenture. We also agreed to use our best efforts to have the registration statement declared effective within 270 days after filing the registration statement. We agreed to register the resale of up to 100,000,000 shares, and to keep such registration statement effective until all of the shares issued or issuable upon conversion of the Convertible Debenture have been sold.

In December 2005, in connection with our issuance of the Cornell Debenture, we granted to Cornell registration rights, pursuant to which we agreed to file, within 120 days of the closing of the purchase of the Cornell Debenture, a registration statement to register the resale of shares of our common stock issued or issuable upon conversion of the Cornell Debenture. We also agreed to use our best efforts to have the registration statement declared effective within 270 days after filing the registration statement. We agreed to register the resale of up to 32,608,696 shares and 10,000,000 shares underlying warrants, and to keep such registration statement effective until all of the shares issued or issuable upon conversion of the Cornell Debenture have been sold.

In connection with the settlement of litigation with Salamon Brothers, an investment firm, we issued of 4 million restricted shares and a warrant to purchase an additional 7 million shares exercisable at $.05 per share, and agreed to register the resale by the investment firm of the shares issued and those underlying the warrants.

In connection with the offerings to ANAHOP, we granted registration rights with respect to the resale of shares issuable upon conversion of the warrants held by ANAHOP's designees. The rights granted were piggyback rights, and state that upon the exercise by a holder of all of the warrants with a particular exercise price, we agreed to include the resale of such shares in the next registration statement filed by the Company following such exercise.

Certain Relationships and Related Transactions

An explanation of the relationship between CirTran and Abacas Ventures, Inc., is as follows:

Two trusts, the Saliba Living Trust and the Saliba Private Annuity Trust (collectively, the "Saliba Trusts"), were investors in Circuit Technology, a Utah corporation and predecessor entity of the Company. The trustees of the trusts are Tom and Betty Saliba, and Tom Saliba, respectively. (Tom Saliba is the nephew of the grandfather of Trevor Saliba, one of the directors of CirTran.) In July 2000, CirTran Corporation merged with Circuit Technology. Through that merger, the Saliba Trusts became shareholders of CirTran. The Saliba Trusts are also two of the shareholders of an entity named Abacas Ventures, Inc. ("Abacas"). At the time of the merger, CirTran was in default on several of its obligations, including an obligation to Imperial Bank. The Saliba Trusts, through Abacas, purchased the bank's claim against CirTran to protect their investment in CirTran. Since that time, Abacas has continued to settle debts of CirTran to improve Abacas's position and to take advantage of certain discounts that creditors of CirTran offered to settle their claims. On two occasions, the Abacas shareholders have agreed to convert outstanding debt owed by CirTran to Abacas into shares of CirTran common stock (discussed below). Abacas continues to work with the company to settle claims by creditors against CirTran, and, on occasion, to provide funding. There can be no assurance that Abacus will agree to convert its existing debt, or any debt it acquires in the future, into shares of CirTran, or that conversions will occur at a price and on terms that are favorable to CirTran. If Abacus and CirTran cannot agree on acceptable conversion terms, Abacus may demand payment of some or all of the debt. If CirTran does not have sufficient cash or credit facilities to pay the amount then due and owing by CirTran to Abacus, Abacus may exercise its rights as a senior secured lender and commence foreclosure or other proceedings against the assets of CirTran. Such actions by Abacus could have a material adverse effect upon CirTran and its ability to continue in business.

In January, 2002, the Company entered into an agreement with Abacas under which the Company issued an aggregate of 19,987,853 shares of common stock to four of Abacas's shareholders in exchange for cancellation by Abacas of an aggregate amount of $1,499,090 in senior debt owed to the creditors by the Company. The shares were issued with an exchange price of $0.075 per share, for the aggregate amount of $1,500,000.

In December, 2002, the Company entered into an agreement with Abacas under which the Company issued an aggregate of 30,000,000 shares of common stock to four of Abacas's shareholders in exchange for cancellation by Abacas of an aggregate amount of $1,500,000 in senior debt owed to the creditors by the Company. The shares were issued with an exchange price of $0.05 per share, for the aggregate amount of $1,500,000.

During 2002, the Company entered into a verbal bridge loan agreement with Abacas. This agreement allows the Company to request funds from Abacas to finance the build-up of inventory relating to specific sales. The loan bears interest at 24% and is payable on demand. There are no required monthly payments. During the years ended December 31, 2004 and 2003, the Company was advanced $3,128,281 and $350,000, respectively, and made cash payments of $3,025,149 and $875,000, respectively.

During the year ended December 31, 2004, Abacas completed negotiations with several vendors of the Company, whereby Abacas purchased various past due amounts for goods and services provided by vendors, as well as notes payable (see Note 6). The total of these obligations was $1,263,713. The Company has recorded this transaction as a $1,263,713 non-cash increase to the note payable owed to Abacas, pursuant to the terms of the Abacas agreement.

The total principal amount owed to Abacas between the note payable and the bridge loan was $1,530,587 and $163,742 as of December 31, 2004 and 2003, respectively. The total accrued interest owed to Abacas between the note payable and the bridge loan was $430,828 and $230,484 as of December 31, 2004 and 2003, respectively, and is included in accrued liabilities.

In March 2005, the shareholders of Abacas agreed to cancel $2,050,000 of principal and accrued interest in return for the Company's issuing 51,250,000 shares of our restricted common stock to certain shareholders of Abacas. No registration rights were granted. As of July 20, 2006, Abacas had no claims against us.

         Additional Information

As of December 31, 2001, Iehab Hawatmeh had loaned us a total of $1,390,125. The loans were demand loans, bore interest at 10% per annum and were unsecured. Effective January 14, 2002, we entered into four substantially identical agreements with existing shareholders pursuant to which we issued an aggregate of 43,321,186 shares of restricted common stock at a price of $0.075 per share for $500,000 in cash and the cancellation of $2,749,090 principal amount of our debt. Two of these agreements were with the Saliba Private Annuity Trust, one of our principal shareholders, and a related entity, the Saliba Living Trust. The Saliba trusts are also principals of Abacas Ventures, Inc., which entity purchased our line of credit in May 2000. Pursuant to the Saliba agreements, the trusts were issued a total of 26,654,520 shares of common stock in exchange for $500,000 cash and the cancellation of $1,499,090 of debt. We used the $500,000 cash from the sale of the shares for working capital. As a result of this transaction, the percentage of our common stock owned by the Saliba Private Annuity Trust and the Saliba Living Trust increased from approximately 6.73% to approximately 17.76%. Mr. Trevor Saliba, one of our directors and officers, is a passive beneficiary of the Saliba Private Annuity Trust. Pursuant to the other two agreements made in January 2002, we issued an aggregate of 16,666,666 shares of restricted common stock at a price of $0.075 per share in exchange for the cancellation of $1,250,000 of notes payable by two shareholders, Mr. Iehab Hawatmeh (our president, a director and our principal shareholder) and Mr. Rajai Hawatmeh. Of these shares, 15,333,333 were issued to Iehab Hawatmeh in exchange for the cancellation of $1,150,000 in debt. As a result of this transaction, the percentage of our common stock owned by Mr. Hawatmeh increased from 19.9% to approximately 22.18%.

In February 2000, prior to its acquisition of Vermillion Ventures, Inc., a public company, Circuit Technology, Inc., while still a private entity, redeemed 680,145 shares (as presently constituted) of common stock held by Raed Hawatmeh, who was a director of Circuit Technology, Inc. at that time, in exchange for $80,000 of expenses paid on behalf of the director. No other stated or unstated rights, privileges, or agreements existed in conjunction with this redemption. This transaction was consistent with other transactions where shares were offered for cash.

In 1999, Circuit entered into an agreement with Cogent Capital Corp., or "Cogent," a financial consulting firm, whereby Cogent agreed to assist and provide consulting services to Circuit in connection with a possible merger or acquisition. Pursuant to the terms of this agreement, we issued 800,000 (pre-forward split) restricted shares (12,000,000 post-forward split shares) of our common stock to Cogent in July 2000 in connection with our acquisition of the assets and certain liabilities of Circuit. The principal of Cogent was appointed a director of Circuit after entering into the financial consulting agreement and resigned as a director prior to the acquisition of Circuit by Vermillion Ventures, Inc. on July 1, 2000.

Also, as of December 31, 2004 the company owed I&R Properties, LLC, the previous owner of our principal office and manufacturing facility for unpaid accrued rent and accrued interest. The Company settled with owed I&R Properties, LLC., on accrued rent and interest of $400,000 by issuing 10,000,000 shares of unregistered common stock in March 2005. I&R Properties, LLC, is an entity that is owned as follows: 40% by Iehab Hawatmeh, our President, CEO, and Chairman; 10% by Shaher Hawatmeh, Chief Operating Officer of CirTran and the brother of Iehab Hawatmeh; and 50% by Raed Hawatmeh, a director of CirTran, but who is not related to Iehab or Shaher Hawatmeh.

Management believed at the time of each of these transactions and continues to believe that each of these transactions were as fair to the Company as could have been made with unaffiliated third parties.

         Purchase of Interests in Landlord

On March 31, 2005, the Company entered into a Membership Acquisition Agreement (the "Acquisition Agreement") with Rajayee Sayegh (the "Seller") for the purchase of one hundred percent (100%) of the membership interests in PFE Properties LLC, a Utah limited liability company ("PFE"). Under the Acquisition Agreement, the Company agreed to issue twenty million (20,000,000) shares of its restricted common stock, with a fair value of $800,000 on the date of issuance. No registration rights were granted. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder.

The primary asset of PFE is its rights, titles and interests in and to a parcel of real property, together with any improvements, rents and profits thereon or associated therewith, located at 4125 S. 6000 W., West Valley City, Utah, 84128, where the Company presently has its headquarters and manufacturing facility.

Prior to the purchase of the membership interests, on December 17, 2003, the Company had entered into a ten-year lease with PFE for the property. The lease payments were $16,974. Following the acquisition of the PFE interests, PFE will continue to own the building, and the Company will continue to make lease payments under the 2003 lease.

Market for Common Equity and Related Stockholder Matters

Our common stock traded sporadically on the Pink Sheets under the symbol "CIRT" from July 2000 to July 2002. Effective July 15, 2002, the NASD approved our shares of common stock for quotation on the NASD Over-the-Counter Electronic Bulletin Board. The following table sets forth, for the calendar years ending December 31, 2004, 2003, and 2002, the prices of our common stock as reported and summarized on the Pink Sheets. These prices are based on inter-dealer bid and asked prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

           Calendar Quarter Ended                High Bid     Low Bid
           ----------------------                --------     -------
           March 31, 2006                         $0.04        $0.04
           December 31, 2005                      $0.03        $0.02
           September 30, 2005                     $0.04        $0.03
           June 30, 2005                          $0.05        $0.03
           March 31, 2005                         $0.05        $0.03
           December 31, 2004                      $0.04        $0.02
           September 30, 2004                     $0.06        $0.03
           June 30, 2004                          $0.09        $0.04
           March 31, 2004                         $0.08        $0.01
           December 31, 2003                      $0.03        $0.02
           September 30, 2003                     $0.03        $0.01
           June 30, 2003                          $0.04        $0.01
           March 31, 2003                         $0.04        $0.01
           December 31, 2002                      $0.12        $0.03
           September 30, 2002                     $0.16        $0.03
           June 30, 2002                          $0.07        $0.02
           March 31, 2002                         $0.08        $0.02

As of July 20, 2006, we had approximately 526 shareholders of record holding 636,874,906 shares of common stock.

We have not paid, nor declared, any dividends on our common stock since our inception and do not intend to declare any such dividends in the foreseeable future. Our ability to pay dividends is subject to limitations imposed by Nevada law. Under Nevada law, dividends may be paid to the extent the corporation's assets exceed its liabilities and it is able to pay its debts as they become due in the usual course of business.

Recent Sales of Unregistered Securities

On June 30, 2006, we closed a second private placement of shares of our common stock and warrants (the "June Private Offering"). Pursuant to a securities purchase agreement (the "June Agreement"), the Company agreed to sell Twenty-Eight Million, Five Hundred Seventy-One Thousand, Four Hundred Twenty-Eight (28,571,428) shares of its Common Stock (the "June Shares") to ANAHOP, Inc., a California corporation. The total consideration to be paid for the Shares will be Two Million Dollars ($2,000,000) if all tranches of the sale close. We also issued warrants (the "June Warrants") to purchase up to an additional 63,000,000 shares of our common stock to designees of ANAHOP.

With respect to the shares underlying the June Warrants, we granted piggyback registration rights as follows: (A) once all of the warrants with an exercise price of $0.15 (the "Fifteen Cent Warrants") have been exercised, we agreed to include in the next registration statement that is filed by us the resales of the shares issued upon exercise of the Fifteen Cent Warrants; (B) once all of the warrants with an exercise price of $0.25 (the "Twenty-five Cent Warrants") have been exercised, we agreed to include in the next registration statement that is filed by us the resales of the shares issued upon exercise of the Twenty-five Cent Warrants; and (C) once all of the warrants with an exercise price of $0.50 (the "Fifty Cent Warrants") have been exercised, we agreee to include in the next registration statement that is filed by us the resales of the shares issued upon exercise of the Fifty Cent Warrants. We did not grant any registration rights with respect to the Shares sold in the June private placement.

The Shares and the June Warrants sold in the June 2006 private placement were issued without registration under the 1933 Act in reliance on Section 4(2) of the 1933 Act and the rules and regulations promulgated thereunder. We intend to use the proceeds from the Private Offering for working capital and general business purposes.

On May 24, 2006, we closed a private placement of shares of our common stock and warrants in which we sold Fourteen Million, Two Hundred Eighty-five Thousand,

Seven Hundred Fifteen (14,285,715) shares of our Common Stock (the "Shares") to ANAHOP, and issued warrants to purchase up to an additional 30,000,000 shares of our common stock to designees of ANAHOP. The consideration paid for the Shares was One Million Dollars ($1,000,000).

With respect to the shares underlying the Warrants, we granted piggyback registration rights as follows: (A) once all of the warrants with an exercise price of $0.15 (the "Fifteen Cent Warrants") have been exercised, we agreed to include in the next registration statement that is filed by us the resales of the shares issued upon exercise of the Fifteen Cent Warrants; (B) once all of the warrants with an exercise price of $0.25 (the "Twenty-five Cent Warrants") have been exercised, we agreed to include in the next registration statement that is filed by us the resales of the shares issued upon exercise of the Twenty-five Cent Warrants; and (C) once all of the warrants with an exercise price of $0.50 (the "Fifty Cent Warrants") have been exercised, we agreee to include in the next registration statement that is filed by us the resales of the shares issued upon exercise of the Fifty Cent Warrants. We did not grant any registration rights with respect to the Shares.

The Shares and the Warrants were issued without registration under the 1933 Act in reliance on Section 4(2) of the 1933 Act and the rules and regulations promulgated thereunder. We used the proceeds from the Private Offering for working capital and general business purposes, including the purchase of the assets of ABS (discussed above in the "Recent Developments" section).

In January 2006, Highgate converted $750,000 of its convertible debenture into 24,193,548 shares of the Company's restricted common stock at a conversion rate of $0.031 per share, which was the lower of $0.10 or 100% of the lowest closing bid price of the Company's commons stock over the 20 trading days preceding the conversion.

In February 2006, we issued 4,000,000 shares of our restricted common stock and a warrant to purchase an additional 7,000,000 shares with an exercise price of $0.06 per share in settlement of litigation.

In each case the securities were issued in connection with private transactions with accredited investors pursuant to Section 4(2) of the Securities Act of 1933 and the regulations promulgated thereunder.

In December 2005, we entered into a securities purchase agreement with Cornell Capital Partners ("Cornell"), concerning the issuance of an aggregate principal amount of $1,500,000 of Convertible Debentures. The issuance of the Convertible Debentures to Cornell was made in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act") and rules and regulations promulgated thereunder, as a transaction not involving any public offering. No advertising or general solicitation was employed in offering the securities, and the Convertible Debenture was issued to only one investor which represented that it is an "accredited investor" as that term is defined in Regulation D promulgated pursuant to the Securities Act of 1933. Through April 17, 2006, we had issued no shares of our common stock in connection with any conversions of the Convertible Debentures, and we had received notice of no conversions from Cornell.

In May 2005, we entered into a securities purchase agreement with Highgate concerning the issuance of the Convertible Debenture. The issuance of the Convertible Debenture to Highgate was made in reliance on Section 4(2) of the 1933 Act, and rules and regulations promulgated thereunder, as a transaction not involving any public offering. No advertising or general solicitation was employed in offering the securities, and the Convertible Debenture was issued to only one investor which represented that it is an "accredited investor" as that term is defined in Regulation D promulgated pursuant to the Securities Act of 1933. Through April 17, 2006, we had issued 24,193,548 shares of our restricted common stock in connection with conversions of $750,000 of the Convertible Debentures, and we had received notice of the conversion from Highgate. This registration statement is filed to register the resale of shares into the market that Highgate will receive upon conversion of the Convertible Debenture, and our issuances of shares to Highgate will be made without registration under the 1933 Act in reliance on Section 4(2) of the 1933 Act, and the rules and regulations promulgated thereunder.

In March 2005, the Company entered into agreements with eight individuals or entities (collectively, the "Lenders") to whom the Company was indebted, in an aggregate amount of $2,450,000, pursuant to which, the Company agreed to issue an aggregate of 61,250,000 shares of its restricted common stock in exchange for the Lenders' agreeing to cancel the debt obligations owed by the Company. With respect to $2,050,000 of the indebtedness, that amount was owed to Abacas Ventures, Inc. ("Abacas"), a company that had purchased certain of the Company's obligations. Abacas agreed to the cancellation of the Company's obligation to Abacas in return for the Company's issuing shares to certain of Abacas's shareholders and the other named individuals. Trevor Saliba, who is a beneficiary of the Saliba Private Annuity Trust, has been a director of the Company since June 2001. The remaining $400,000 was due to I&R Properties in connection with past rent on the Company's headquarters building. I&R Properties is a company owned and controlled by individuals who are officers, directors and principal stockholders. The issuances of shares to the Lenders were made in reliance on Section 4(2) of the 1933 Act, and rules and regulations promulgated thereunder, as a transaction not involving any public offering. No advertising or general solicitation was employed in the issuance of the securities.

On March 31, 2005, the Company entered into a Membership Acquisition Agreement (the "Acquisition Agreement") with Rajayee Sayegh (the "Seller") for the purchase of one hundred percent (100%) of the membership interests in PFE Properties LLC, a Utah limited liability company ("PFE"). Under the Acquisition Agreement, the Company agreed to issue twenty million (20,000,000) shares of its restricted common stock, with an estimated value of $800,000. No registration rights were granted. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the Securities Act of 1933, as amended (the

"1933 Act"), and the rules and regulations promulgated thereunder, as a transaction not involving any public offering. No advertising or general solicitation was employed in the issuance of the securities

Pursuant to the Equity Line of Credit Agreement, we were entitled to put to the Equity Line Investor, in lieu of repayment of amounts drawn on the Equity Line, shares of the Company's common stock. Although the Company filed a registration statement to register the resale by the Equity Line Investor of the shares put to it by the Company, the issuances of shares to the Company were made in reliance on Section 4(2) of the 1933 Act, and rules and regulations promulgated thereunder, as a transaction not involving any public offering. No advertising or general solicitation was employed in offering the securities, and the shares were issued to only one investor which represented that it is an "accredited investor" as that term is defined in Regulation D promulgated pursuant to the Securities Act of 1933. Through December 31, 2003, we issued 64,253,508 shares of common stock to the Equity Line Investor in connection with draws on the Equity Line. Subsequent to December 31, 2003, and through August 31, 2004, we issued an aggregate of 57,464,386 shares of Common Stock to the Equity Line Investor in connection with draws on the Equity Line. We used the proceeds of the draws on the Equity Line to pay outstanding liabilities, including notes to Cornell, the Equity Line Investor, discussed above. As noted above, the Company has terminated the Equity Line of Credit Agreement.

In December, 2002, the Company entered into an agreement with Abacas under which the Company issued an aggregate of 30,000,000 shares of common stock in exchange for cancellation of an aggregate amount of $1,500,000 in senior debt owed to the creditors by the Company. The shares were issued with an exchange price of $0.05 per share, for the aggregate amount of $1,500,000. The Company did not grant registration rights to the four creditors. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the 1933 Act, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder.

In January, 2002, the Company entered into an agreement with Abacas under which the Company issued an aggregate of 19,987,853 shares of common stock in exchange for cancellation of an aggregate amount of $1,499,090 in senior debt owed to the creditors by the Company. The shares were issued with an exchange price of $0.075 per share, for the aggregate amount of $1,500,000. The Company did not grant registration rights to the four creditors. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the Securities
Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder.

Penny Stock Rules

Our shares of common stock are subject to the "penny stock" rules of the Securities Exchange Act of 1934 and various rules under this Act. In general terms, "penny stock" is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, authorized for quotation from the NASDAQ stock market, issued by a registered investment company, and excluded from the definition on the basis of price (at least $5.00 per share), or based on the issuer's net tangible assets or revenues. In the last case, the issuer's net tangible assets must exceed $3,000,000 if in continuous operation for at least three years or $5,000,000 if in operation for less than three years, or the issuer's average revenues for each of the past three years must exceed $6,000,000.

Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock, to the extent it is penny stock, and may affect the ability of shareholders to sell their shares.

Executive Compensation

The following table sets forth certain information regarding the annual and long-term compensation for services to us in all capacities (including Circuit Technologies, Inc.) for the prior fiscal years ended December 31, 2005, 2004, and 2003, of those persons who were either (i) the chief executive officer during the last completed fiscal year or (ii) one of the other four most highly compensated executive officers as of the end of the last completed fiscal year. The individuals named below received no other compensation of any type, other than as set out below, during the fiscal years indicated.

------------------------  -------------------------  ---------------------  ------------
                                                          Long-Term
                             Annual Compensation     Compensation Awards
------------------------  -------------------------  ---------------------  ------------
                                                     Restricted
                                         Bonus/      Stock       Stock      All
Name and                        Salary   Commission  Awards      Options    Other
Principal Position        Year  ($)      ($)         ($)         (#)        Compensation
------------------------  ----  -------  ----------  ----------  ---------  ------------
Iehab J. Hawatmeh         2005  225,000   114,219            -   6,000,000            -
  President, Secretary,   2004  200,000         -            -   3,500,000            -
  Treasurer and Director  2003  175,000         -            -   6,500,000            -
                          2002  175,000         -            -   1,850,000            -
------------------------  ----  -------  ----------  ----------  ---------  ------------
Trevor M. Saliba          2005  120,000    31,895            -   5,000,000            -
  Sr. Vice President      2004  108,000         -            -   4,250,000            -
  and Director of         2003  127,000         -            -   3,000,000            -
  CirTran Corporation     2002  118,000         -            -     500,000            -
------------------------  ----  -------  ----------  ----------  ---------  ------------
Raed S. Hawatmeh          2005        -         -            -   4,000,000            -
  Resigned as Director    2004        -         -            -   2,500,000            -
  of CirTran              2003        -         -            -   3,000,000            -
  Corporation             2002        -         -            -     500,000            -
  May 10, 2006.
------------------------  ----  -------  ----------  ----------  ---------  ------------
Charles Ho                2005        -   460,126            -     500,000            -
  President of            2004        -   157,389            -           -            -
  CirTran Asia            2003        -         -            -           -            -
                          2002        -         -            -           -            -
------------------------  ----  -------  ----------  ----------  ---------  ------------

There have not been any employee options or stock appreciation rights granted to executives from January 1, 2006 to July 20, 2006.

Option/SAR Grants in the Year Ended December 31, 2005

--------------  ------------  ---------------  ----------------  ---------------
                Number of     % of  Total
                Securities    Options Granted
                Underlying    to Employees
                Options/SARs  in Fiscal        Exercise or Base
Name            Granted (#)   Year             Price ($/Sh)      Expiration Date
--------------  ------------  ---------------  ----------------  ---------------
Iehab Hawatmeh  6,000,000     30.00%           $0.022 - $0.027   Jan - Dec 2010
--------------  ------------  ---------------  ----------------  ---------------
Trevor Saliba   5,000,000     25.00%           $0.022 - $0.027   Jan - Dec 2010
--------------  ------------  ---------------  ----------------  ---------------
Raed Hawatmeh   4,000,000     20.00%           $0.022 - $0.027   Jan - Dec 2010
--------------  ------------  ---------------  ----------------  ---------------
Charles Ho        500,000      2.00%           $0.06             Jan 2006
--------------  ------------  ---------------  ----------------  ---------------

Option/SAR Grants in the Year Ended December 31, 2004

--------------  ------------  ---------------  ----------------  ---------------
                Number of     % of Total
                Securities    Options Granted
                Underlying    to Employees
                Options/SARs  in Fiscal        Exercise or Base
Name            Granted (#)   Year             Price ($/Sh)      Expiration Date
--------------  ------------  ---------------  ----------------  ---------------
Iehab Hawatmeh  3,500,000     14.58%           $0.015 - $0.03    Jan - Dec 2009
--------------  ------------  ---------------  ----------------  ---------------
Trevor Saliba   4,250,000     17.71%           $0.015 - $0.03    Jan - Dec 2009
--------------  ------------  ---------------  ----------------  ---------------
Raed Hawatmeh   3,500,000     14.58%           $0.015 - $0.03    Jan - Dec 2009
--------------  ------------  ---------------  ----------------  ---------------

Aggregated Option/SAR Exercises in the Year Ended December 31, 2005 and December 31, 2005 Option/SAR Values

--------------  ------------  ------------  ------------------  ---------------
                                            Number of
                                            Securities          Value of
                                            Underlying          Unexercised
                                            Unexercised         In-the-Money
                Shares                      Options/SARs at FY  Options/SARs at
                Acquired                    End (#)             FY-End ($)
                on            Value         Exercisable/        Exercisable/
Name            Exercise (#)  Realized ($)  Unexercisable       Unexercisable
--------------  ------------  ------------  ------------------  ---------------
Iehab Hawatmeh  8,000,000     $198,000                -         $        -
--------------  ------------  ------------  ------------------  ---------------
Trevor Saliba   4,000,000     $100,000      3,000,000/0         $ 71,000/0
--------------  ------------  ------------  ------------------  ---------------
Raed Hawatmeh   3,000,000     $73,000       5,250,000/0         $123,500/0
--------------  ------------  ------------  ------------------  ---------------
Charles Ho              -           -         500,000/0                  -
--------------  ------------  ------------  ------------------  ---------------

Aggregated Option/SAR Exercises in the Year Ended December 31, 2004 and December 31, 2004 Option/SAR Values

--------------  ------------  ------------  ------------------  ---------------
                                            Number of
                                            Securities          Value of
                                            Underlying          Unexercised
                                            Unexercised         In-the-Money
                Shares                      Options/SARs at FY  Options/SARs at
                Acquired                    End (#)             FY-End ($)
                on            Value         Exercisable/        Exercisable/
Name            Exercise (#)  Realized ($)  Unexercisable       Unexercisable
--------------  ------------  ------------  ------------------  ---------------
Iehab Hawatmeh  1,500,000     $33,750                 -         $       -
--------------  ------------  ------------  ------------------  ---------------
Trevor Saliba   2,250,000     $56,250                 -         $       -
--------------  ------------  ------------  ------------------  ---------------
Raed Hawatmeh   750,000       $11,250       2,250,000/0         $52,500/0
--------------  ------------  ------------  ------------------  ---------------

Options issuable in connection with Manufacturing Agreement -- On June 10, 2004, we entered into an exclusive manufacturing agreement with certain Developers, including Charles Ho, the President of CirTran-Asia. Under the terms of the agreement, we, through our wholly owned subsidiary CirTran-Asia, have the exclusive right to manufacture certain products developed by the Developers or any of their affiliates. In connection with this agreement, through January 17, 2006, we had identified seven products, in connection with which we agreed to issue options to purchase shares common stock to the Developers upon the sale, shipment and payment for specified amounts of units of a the identified products, as set forth below. The options will be exercisable at $0.06 per share, vest on the grant date and expire one year after issuance. The schedule of units and potential options that will be issued follows:

---------------------  ------- -----------  -----------  --------  -------------
                                            Each         Options   Options
                               Options for  Multiple of  for Each  Issued
                               Initial      Units Above  Multiple  Through
                       Initial Units        Initial      of        July 20,
Product                Units   Sold(1)      Units        Units     2006
---------------------  ------- -----------  -----------  --------  -------------
Ab King Pro            500,000    500,000      100,000   100,000   1,500,000 (3)
---------------------  ------- -----------  -----------  --------  -------------
Ab Roller              500,000    500,000      200,000   100,000           -
---------------------  ------- -----------  -----------  --------  -------------
Ab Trainer Club Pro     25,000    500,000       15,000   100,000           -
---------------------  ------- -----------  -----------  --------  -------------
Instant Abs            100,000    500,000       50,000   100,000           -
---------------------  ------- -----------  -----------  --------  -------------
Hot Dog Express (2)    300,000  1,000,000      100,000   200,000           -
---------------------  ------- -----------  -----------  --------  -------------
Condiment Caddy        200,000    250,000      100,000   100,000           -
---------------------  ------- -----------  -----------  --------  -------------
Denise Austin Pilates  200,000    500,000      100,000   100,000           -
---------------------  ------- -----------  -----------  --------  -------------

(1) Except as set forth in Notes (2) and (3), the options set forth in this table are issuable to Charles Ho, President of our subsidiary CirTran-Asia.

(2) Of the options for initial units sold for this product, Mr. Ho, President of CirTran-Asia, is entitled to receive 700,000, with the remaining 300,000 going to the other developer. For each multiple of units above the initial units, Mr. Ho and the other developers are each entitled to receive an additional 100,000 options, for an aggregate of 200,000 options.

(3) Of the options issued in connection with this product, Mr. Ho received 500,000, and two other developers each received 500,000 options.

As of July 20, 2006, we had issued a total of 1,500,000 options pursuant to the agreement relating to the Ab King Pro, but had not received sufficient orders or shipped sufficient quantities of the other products listed in the table to trigger the issuance of additional options. Of the 1,500,000 options issued, Mr. Ho received 500,000 options. The 1,500,000 options were issued with an exercise price of $0.06 per share, and all 1,500,000 options expired in January 2006 pursuant to their terms.

During 2004, Mr. Ho received approximately $157,400 in commissions in connection with the manufacturing agreement. During 2005, Mr. Ho received approximately $460,200 in commissions in connection with the manufacturing agreement. As of July 20, 2006, Mr. Ho had received approximately $112,000 in commissions in connection with the manufacturing agreement.

Mr. Ho's commissions are calculated by predetermined percentages from manufacturing agreements and/or appendixes. Most of the commissions are calculated using the sales price less freight and cost of sales to the factory, that amount is then multiplied by the contract percentage, per unit for each product, after the payment has been received.

Employment Agreements

On July 1, 2004, CirTran Corporation entered into an employment agreement with Iehab Hawatmeh, dated as of June 26, 2004. The agreement, which is for a term of five years and renews automatically on a year-to year basis, provides for a base salary of $225,000, plus a bonus of 5% of our earnings before interest, taxes, depreciation, and amortization, payable quarterly, as well as any other bonus our board of directors may approve. Under the Agreement, Mr. Hawatmeh agreed to serve as our Chief Executive Officer and President and to perform such other duties as delegated by our board of directors. The agreement provides for benefits including health insurance coverage, cell phone, car allowance, life insurance, and D&O insurance. Under the Agreement, Mr. Hawatmeh's employment may be terminated for cause, or upon his death or disability. In the event that Mr. Hawatmeh is terminated without cause, we are obligated to pay him, as a severance payment, an amount equal to five full years of his then-current annual base compensation, half upon such termination and half one year later, together with a continuation of insurance benefits for a period of five years.

Additionally, on July 1, 2004, CirTran Corporation entered into an employment agreement with Trevor Saliba, dated as of June 26, 2004. The agreement, which is for a term of three years and renews automatically on a year-to year basis, provides for a base salary of $120,000, plus a bonus of 1% of our gross sales generated directly by Mr. Saliba, a bonus of 5% of all gross investments made into CirTran which are directly generated and arranged by Mr. Saliba, a bonus of 1% of the net purchase price of any acquisitions completed by us which are directly generated and arranged by Mr. Saliba (payable in CirTran common stock), as well as any other bonus our board of directors may approve. Under the Agreement, Mr. Saliba agreed to serve as our Executive Vice President of Sales and Marketing, and to perform such other duties as delegated by our board of directors. The agreement provides for benefits including health insurance coverage, cell phone, car allowance, life insurance, and D&O insurance. Under the Agreement, Mr. Saliba's employment may be terminated for cause, or upon his death or disability. In the event that Mr. Saliba is terminated without cause, we are obligated to pay him, as a severance payment, an amount equal to one years' salary. If the Agreement expires of its terms or is terminated for any reason, Mr. Saliba may not compete with us for a period of one year from the date of termination of the agreement. Mr. Saliba also agreed not to solicit our employees or customers, or attempt to induce anyone to cease doing business with us for a period of two years after the termination of the agreement.

On July 1, 2004, we also entered into an employment agreement, dated as of June 26, 2004, with Shaher Hawatmeh, the brother of Iehab Hawatmeh. The agreement, which is for a term of three years and renews automatically on a year-to year basis, provides for a base salary of $150,000, plus a bonus of 1% of our earnings before interest, taxes, depreciation, and amortization, payable quarterly, as well as any other bonus our board of directors may approve. Under the Agreement, Mr. Shaher Hawatmeh agreed to serve as our Chief Operating
Officer, and to perform such other duties as delegated by our board of directors. The agreement provides for benefits including health insurance coverage, cell phone, life insurance, and D&O insurance. Under the Agreement, Mr. Shaher Hawatmeh's employment may be terminated for cause, or upon his death or disability. In the event that Mr. Shaher Hawatmeh is terminated without cause, we are obligated to pay him, as a severance payment, an amount equal to one years' salary. If the Agreement expires of its terms or is terminated for any reason, Mr. Shaher Hawatmeh may not compete with us for a period of one year from the date of termination of the agreement. Mr. Shaher Hawatmeh also agreed not to solicit our employees or customers, or attempt to induce anyone to cease doing business with us for a period of two years after the termination of the agreement.

On June 15, 2004, our subsidiary, CirTran-Asia, entered into an employment agreement with Charles Ho. The agreement, which is for a term of three years and renews automatically on a year-to year basis, provides that for each additional product that Mr. Ho procures pursuant to the agreement between CirTran-Asia and Michael Casey Enterprises, LTD., Mr. Ho shall be entitled to receive such compensation as provided for in that agreement in the form of options to purchase shares of CirTran common stock. Under the Agreement, CirTran-Asia will not provide benefits to Mr. Ho., and his employment may be terminated for cause, or upon his death or disability. If the Agreement expires of its terms or is terminated for any reason, Mr. Ho may not compete with us for a period of one year from the date of termination of the agreement. Mr. Ho also agreed not to solicit our employees or customers, or attempt to induce anyone to cease doing business with us for a period of two years after the termination of the agreement.

On May 15, 2006, Richard T. Ferrone entered into a three-year employment contract with the Company to serve as the Chief Financial Officer of the Company to perform those duties delegated by the Board of Directors and the President of the Company and all other duties consistent with such description. The term of his employment started on May 15, 2006, and will continue for three years thereafter, unless sooner terminated by either party as provided in the agreement. Thereafter, the agreement will be automatically renewed on a year-to-year basis after the expiration of the initial or any subsequent term of the Agreement unless terminated by either party as provided in the agreement. Mr. Ferrone will receive, commencing on May 15, 2006, a base salary of $120,000 per year. The base salary shall be reviewed by the Board annually and may be increased as determined by the Board. The Board's determination of salary will be based primarily on Mr. Ferrone's ability to meet, and to cause the Company to meet, annually established goals. He is also entitled to a bonus of $30,000 per year, payable in quarterly increments. In addition, he may be granted options to purchase shares of the Company's common stock as determined from time to time by the Board or the Committee established pursuant to the Company's Stock Option Plan.

2001 Stock Plan

The 2001 Stock Plan has been fully distributed.

2002 Stock Plan

The 2002 Stock Plan has been fully distributed.

2003 Stock Plan

In November 2003, our board approved and adopted our 2003 Stock Plan, or the 2003 Plan, subject to shareholder approval. An aggregate of 35,000,000 shares of our common stock are subject to the 2003 Plan, which provides for grants to employees, officers, directors and consultants of both non-qualified (or non-statutory) stock options and "incentive stock options" (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended). The 2003 Plan also provides for the grant of certain stock purchase rights, which are subject to a purchase agreement between us and the recipient. The purpose of the 2003 Plan is to enable us to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to such persons, and to promote the success of our business.

The 2003 Plan is administered by our board of directors, which designates from time to time the individuals to whom awards are made under the 2003 Plan, the amount of any such award and the price and other terms and conditions of any such award. The 2003 Plan shall continue in effect until the date which is ten years from the date of its adoption by the board of directors, subject to earlier termination by our board. The board may suspend or terminate the 2003 Plan at any time.

The board determines the persons to whom options are granted, the option price, the number of shares to be covered by each option, the period of each option, the times at which options may be exercised and whether the option is an incentive or non-statutory option. No employee may be granted options or stock purchase rights under the 2003 Plan for more than an aggregate of 15,000,000 shares in any given fiscal year. We do not receive any monetary consideration upon the granting of options. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant.

The board may also award our shares of common stock under the 2003 Plan as stock purchase rights. The board determines the persons to receive awards, the number of shares to be awarded and the time of the award. Shares received pursuant to a stock purchase right are subject to the terms, conditions and restrictions determined by the board at the time the award is made, as evidenced by a restricted stock purchase agreement.

As of April 8, 2005, 35,000,000 options to purchase shares of common stock and no stock purchase rights had been granted under the 2003 Plan. Therefore, the 2003 Plan had been fully distributed.

2004 Stock Plan

In December 2004, our board approved and adopted our 2004 Stock Plan, or the 2004 Plan, subject to shareholder approval. An aggregate of 40,000,000 shares of our common stock are subject to the 2003 Plan, which provides for grants to employees, officers, directors and consultants of both non-qualified (or non-statutory) stock options and "incentive stock options" (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended). The 2004 Plan also provides for the grant of certain stock purchase rights, which are subject to a purchase agreement between us and the recipient. The purpose of the 2004 Plan is to enable us to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to such persons, and to promote the success of our business.

The 2004 Plan is administered by our board of directors, which designates from time to time the individuals to whom awards are made under the 2004 Plan, the amount of any such award and the price and other terms and conditions of any such award. The 2004 Plan shall continue in effect until the date which is ten years from the date of its adoption by the board of directors, subject to earlier termination by our board. The board may suspend or terminate the 2004 Plan at any time.

The board determines the persons to whom options are granted, the option price, the number of shares to be covered by each option, the period of each option, the times at which options may be exercised and whether the option is an incentive or non-statutory option. No employee may be granted options or stock purchase rights under the 2004 Plan for more than an aggregate of 15,000,000 shares in any given fiscal year. We do not receive any monetary consideration upon the granting of options. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant.

The board may also award our shares of common stock under the 2004 Plan as stock purchase rights. The board determines the persons to receive awards, the number of shares to be awarded and the time of the award. Shares received pursuant to a stock purchase right are subject to the terms, conditions and restrictions determined by the board at the time the award is made, as evidenced by a restricted stock purchase agreement.

As of July 20, 2006, 40,000,000 options to purchase shares of common stock and no stock purchase rights had been granted under the 2004 Plan.

The following table sets forth information about the Company's equity compensation plans, including the number of securities to be issued upon the exercise of outstanding options, warrants, and rights; the weighted average exercise price of the outstanding options, warrants, and rights; and the number of securities remaining available for issuance under the specified plan through July 20, 2006.

-------------------------  --------------------------  -------------------------  -------------------------
                           Number of securities to be  Weighted average exercise  Number of securities
                           issued upon exercise of     price of outstanding       remaining available for
                           outstanding options,        options, warrants, and     future issuance under
Plan Category              warrants, and rights        rights                     equity compensation plans
-------------------------  --------------------------  -------------------------  -------------------------
Equity compensation plans
approved by shareholders
                                     0                            0                          0
-------------------------  --------------------------  -------------------------  -------------------------

Equity compensation plans     2002 Plan: 500            2002 Plan: $0.0001/share   2002 Plan: 0 options
not approved by                          options
shareholders                  2003 Plan: 3,750,000      2003 Plan: $0.01/share     2003 Plan: 0 options
                                         options
                              2004 Plan:  5,500,000     2004 Plan: $0.03/share     2004 Plan: 0 options
                                         options

-------------------------  --------------------------  -------------------------  -------------------------

Total                                    9,250,500                 $0.03/share                      0
-------------------------  --------------------------  -------------------------  -------------------------



Changes in and disagreements with accountants on accounting and financial disclosure

None.

Index to Financial Statements
                                                                          Page
Report of Independent Certified Public Accountants                         F-2
Consolidated Balance Sheets as of December 31, 2005 and 2004               F-3
Consolidated Statements of Operations for the Years Ended
 December 31, 2005 and 2004                                                F-4
Consolidated Statement of Stockholders' Deficit for the Years
 Ended December 31, 2004 and 2005                                          F-5
Consolidated Statements of Cash Flows for the Years Ended
 December 31, 2005 and 2004                                                F-6
Notes to Consolidated Financial Statements                                 F-8

Consolidated Balance Sheets as of March 31, 2006 and
 December 31, 2005                                                         Q-2
Consolidated Statements of Operations for the Three Months
 Ended March 31, 2006 and 2005                                             Q-3
Consolidated Statements of Cash Flows for the Three Months
 Ended March 31, 2006 and 2005                                             Q-4
Notes to Consolidated Financial Statements                                 Q-6


Experts

Our consolidated balance sheets as of December 31, 2005 and 2004, and the consolidated statements of operations, stockholders' deficit, and cash flows, for the years then ended, have been included in the registration statement on Form SB-2 of which this prospectus forms a part, in reliance on the report of Hansen, Barnett & Maxwell, independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.

Legal matters

The validity of the Shares offered hereby will be passed upon for us by Durham Jones & Pinegar, P.C., 111 East Broadway, Suite 900, Salt Lake City, Utah 84111.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

     The following financial statements of CirTran Corporation and related notes thereto and auditors' report thereon are filed as part of this Form 10-KSB:

                                                                        Page

    Report of Independent Registered Public Accounting Firm              F-2

    Consolidated Balance Sheets as of December 31, 2005 and 2004         F-3

    Consolidated Statements of Operations for the Years Ended
     December 31, 2005 and 2004                                          F-4

    Consolidated  Statement of Stockholders' Equity (Deficit) for
     the Years Ended December 31, 2004 and 2005                          F-5

    Consolidated Statements of Cash Flows for the Years Ended
     December 31, 2005 and 2004                                          F-6

    Notes to Consolidated Financial Statements                           F-8

   HANSEN, BARNETT & MAXWELL
  A Professional Corporation
 CERTIFIED PUBLIC ACCOUNTANTS                Registered with the Public Company
              AND                               Accounting Oversight Board
     BUSINESS CONSULTANTS
   5 Triad Center, Suite 750
Salt Lake City, UT 84180-1128
     Phone: (801) 532-2200
      Fax: (801) 532-7944
        www.hbmcpas.com


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Directors and the Stockholders
CirTran Corporation


We have audited the accompanying consolidated balance sheets of CirTran Corporation and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CirTran Corporation and Subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has an accumulated deficit, has suffered losses from operations and has negative working capital that raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                      HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
March 29, 2006

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

December 31,                                               2005            2004
--------------------------------------------------------------------------------
ASSETS
Current Assets
Cash and cash equivalents                          $  1,427,865    $     81,101
Trade accounts receivable, net of
  allowance for doubtful accounts
  of $158,374 and $41,143, respectively               3,358,981       1,288,719
Inventory, Net of reserve of
  $751,296 and $547,405, respectively                 2,271,604       1,453,754
Prepaid Deposits                                        142,188               -
Other                                                   252,941         153,062
--------------------------------------------------------------------------------
   Total Current Assets                               7,453,579       2,976,636

Property and Equipment, Net                           2,686,737         840,793

Investment in Securities, at Cost                       300,000         300,000

Other Assets, Net                                       361,581           8,000

Deposits                                                100,000         100,000

Deferred Offering Costs                                       -          68,000
--------------------------------------------------------------------------------

Total Assets                                       $ 10,901,897    $  4,293,429
--------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable                                   $  1,239,519    $  1,104,392
Accrued liabilities                                   1,222,018       2,066,022
Deferred revenue                                        119,945               -
Derivative liability                                  4,910,303               -
Convertible Debenture                                   996,252               -
Current maturities of long-term notes payable            12,610       1,815,875
Notes payable to stockholders                            95,806          18,586
Notes payable to related parties                              -       1,530,587
--------------------------------------------------------------------------------
   Total Current Liabilities                          8,596,453       6,535,462
--------------------------------------------------------------------------------

Long-Term Notes Payable, Less Current Maturities      1,037,390               -
--------------------------------------------------------------------------------
Commitments and Contingencies

Stockholders' Equity (Deficit)
Common stock, par value $0.001; authorized
  750,000,000 shares; issued and outstanding
  shares: 583,368,569 and 474,118,569 net of
  0 and 3,000,000 shares held in treasury at
  no cost at December 31, 2005 and 2004,
  respectively                                          583,364         474,114
Additional paid-in capital                           20,012,000      16,083,455
Accumulated deficit                                 (19,327,310)    (18,799,602)
--------------------------------------------------------------------------------
   Total Stockholders' Equity (Deficit)               1,268,054      (2,242,033)
--------------------------------------------------------------------------------
Total Liabilities and Stockholders'
  Equity (Deficit)                                 $ 10,901,897    $  4,293,429
--------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


For the Years Ended December 31,                      2005            2004
--------------------------------------------------------------------------------

Net Sales                                        $  12,992,512    $   8,862,715
Cost of Sales                                       (6,706,135)      (7,030,934)
Writedown of carrying value of inventories             (38,089)         (13,000)
--------------------------------------------------------------------------------

      Gross Profit                                   6,248,288        1,818,781
--------------------------------------------------------------------------------

Operating Expenses
   Selling, general and administrative expenses      5,923,075        3,362,933
   Non-cash employee compensation expense              135,000          332,181
--------------------------------------------------------------------------------
      Total Operating Expenses                       6,058,075        3,695,114
--------------------------------------------------------------------------------

         Loss From Operations                          190,213       (1,876,333)
--------------------------------------------------------------------------------

Other Income (Expense)
   Interest                                         (1,225,252)        (495,637)
   Gain on forgiveness of debt                         337,761        1,713,648
   Gain on derivative valuation                        169,570                -
--------------------------------------------------------------------------------
      Total Other Expense, Net                        (717,921)       1,218,011
--------------------------------------------------------------------------------

Net Loss                                         $    (527,708)   $    (658,322)
--------------------------------------------------------------------------------

Basic and diluted loss per common share          $       (0.00)   $       (0.00)
--------------------------------------------------------------------------------
Basic and diluted weighted-average
   common shares outstanding                       554,085,007      451,620,617
--------------------------------------------------------------------------------


   The accompanying notes are an integral part of these financial statements.


                                      CIRTRAN CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005

                                          Common Stock
                                    --------------------------    Additional
                                      Number                        Paid-in       Accumulated
                                     of Shares       Amount         Capital         Deficit          Total
---------------------------------------------------------------------------------------------------------------
Balance - December 31, 2003         349,087,699   $    349,088   $ 12,876,941    $(18,141,280)   $ (4,915,251)

Shares issued for conversion
   of  notes payable to equity
   line investor                     57,464,386         57,460      2,006,540               -       2,064,000

Shares issued for settlement
   of notes payable                   1,542,495          1,542         53,458               -          55,000

Shares issued for
   settlement expense                 1,000,000          1,000         59,000               -          60,000

Shares issued as settlement
   of salaries, accrued salaries
   and related interest              45,273,989         45,274        498,014               -         543,288

Options granted to employees,
   consultants and attorneys                  -              -        334,952               -         334,952

Exercise of stock options
   by directors and employees        14,250,000         14,250        259,500               -         273,750

Exercise of stock options by
   consultants and attorneys          5,500,000          5,500         (4,950)              -             550

Net loss                                      -              -              -        (658,322)       (658,322)
---------------------------------------------------------------------------------------------------------------

Balance - December 31, 2004         474,118,569        474,114     16,083,455     (18,799,602)     (2,242,033)

Shares issued for purchase of
   PFE                               20,000,000         20,000        780,000               -         800,000

Shares issued for settlement
   of notes payable & accrued
   interest                          51,250,000         51,250      2,004,694               -       2,055,944

Shares issued for
   settlement expense                13,000,000         13,000        491,371               -         504,371

Options granted to employees,
   consultants and attorneys                  -              -        229,330               -         229,330

Exercise of stock options
   by directors and employees        18,500,000         18,500        429,000               -         447,500

Exercise of stock options by
   consultants and attorneys          6,500,000          6,500         (5,850)              -             650

Net loss                                      -              -              -        (527,708)       (527,708)
---------------------------------------------------------------------------------------------------------------

Balance - December 31, 2005         583,368,569   $    583,364   $ 20,012,000    $(19,327,310)   $  1,268,054
---------------------------------------------------------------------------------------------------------------



                   The accompanying notes are an integral part of these financial statements.


                                                      F-5

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31,                            2005           2004
--------------------------------------------------------------------------------

Cash flows from operating activities
Net loss                                             $  (527,708)   $  (658,322)
Adjustments to reconcile net loss to net
 cash used in operating activities:
  Depreciation and amortization                          324,955        249,395
  Accretion expense                                      826,124              -
  Provision for doubtful accounts                        117,231         12,267
  Provision for obsolete inventory                        38,090         13,000
  Loss on disposal of property and equipment                   -         33,238
  Gain on forgiveness of debt                           (337,761)    (1,713,881)
  Non-cash compensation expense                          135,000        226,250
  Abandoned offering costs expensed                       68,000              -
  Amortization of loan discount and loan costs           108,719              -
  Intrinsic value of options issued to employees          12,000              -
  Loan costs and interest witheld from loan proceeds      67,168        145,000
  Stock issued for employee compensation                       -        105,931
  Stock and warrants issued for settlement expense       654,153         60,000
  Options issued to attorneys and consultants for
   services                                              217,330        209,952
  Change in valuation of derivative                     (169,569)
  Accrued Interest Expense                               111,986              -
 Changes in assets and liabilities:
   Trade accounts receivable                          (2,128,289)    (1,211,799)
   Prepaid Deposits                                      (99,879)             -
   Inventories                                          (855,940)      (219,326)
   Prepaid expenses and other assets                    (277,987)        14,419
   Accounts payable                                      291,143        515,690
   Accrued liabilities                                  (446,455)       538,132
   Deferred revenue                                      119,945              -
--------------------------------------------------------------------------------
   Total adjustments                                  (1,224,036)    (1,021,732)
--------------------------------------------------------------------------------
 Net cash used in operating activities                (1,751,744)    (1,680,054)
--------------------------------------------------------------------------------

Cash flows from investing activities
Cash aquired with PFE acquisition                         39,331              -
Purchase of investment                                         -       (300,000)
Net change in deposits                                         -       (100,000)
Purchase of property and equipment                      (295,346)      (545,824)
--------------------------------------------------------------------------------
 Net cash used in investing activities                  (256,015)      (945,824)
--------------------------------------------------------------------------------

Cash flows from financing activities
Change in checks written in excess of cash in bank             -         (9,623)
Proceeds from notes payable to stockholders              123,220         18,500
Payments on notes payable to stockholders                      -        (31,752)
Proceeds from notes payable, net of cash paid for
 offering costs                                        3,102,067      2,927,000
Principal payments on notes payable                            -       (466,463)
Proceeds from notes payable to related parties            95,586      3,128,281
Payment on notes payable to related parties                    -     (3,025,149)
Proceeds from exercise of options and warrants to
 purchase common stock                                    33,000        111,500
Exercise of options issued to attorneys and
 consultants for services                                    650            550
--------------------------------------------------------------------------------
 Net cash provided by financing activities             3,354,523      2,652,844
--------------------------------------------------------------------------------

Net increase in cash and cash equivalents              1,346,764         26,966

Cash and cash equivalents at beginning of year            81,101         54,135
--------------------------------------------------------------------------------

Cash and cash equivalents at end of period           $ 1,427,865    $    81,101
--------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the Years Ended December 31,                            2005         2004
--------------------------------------------------------------------------------
Supplemental disclosure of cash flow information

Cash paid during the period for interest                 $  173,300   $  298,542

Noncash investing and financing activities

Notes issued for accounts payable and capital lease
 obligations                                             $        -   $  711,894
Acquisition of PFE Properties, LLC for stock and
 assumption of note payable                               1,868,974            -
Common stock issued for settlement of note payable
  and accrued interest                                    2,148,913    2,204,999
Deposit applied to purchase of property and equipment       100,000            -
Common stock issued for accrued rent and interest           411,402            -
Accrued interest converted to notes payable                       -        9,158
Stock options exercised for settlement of accrued
 interest and accrued compensation                          233,500       61,000
Note issued for settlement of notes payable and
 accrued interest                                                 -      551,819
Fees withheld from notes payable for Equity Line
 Agreement                                                        -       86,000
Loan costs included in notes payable                         50,850            -
Deferred offering costs withheld from notes payable
 proceeds                                                         -      128,000
Shares issued as settlement of salaries, accrued
 salaries and related interest                                    -      437,357
Stock options exercised for settlement of notes
 payable to stockholders                                     46,000            -
Loan fees incurred as part of convertible debenture
 (derivative)                                               380,765            -
Convertible debenture proceeds used to settle

  notes payable outstanding                               2,315,850            -

Initial recognition of derivative liability               5,079,872            -







   The accompanying notes are an integral part of these financial statements.

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                     NOTES CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Nature of Operations -- CirTran Corporation (the "Company") provides turnkey manufacturing services using surface mount technology, ball-grid array assembly, pin-through-hole, and custom injection molded cabling for leading electronics original equipment manufacturers ("OEMs") in the communications, networking, peripherals, gaming, consumer products, telecommunications, automotive, medical, and semiconductor industries. The Company also designs, develops, manufactures, and markets a full line of local area network products, with emphasis on token ring and Ethernet connectivity.

In June 2004, the Company incorporated CirTran-Asia, Inc., a Utah corporation, as a wholly owned subsidiary. CirTran-Asia was formed to manufacture, either directly or through foreign subcontractors, certain products under exclusive manufacturing agreements.

On March 31, 2005, Cirtran Corporation acquired a 100% ownership interest in PFE Properties, LLC (see Note 6). Following the acquisition of the PFE interests, PFE will continue to own the building. PFE will remain a separate LLC due to liability issues and the Company will continue to make intercompany lease payments under the 2003 lease.

In December 2005, the Company incorporated CirTran Products, Inc., a Utah corporation, as a wholly owned subsidiary. CirTran Products was formed to offer products for sale at retail. The new division will be run from the Company's Los Angeles Office. The Company anticipates that consumer products built by the Company's wholly owned subsidiary CirTran Asia, as well as other products to be acquired, will be available for retail sale in 2006.

Principles of Consolidation -- The consolidated financial statements include the accounts of CirTran Corporation, and its wholly owned subsidiaries, Racore Technology Corporation, CirTran-Asia Inc, CirTran Products, Inc. and PFE Properties, LLC. All significant intercompany transactions have been eliminated in consolidation.

Revenue Recognition -- Revenue is recognized when products are shipped. Title passes to the customer or independent sales representative at the time of shipment. Returns for defective items are repaired and sent back to the customer. Historically, expenses experienced with such returns have not been significant and have been recognized as incurred.

Shipping and handling fees are included as part of net sales. The related freight costs and supplies directly associated with shipping products to customers are included as a component of cost of goods sold.

Cash and Cash Equivalents -- The Company considers all highly-liquid, short-term investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable -- Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Specific reserves are estimated by management based on certain assumptions and variables, including the customer's financial condition, age of the customer's receivables and changes in payment histories. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                     NOTES CONSOLIDATED FINANCIAL STATEMENTS


Inventories -- Inventories are stated at the lower of average cost or market value. Costs include labor, material and overhead costs. Overhead costs are based on indirect costs allocated among cost of sales, work-in-process inventory and finished goods inventory. Indirect overhead costs have been charged to cost of sales or capitalized as inventory based on management's estimate of the benefit of indirect manufacturing costs to the manufacturing process.

When there is evidence that the inventory's value is less than original cost, the inventory is reduced to market value. The Company determines market value on current resale amounts and whether technological obsolescence exists. The Company has agreements with most of its customers that require the customer to purchase inventory items related to their contracts in the event that the contracts are cancelled.

Preproduction Design and Development Costs -- The Company incurs certain costs associated with the design and development of molds and dies for its contract manufacturing segment. These costs are held as deposits on the balance sheet until the molds or dies are finished and ready for use. At that point the costs are included as part of production equipment in property and equipment and amortized over their useful lives. The company holds title to all molds and dies. At December 31, 2005 and 2004 the company held $100,000 and $100,000, respectively in deposits. Capitalized costs associated with molds and dies included in property and equipment for the years ended December 31, 2005 and 2004 was $761,200 and $412,200, respectively.

Property and Equipment -- Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over the estimated service lives. Leasehold improvements are amortized over the shorter of the life of the lease or the service life of the improvements. The straight-line method of depreciation and amortization is followed for financial reporting purposes. Maintenance, repairs, and renewals which neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Gains or losses on dispositions of property and equipment are included in operating results.

Depreciation and amortization expense for the years ended December 31, 2005 and 2004 was $324,955 and $249,395, respectively.

Patents -- Legal fees and other direct costs incurred in obtaining patents in the United States and other countries are capitalized. Patents costs are amortized over the estimated useful life of the patent. During the year ended December 31, 2005, the Company capitalized $35,799 in patent related legal costs. The Company is amortizing this patent over its 7 year life. Amortization expense was $5,114 during the year ended December 31, 2005.

Impairment of Long-Lived Assets -- The Company reviews its long-lived assets, including intangibles, for impairment when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. The Company uses an estimate of future undiscounted net cash flows from the related asset or group of assets over their remaining life in measuring whether the assets are recoverable. As of December 31, 2005, the Company does not consider any of its long-lived assets to be impaired.

Financial Instruments with Derivative Features -- The Company does not hold or issue derivative instruments for trading purposes. However, the Company has convertible debentures that contain embedded derivatives that require separate valuation from the convertible debentures. The Company recognizes these

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                     NOTES CONSOLIDATED FINANCIAL STATEMENTS


derivatives as liabilities in its balance sheet and measures them at their estimated fair value, and recognizes changes in their estimated fair value in earnings (losses) in the period of change. The Company has estimated the fair value of these embedded derivatives using the Black-Scholes model based on the historical volatility of its common stock. The fair value of derivative instruments are re-measured each quarter.

Advertising Costs -- The Company expenses advertising costs as incurred. Advertising expenses for the years ended December 31, 2005 and 2004 were $33,111 and $26,801, respectively.

Stock-Based Compensation -- At December 31, 2005, the Company has one stock-based employee compensation plan, which is described more fully in Note
15. The Company accounts for the plan under APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. During the years ended December 31, 2005 and 2004, the Company recognized compensation expense relating to stock options and warrants of $364,330 and $226,250, respectively. During the years ended December 31, 2005 and 2004, the Company recognized compensation expense relating to the issuance of common stock of $0, and $105,931, respectively. The following table illustrates the effect on net loss and basic and diluted loss per common share as if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board ("FASB") Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation:

                                                        Years Ended December 31,
                                                        -----------------------
                                                           2005          2004
--------------------------------------------------------------------------------
Net loss, as reported                                   $(527,708)    $(658,322)
Add:  Stock-based  employee compensation expense
      included in net loss                                364,330       332,181
Deduct:  Total stock-based employee compensation
      expense determined under fair value based method
      for all awards                                     (211,247)     (517,924)
--------------------------------------------------------------------------------
Pro forma net loss                                      $(374,625)    $(844,065)
--------------------------------------------------------------------------------
Basic and diluted loss per common share as reported     $   (0.00)    $   (0.00)
--------------------------------------------------------------------------------
Basic and diluted loss per common share pro forma       $   (0.00)    $   (0.00)
--------------------------------------------------------------------------------


Income Taxes -- The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and the carryforward of operating losses and tax credits and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. An allowance against deferred tax assets is recorded when it is more likely than not that such tax benefits will not be realized. Research tax credits are recognized as utilized.

Use of Estimates -- In preparing the Company's financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                     NOTES CONSOLIDATED FINANCIAL STATEMENTS


Concentrations of Risk -- Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of trade accounts receivable. The Company sells substantially to recurring customers, wherein the customer's ability to pay has previously been evaluated. The Company generally does not require collateral. Allowances are maintained for potential credit losses, and such losses have been within management's expectations. At December 31, 2005 and 2004, this allowance was $158,374 and $41,143, respectively.

During the year ended December 2005, sales to two customers accounted for 27 percent and 10 percent of net sales, respectively. Sales from both of these customers were part of the contract manufacturing segment. Account receivables from one customer equaled 71% of consolidated accounts receivable at December 31, 2005, which created a concentration of credit risk.

During the year ended December 2004, sales to two customers accounted for 52 percent and 14 percent of net sales, respectively. Sales from these customers were from the contract manufacturing segment and the electronics assembly segment, respectively. No individual customer account receivable balance at December 31, 2004, created a concentration of credit risk.

Fair Value of Financial Instruments -- The carrying amounts reported in the accompanying consolidated financial statements for cash, accounts receivable, notes payable and accounts payable approximate fair values because of the immediate or short-term maturities of these financial instruments. The carrying amounts of the Company's debt obligations approximate fair value.

Reclassifications -- Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

Loss Per Share -- Basic loss per share is calculated by dividing loss available to common shareholders by the weighted-average number of common shares outstanding during each period. Diluted loss per share is similarly calculated, except that the weighted-average number of common shares outstanding would include common shares that may be issued subject to existing rights with dilutive potential when applicable. The Company had 228,673,577 and 14,250,500 in potentially issuable common shares at December 31, 2005 and 2004, respectively. The potentially issuable common shares at December 31, 2005 and 2004 were excluded from the calculation of diluted loss per share because the effects are anti-dilutive.

New Accounting Standards -- In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), "Share-Based Payment," which is an amendment to SFAS No. 123, "Accounting for Stock-Based Compensation." This new standard eliminates the ability to account for share-based compensation transactions using Accounting Principles Board (APB) No. 25, "Accounting for Stock Issued to Employees" (APB 25) and requires such transactions to be accounted for using a fair-value-based method and the resulting cost recognized in the Company's financial statements. This new standard is effective for interim and annual periods beginning after December 15, 2005. The Company is currently evaluating SFAS No. 123 as revised and intends to implement it in the first quarter of 2006. At December 31, 2005, all employee options were fully vested. Therefore, the implementation of this standard will not initially have a material impact on the Company's financial statements.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs." SFAS No. 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The Company will be required to apply this statement to inventory costs incurred after December 31, 2005. The Company is currently evaluating what effect this statement will have on the Company's financial position and results of operations.

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                     NOTES CONSOLIDATED FINANCIAL STATEMENTS


In December 2004, the FASB issued SFAS No. 153, "Exchange of Non-monetary Assets." SFAS No. 153 amends APB Opinion No. 29, "Accounting for Non-monetary Transactions," to eliminate the exception for non-monetary exchanges of similar productive assets. The Company will be required to apply this statement to non-monetary exchanges after December 31, 2005. The adoption of this standard is not expected to have a material effect on the Company's financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections-A Replacement of APB Opinion No. 20 and FASB Statement No. 3." SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. The Company will be required to apply this statement for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company's financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments -- an amendment of FASB Statements No. 133 and 140 (SFAS
155). SFAS 155 amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities and related interpretations. SFAS 155 permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and clarifies which interest-only strips and principal-only strips are not subject to recognition as liabilities. SFAS 155 eliminates the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for the Company for all financial instruments acquired or issued beginning January 1, 2007. The adoption of this standard is not expected to have a material effect on the Company's financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140 (SFAS 156). SFAS 156 amends SFAS 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset. It also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. SFAS 156 permits an entity to use either the amortization method or the fair value measurement method for each class of separately recognized servicing assets and servicing liabilities. SFAS 156 is effective for the Company as of January 1, 2007. The adoption of this standard is not expected to have a material effect on the Company's financial position or results of operations.

NOTE 2 - REALIZATION OF ASSETS

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company sustained losses of $527,708 and $658,322 for the years ended December 31, 2005 and 2004, respectively. As of December 31, 2005 and 2004, the Company had an accumulated deficit of $19,327,310 and $18,799,602, respectively, and a total stockholders' equity (deficit) of $1,268,054 and ($2,242,033), respectively. In addition, the Company used, rather than provided, cash in its operations in the amounts of $1,751,744 and $1,680,054 for the years ended December 31, 2005 and 2004, respectively. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

In view of the matters described in the preceding paragraphs,  recoverability of

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                     NOTES CONSOLIDATED FINANCIAL STATEMENTS


a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain or replace present financing, to acquire additional capital from investors, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

As discussed in Note 13, the Company had entered into an equity line of credit agreement and a standby equity distribution agreement with a private investor. With the sale by the Company of the Convertible Debenture in May 2005, this and all other agreements relating to the equity line and the standby equity distribution agreement were terminated.

NOTE 3 - INVESTMENT IN SECURITIES AT COST

On April 13, 2004, the Company entered into a stock purchase agreement with an unrelated party under which the Company purchased 400,000 shares of the investee's Series B Preferred Stock (the "Preferred Shares") for an aggregate purchase price of $300,000 cash. This purchase was made at fair value. The Preferred Shares are convertible, at the Company's option, into an equivalent number of shares of investee common stock, subject to adjustment. The Preferred Shares are not redeemable by the investee. As a holder of the Preferred Shares, the Company has the right to vote the number of shares of investee common stock into which the Preferred Shares are convertible at the time of the vote. The investment represents less than a 5% interest in the investee. The investment does not have a readily determinable fair value and is stated at historical cost, less an allowance for impairment when circumstances indicate an investment has been impaired. The Company periodically evaluates its investments as to whether events and circumstances have occurred which indicate possible impairment. No indicators of impairment were noted for the year ended December 31, 2005.

Separate from the purchase of the Preferred Shares, the Company and the investee also entered into a Preferred Manufacturing Agreement. Under this agreement, the Company will perform exclusive "turn-key" manufacturing services handling most of the investee's manufacturing operations from material procurement to complete finished box-build of all of investee products. The initial term of the agreement is three years, continuing month to month thereafter unless terminated by either party. Sales under this agreement totaled $163,473 and $538,233 for the periods ended December 31, 2005, and December 31, 2004, respectively.

NOTE 4 - INVENTORIES

Inventories consist of the following:

                                              2005                2004
      -------------------------------------------------------------------
      Raw materials                       $   924,101         $   895,723
      Work-in process                         144,993             356,160
      Finished goods                        1,202,510             201,871
      -------------------------------------------------------------------
                                          $ 2,271,604         $ 1,453,754
      -------------------------------------------------------------------

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                     NOTES CONSOLIDATED FINANCIAL STATEMENTS


During 2005 and 2004, write downs of $38,090 and $13,000, respectively, were recorded to reduce items considered obsolete or slow moving to their market value.

NOTE 5 - ACQUISITION OF PFE PROPERTIES, LLC

On March 31, 2005,  the Company  purchased a 100% interest in PFE Properties LLC
(PFE). PFE was previously owned by a relative of the President and CEO. PFE owns the land and building in which the Company's manufacturing facilities and administrative offices are located. The liabilities of PFE on the date of acquisition include a mortgage note payable of $1,050,000, secured by the building. The Company acquired PFE by issuing 20,000,000 shares of the Company's restricted common stock with a fair value of $800,000 on the date of acquisition and assuming the mortgage note payable of $1,050,000 and accounts payable of $18,974. The results of operations for PFE have been included beginning March 31, 2005. The additional $800,000 for the purchase of PFE was allocated between the land and building value.

         The balance sheet of PFE as of March 31, 2005, is presented as follows:

      Current Assets                                    $        98,535
      Property and Equipment                                  1,770,439
                                                        ----------------
        Total Assets Acquired                                 1,868,974
                                                        ----------------
      Accounts Payable                                           18,974
      Mortgage Note Payable                                   1,050,000
                                                        ----------------
        Total Liabilities Assumed                             1,068,974
                                                        ----------------
        Net Assets Acquired                             $       800,000
                                                        ================

         The pro forma information is presented as if the Company had acquired PFE on January 1, 2004, as follows:

                                                     Year Ended December 31,
                                                        2005            2004
--------------------------------------------------------------------------------
Net Sales                                          $ 12,992,512    $  8,862,715
Net Loss                                           $   (539,722)   $   (613,378)

Basic loss per share                               $          -    $          -
Diluted loss per share                             $          -    $          -

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                     NOTES CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6 - PROPERTY AND EQUIPMENT

Property and equipment and estimated service lives consist of the following:

                                                                     Estimated
                                                                   Service Lives
                                        2005             2004         in Years
-----------------------------------------------------------------  -------------
Land                               $     360,000    $           -        N/A
Building                               1,410,439                -         39
Production equipment                   3,584,140        3,220,847       5-10
Leasehold improvements                   997,714          992,018       7-10
Office equipment                         185,556          159,199       5-10
Other                                     47,789           47,789        3-7
-----------------------------------------------------------------
                                       6,585,638        4,419,853
Less accumulated depreciation
      and amortization                 3,898,901        3,579,060
-----------------------------------------------------------------

                                    $  2,686,737    $     840,793
-----------------------------------------------------------------


NOTE 7 - RELATED PARTY TRANSACTIONS

Notes Payable to Stockholders -- The Company had amounts due to stockholders from three separate notes. The balance due to stockholders at December 31, 2005 and 2004, was $95,806 and $18,586, respectively. Interest associated with amounts due to stockholders is accrued at 10 percent. Unpaid accrued interest was $0 and $7,976 at December 31, 2005 and 2004, respectively, and is included in accrued liabilities. These notes are due on demand.

During the year ended December 31, 2005, in lieu of a cash exercise price of $23,000, the stockholders forgave $23,000 of notes payable owed to them by the Company to exercise 1,000,000 options to purchase shares of the Company's common stock.

Notes Payable to Related Party -- During 2002, the Company entered into a verbal bridge loan agreement with Abacas Ventures, Inc. (Abacas). This agreement allowed the Company to request funds from Abacas to finance the build-up of inventory relating to specific sales. The loan bore interest at 24% and was payable on demand. There were no required monthly payments. During the years ended December 31, 2005 and 2004, the Company was advanced $95,586 and $3,128,281, respectively, and made cash payments of $0 and $3,025,149, respectively.

During the year ended December 31, 2004, Abacas completed negotiations with several vendors of the Company, whereby Abacas purchased various past due amounts for goods and services provided by vendors, as well as notes payable. The total of these obligations was $1,263,713. The Company recorded this transaction as a $1,263,713 non-cash increase to the note payable owed to Abacas, pursuant to the terms of the Abacas agreement.

During March 2005, the Company issued 51,250,000 shares of the Company's restricted common stock for payment of $2,055,944 in principal and accrued interest on the note. Because Abacas is a related party, no gain or loss on forgiveness of debt was recognized.

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                     NOTES CONSOLIDATED FINANCIAL STATEMENTS


The total principal amount owed to Abacas between the note payable and the bridge loan was $0 and $1,530,587 as of December 31, 2005, and 2004, respectively. The total accrued interest owed to Abacas between the note payable and the bridge loan was $0 and $430,828 as of December 31, 2005 and 2004, respectively.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Settlement of Litigation -- During January 2002, the Company settled a lawsuit that had alleged a breach of facilities sublease agreement involving facilities located in Colorado. The Company's liability in this action was originally estimated to range up to $2.5 million. The Company had filed a counter suit in the same court for an amount exceeding $500,000 for missing equipment.

Effective January 18, 2002, the Company entered into a settlement agreement which required the Company to pay the plaintiff the sum of $250,000. Of this amount, $25,000 was paid upon execution of the settlement, and the balance, together with interest at 8% per annum, was payable by July 18, 2002. As security for payment of the balance, the Company executed and delivered to the plaintiff a Confession of Judgment and also issued 3,000,000 shares of common stock, which were held in escrow and were treated as treasury stock recorded at no cost. The fair value of the 3,000,000 shares was less than the carrying amount of the note payable. Because 75 percent of the balance had not been paid by May 18, 2002, the Company was required to prepare and file with the Securities & Exchange Commission, at its own expense, a registration statement with respect to the escrowed shares.

As of December 31, 2005, the Company was in default of its obligations under the settlement agreement and the total payment due thereunder had not been made. A registration statement with respect to the escrowed shares was not filed and the Company did not replace the escrowed shares with registered, free-trading shares as per the terms of the agreement. The plaintiff filed a Confession of Judgment and proceeded with execution thereon. The shares in escrow were released and issued as partial settlement of $92,969 on the note payable outstanding.

In connection with a separate sublease agreement of these facilities, the Company received a settlement from the sublessee during May 2002, in the amount of $152,500, which was recorded as other income. The Company did not receive cash from this settlement, but certain obligations of the Company were paid directly. $109,125 of the principal balance of the note related to the settlement mentioned above was paid. Also, $7,000 was paid to the Company's legal counsel as a retainer for future services. The remaining $36,375 was paid to the above mentioned plaintiff as a settlement of rent expense.

During September 2002, the plaintiff filed a claim that the $109,125 portion of the payment was to be applied as additional rent expense rather than a principal payment on the note payable. The Company estimated that the probability of the $109,125 being considered additional rent expense was remote and disputed the claim. This lawsuit was settled in 2006. (See Note 17)

Litigation - During 2003 and 2004, an investment firm filed suits in the U.S. District Court for the District of Utah seeking payment of a commission consisting of common stock valued at 1,750,000 for allegedly introducing the Company to the Equity Line Investor (See Note 10). The case was previously dismissed in a New York court. The Company estimated that the risk of loss was remote; therefore no accrual had been made prior to December 31, 2005. These suits were settled in 2006. (See Note 17)

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                     NOTES CONSOLIDATED FINANCIAL STATEMENTS


Various vendors have notified the Company that they believe they have claims against the Company totaling $18,810. None of these vendors have filed lawsuits in relation to these claims. The Company has accrued for these claims, and they are included in accounts payable. During the year ended December 31, 2005, the Company determined that the statute of limitations had expired for various vendors. Amounts of $174,990 were written off and recorded as a gain on forgiveness of debt. However, there can be no assurance that any or all of these vendors will agree with the Company's determination, and the Company may be subject to claims or litigation in the future.

In addition, various vendors have notified the Company that they believe they have claims against the Company totaling $164,802. The Company has determined the probability of realizing any loss on these claims is remote. The Company has made no accrual for these claims and is currently in the process of negotiating the dismissal of these claims with the various vendors.

Registration Rights - In connection with the Company's entering into an Equity Line of Credit Agreement, the Company granted to the equity line investor (the "Equity Line Investor") registration rights, in connection with which the Company was required to file a registration statement covering the resale of shares put to the Equity Line Investor under the equity line. The Company was also required to keep the registration statement effective until two years following the date of the last advance under the equity line.

Also, in connection with the Company's entering into a standby equity distribution agreement, the Company granted to the investor registration rights, in connection with which the Company was required to file a registration statement covering the resale of shares put to the investor under the standby equity distribution agreement. The Company was also required to keep the registration statement effective until two years following the date of the last advance under the standby equity distribution agreement.

In connection with the Company's issuance of a convertible debenture (discussed below), the Equity Line of Credit Agreement and the Standby Equity Distribution Agreement, together with all associated registration rights, were terminated.

In May 2005, in connection with the Company's issuance of a convertible debenture (discussed below), the Company granted to the debenture holder registration rights, pursuant to which the Company agreed to file, within 120 days of the closing of the purchase of the debenture, a registration statement to register the resale of shares of the Company's common stock issuable upon conversion of the debenture. The company also agreed to use its best efforts to have the registration statement declared effective within 270 days after filing the registration statement. The Company agreed to register the resale of up to 100,000,000 shares, and to keep such registration statement effective until all of the shares issuable upon conversion of the debenture have been sold. The Company filed the registration statement on September 23, 2005. As of the date of this report, the registration statement had not been declared effective.

In December 2005, in connection with the Company's issuance of a convertible debenture (discussed below), the Company granted to the debenture holder registration rights, pursuant to which the Company agreed to file, within 120 days of the closing of the purchase of the debenture, a registration statement to register the resale of shares of the Company's common stock issuable upon conversion of the debenture. The company also agreed to use its best efforts to have the registration statement declared effective within 270 days after filing the registration statement. The Company agreed to register the resale of up to 32,608,696 shares and 10,000,000 warrants, and to keep such registration statement effective until all of the shares issuable upon conversion of the debenture have been sold.

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                     NOTES CONSOLIDATED FINANCIAL STATEMENTS


Accrued Payroll Tax Liabilities -- In November 2004, the Internal Revenue Service (IRS) accepted the Company's Amended Offer in Compromise (Offer) to settle delinquent payroll taxes, interest and penalties. The acceptance of the Offer required the Company to pay $500,000 by February 3, 2005. The Company made the required payment on February 2, 2005. Additionally, the Offer requires the Company to remain current in its payment of taxes for 5 years, and the Company may not claim any net operating losses for the years 2001 through 2015, or until the Company pays taxes in an amount equal to the taxes waived by the offer in compromise. The outstanding balance of delinquent payroll taxes, interest and penalties was $1,955,767 on the settlement date. The future cash payments specified by the Offer, including interest and principal, were less than the carrying amount of the payable; therefore the Company reduced the carrying amount of the liability to the total future cash payments of $500,000 and recorded a gain of $1,455,767 during the year ended December 31, 2004. The payments to the IRS were made according to the settlement agreement during January 2005.

Further, the Utah State Tax Commission has entered into an agreement to allow the Company to pay the tax liability owing to the State of Utah in equal monthly installments of $4,000. Through December 2005, the Company had made the required payments. The balance owed to the State of Utah as of December 31, 2005, and December 31, 2004, was $98,316 and $223,660, respectively, including taxes, penalties and interest. See Note 17 for the settlement of the remaining balance.

Manufacturing Agreement -- On June 10, 2004, the Company entered into an exclusive manufacturing agreement with certain Developers. Under the terms of the agreement, the Company, through its wholly-owned subsidiary CirTran-Asia, has the exclusive right to manufacture the certain products developed by the Developers or any of their affiliates. The Developers will continue to provide marketing and consulting services related to the products under the agreement. Should the Developers terminate the agreement early, they must pay the Company $150,000. Revenue is recognized when products are shipped. Title passes to the customer or independent sales representative at the time of shipment.

In connection with this agreement the Company agreed to issue options to purchase 1,500,000 shares common stock to the Developers upon the sale, shipment and payment for 200,000 units of a fitness product. In addition, the Company agreed to issue options to purchase 300,000 shares of common stock to the Developers for each multiple of 100,000 units of the fitness product sold in excess of the initial 200,000 units within twenty-four months of the agreement (June 2004). The options will be exercisable at $0.06 per share, vest on the grant date and expire one year after issuance. As of December 31, 2005, the Company had sold, shipped and received payment for, 257,577 units of the fitness product. In January 2005, the Company issued 1,500,000 options under the terms of the agreement. See Note 14.

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                     NOTES CONSOLIDATED FINANCIAL STATEMENTS


In connection with the above manufacturing agreement, the Company agreed to issue various options to purchase shares of common stock to the Developers upon the sale, shipment, and payment of certain quantities of the additional products. In addition, the Company agreed to issue additional options to purchase common stock to the developers for each multiple of units sold in excess of the initial units within the first twenty-four months of the agreements. The schedule of units and potential options that will be issued follows:

                                Options        Each Multiple of     Options for
                  Initial      for Initial        Units above      Each Multiple
     Product       Units       Units Sold       Initial Units        of Units
--------------------------------------------------------------------------------
        1         500,000        500,000            200,000           200,000
        2          25,000        500,000             15,000           100,000
        3         100,000        500,000             50,000           100,000
        4         300,000      1,000,000            100,000           200,000
        5         200,000        250,000            100,000           100,000
        6         200,000        500,000            100,000           100,000

As of December 31, 2005, the Company had not sold, shipped and received payment for enough units to require the issuance of options related to the additional products under these agreements. Because the Developers must provide future services for the options to vest, the options are treated as unissued for accounting purposes. The cost of these options will be recognized when the options are earned.

NOTE 9 - NOTES PAYABLE

Notes payable consisted of the following at December 31, 2005 and 2004:

                                                      2005           2004
--------------------------------------------------------------------------------

Notes payable to Equity Line Investor,
 no periodic interest, matures 70 to 131
 days after issuance                              $         -    $ 1,700,000

Note payable to a company, interest at
 8.00%, matured August 2002, collateralized
 by 3,000,000 shares of the Company's common
 stock held in escrow                                       -        115,875

Mortgage payable to a bank, interest at 12.50%,
 monthly payments of $10,938 to $12,699 through
 November 2008, unpaid principal due in full
 December 2008, secured by building                 1,050,000              -

--------------------------------------------------------------------------------
Total Notes Payable                               $ 1,050,000    $ 1,815,875

Less current maturities                               (12,610)    (1,815,875)
--------------------------------------------------------------------------------

Long-Term Portion of Notes Payable                $ 1,037,390           $  -
--------------------------------------------------------------------------------

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                     NOTES CONSOLIDATED FINANCIAL STATEMENTS


During the year ended December 31, 2004, the Company converted five notes payable and accrued interest of $551,819 into notes with Abacus (see Note 2).
Accrued interest of $27,020 associated with these notes payable was not converted to the note payable with Abacus; therefore, a gain on forgiveness of debt was recorded for $27,020 for the year ended December 31, 2004.

In March 2004, the Company settled a note payable with a financial institution. The outstanding loan balance and accrued interest at the time of settlement was $189,663. The balance was settled for $90,000 in cash and 542,495 shares of common stock valued at $30,000. A gain on forgiveness of debt of $61,370 was recorded on this transaction.

In April 2004, the Company settled three notes payable with a financing company. The outstanding loan balances and accrued interest at the time of settlement was $192,043. The balance was settled for $75,000 in cash. A gain on forgiveness of debt of $117,043 was recorded on this transaction.

In November 2004, the Company settled a note payable with a corporation. The outstanding loan balance and accrued interest at the time of settlement was $75,000. The balance was settled for $50,000 in cash and 1,000,000 shares of common stock valued at $25,000.

In December 2004, the Company settled a note payable with a financial institution. The outstanding loan balance and accrued interest at the time of settlement was $36,902. The balance was settled for $10,000 in cash. A gain on forgiveness of debt of $26,902 was recorded on this transaction.

In December 2004, the Company settled a note payable with an individual. The outstanding loan balance and accrued interest at the time of settlement was $145,779. The balance was settled for $120,000 in cash. A gain on forgiveness of debt of $25,779 was recorded on this transaction.

Certain of the Company's notes payable contain various covenants and restrictions, including providing for the acceleration of principal payments in the event of a covenant violation or a material adverse change in the operations of the Company. During the year ended December 31, 2005 the Company was out of compliance on several notes payable, primarily due to a failure to make monthly payments. In instances where the Company was out of compliance, the amounts were shown as current. Additionally, all default provisions were accrued as part of the principal balance of the related notes payable.

Notes Payable to Equity Line Investor -- At December 31, 2004, the Company owed $1.7 million to Cornell Capital Partners, LP ("Cornell"), pursuant to an unsecured promissory note. The note was repayable over 193 days and was past due as of March 31, 2005. The note stated that if the Company did not repay the note when due, a default interest rate of 24% would apply to the unpaid balance. The Company recorded accrued interest of $105,074 on the note.

In January 2005, the Company entered into an additional promissory note with Cornell for $565,000. The Company received proceeds of $503,500, net of loan costs of $61,500. The terms of the note included a 9% premium or $50,850, resulting in a total note payable of $615,850. The premium was amortized to interest expense over the life of the loan. The terms of the loan stated that interest only payments would be made for the first six months. The Company would repay the principal, interest, and premium over the next six months. The loan was due January 2006. The Company amortized $11,057 of the premium as interest expense prior to settling the loan as discussed below.

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                     NOTES CONSOLIDATED FINANCIAL STATEMENTS


All notes to Cornell were paid on May 27, 2005, with funds acquired from Highgate House Funds, Ltd. ("Highgate"), in connection with the issuance of a convertible debenture. (See Note 11) Payment of accrued interest was not required as part of the repayment. In connection with the repayment, the remaining premium of $39,793 was immediately amortized as interest expense. The gain from forgiveness of debt on both Cornell notes totaled $162,774.

In December 2005, the Company entered into a transaction for the issuance of an additional convertible debenture to Cornell for $1,500,000. (See Note 11.)

The total principal amount owed to Cornell Capital Partners, LP was $1,500,000 and $1,700,000 as of December 31, 2005, and 2004, respectively.

Mortgage Note Payable -- In conjunction with the acquisition of PFE, the Company assumed a mortgage note payable for $1,050,000. The note bears interest at 12.5% per annum. Interest only payments are required through January 2006. Starting in February 2006, principal and interest payments will be required based on a twenty-year amortization of the note. The entire balance of principal and unpaid interest will be due in December 2008.

The following is a schedule of future maturities on notes payable:

               Year Ending December 31,
               ------------------------------------------------
                       2006                              12,610
                       2007                              14,280
                       2008                              16,170
                       2009                           1,006,940
               ------------------------------------------------
                       Total                        $ 1,050,000
               ------------------------------------------------

NOTE 10 - LEASES

During 2005, the Company leased a satellite office in Los Angeles, CA. This office is used for sales and promotions. The Company entered into a two-year sublease agreement with an unrelated party on of October 24, 2005. Additionally, the Company has a lease for a facility in China that expires in 2006.

The following is a schedule of future minimum lease payments under the operating leases:

               Year Ending December 31,
               ------------------------------------------------
                       2006                              65,944
                       2007                              44,878
               ------------------------------------------------
                       Total                        $   110,822
               ------------------------------------------------

The building lease provides for payment of property taxes, insurance, and maintenance costs by the Company. Rental expense for operating leases totaled $55,410 and $213,688 for the years ended December 31, 2005 and 2004, respectively.

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                     NOTES CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11 - CONVERTIBLE DEBENTURES

Highgate - On May 26, 2005, the Company entered into an agreement with Highgate to issue to Highgate a $3,750,000, 5% Secured Convertible Debenture (the "Debenture"). The Debenture is due December 2007 and is secured by all of the Company's property.

Accrued interest is payable at the time of maturity or conversion. The Company may, at its option, elect to pay accrued interest in cash or shares of the Company's common stock. If paid in stock, the conversion price shall be the closing bid price of the common stock on either the date the interest payment is due or the date on which the interest payment is made. The balance of accrued interest owed at December 31, 2005 was $111,986.

At any time, Highgate may elect to convert principal amounts owing on the Debenture into shares of the Company's common stock at a conversion price equal to the lesser of $0.10 per share, or an amount equal to the lowest closing bid price of the Company's common stock for the twenty trading days immediately preceding the conversion date. The Company has the right to redeem a portion or the entire Debenture then outstanding by paying 105% of the principal amount redeemed plus accrued interest thereon.

Highgate's right to convert principal amounts into shares of the Company's common stock is limited as follows:

       (i) Highgate may convert up to $250,000 worth of the principal amount plus accrued interest of the Debenture in any consecutive 30-day period when the market price of the Company's stock is $0.10 per share or less at the time of conversion;
       (ii) Highgate may convert up to $500,000 worth of the principal amount plus accrued interest of the Debenture in any consecutive 30-day period when the price of the Company's stock is greater than $0.10 per share at the time of conversion; provided, however, that Highgate may convert in excess of the foregoing amounts if the Company and Highgate mutually agree; and
       (iii) Upon the occurrence of an event of default, Highgate may, in its sole discretion, accelerate full repayment of all debentures outstanding and accrued interest thereon or may convert the Debentures and accrued interest thereon into shares of the Company's common stock.

Except in the event of default, Highgate may not convert the Debenture for a number of shares that would result in Highgate owning more than 4.99% of the Company's outstanding common stock.

As discussed in Note 8, the Company granted Highgate registration rights related to the issuance of the debenture.

The Company determined that the features of the Debenture fell under derivative accounting treatment. As of December 31, 2005 the carrying value of the Debenture was $996,252. The carrying value will be accreted each quarter over the life of the Debenture until the carrying value equals the face value of $3,750,000. The fair value of the derivative liability as of December 31, 2005 was $3,175,287.

In connection with the issuance of the Debenture, $2,265,000 of the proceeds were paid to Cornell to repay promissory notes. Fees of $256,433 were withheld from the proceeds, were capitalized, and are being amortized over the life of the note. As such, of the total Debenture of $3,750,000, the net proceeds to the

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                     NOTES CONSOLIDATED FINANCIAL STATEMENTS


Company were $1,228,567. The proceeds were used for general corporate and working capital purposes, at the Company's discretion.

Cornell - On December 30, 2005, the Company entered into an agreement with Cornell to sell to Cornell a $1,500,000, 5% Secured Convertible Debenture (the "Cornell Debenture"). The Cornell Debenture is due July 30, 2008 and has a security interest of all the Company's property, junior to the Highgate security interest.

Accrued interest is payable at the time of maturity or conversion. The Company may, at its option, elect to pay accrued interest in cash or shares of the Company's common stock. If paid in stock, the conversion price shall be the closing bid price of the common stock on either the date the interest payment is due or the date on which the interest payment is made.

At any time, Cornell may elect to convert principal amounts owing on the Cornell Debenture into shares of the Company's common stock at a conversion price equal to an amount equal to the lowest closing bid price of the Company's common stock for the twenty trading days immediately preceding the conversion date. The Company has the right to redeem a portion or the entire Cornell Debenture then outstanding by paying 105% of the principal amount redeemed plus accrued interest thereon.

Cornell's right to convert principal amounts into shares of the Company's common stock is limited as follows:

       (i) Cornell may convert up to $250,000 worth of the principal amount plus accrued interest of the Cornell Debenture in any consecutive 30-day period when the market price of the Company's stock is $0.10 per share or less at the time of conversion;
       (ii) Cornell may convert up to $500,000 worth of the principal amount plus accrued interest of the Cornell Debenture in any consecutive 30-day period when the price of the Company's stock is greater than $0.10 per share at the time of conversion; provided, however, that Cornell may convert in excess of the foregoing amounts if the Company and Cornell mutually agree; and
       (iii)  Upon  the  occurrence  of an  event of  default,  Cornell  Capital
              Partners,  LP  may,  in  its  sole  discretion,   accelerate  full
              repayment of the debenture outstanding and accrued interest thereon or may convert the Debenture and accrued interest thereon into shares of the Company's common stock.

Except in the event of default, Cornell may not convert the Cornell Debenture for a number of shares that would result in Cornell owning more than 4.99% of the Company's outstanding common stock.

The Cornell Debenture was issued with 10,000,000 warrants with an exercise price of $0.09 per share that vest immediately and have a three year life.

As discussed in Note 8, the Company granted Cornell registration rights related to the issuance of the Cornell Debenture and warrants.

The Company determined that the features on the Cornell Debenture and the associated warrants fell under derivative accounting treatment. As of December 31, 2005 the carrying value of the Cornell Debenture was $0. The carrying value will be accreted each quarter over the life of the Cornell Debenture until the

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                     NOTES CONSOLIDATED FINANCIAL STATEMENTS


carrying value equals the face value of $1,500,000. The fair value of the derivative liability as of December 31, 2005 was $1,735,016.

In connection with the issuance of the Cornell Debenture, fees of $130,000 were withheld from the proceeds, capitalized, and will be amortized over the life of the Cornell Debenture. As such, of the total Cornell Debenture of $1,500,000, the net proceeds to the Company were $1,370,000. The proceeds will be used for general corporate and working capital purposes, at the Company's discretion

NOTE 12 - INCOME TAXES

The Company has paid no federal or state income taxes. The significant components of the Company's deferred tax assets and liabilities at December 31, 2005 and 2004, were as follows:

                                                         2005           2004
--------------------------------------------------------------------------------
Deferred Income Tax Assets:
  Inventory reserve                                  $   280,233    $   266,026
  Bad debt reserve                                       102,903         15,346
  Vacation reserve                                        26,602         26,809
  Research and development credits                        27,285         27,285
  Net operating loss carryforward                      4,676,769      4,597,493
  Depreciation                                                 -          2,668
  Intellectual property                                  101,095        115,581
--------------------------------------------------------------------------------

       Total Deferred Income Tax Assets                5,214,887      5,051,208
  Valuation allowance                                 (5,213,178)    (5,051,208)

  Deferred Income Tax Liability - depreciation            (1,709)             -
--------------------------------------------------------------------------------

  Net Deferred Income Tax Asset                        $       -       $      -
--------------------------------------------------------------------------------

The Company has sufficient long-term deferred income tax assets to offset the deferred income tax liability related to depreciation. The long-term deferred income tax assets relate to the net operating loss carryforward and the intellectual property.

The Company has sustained net operating losses in both periods presented. There were no deferred tax assets or income tax benefits recorded in the financial statements for net deductible temporary differences or net operating loss carryforwards because the likelihood of realization of the related tax benefits cannot be established. Accordingly, a valuation allowance has been recorded to reduce the net deferred tax asset to zero and consequently, there is no income tax provision or benefit presented for the years ended December 31, 2005 and 2004.

As of December 31, 2005, the Company had net operating loss carryforwards for tax reporting purposes of approximately $12,538,254. These net operating loss carryforwards, if unused, begin to expire in 2019. Utilization of approximately $1,193,685 of the total net operating loss is dependent on the future profitable operation of Racore Technology Corporation under the separate return limitation rules and limitations on the carryforward of net operating losses after a change

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                     NOTES CONSOLIDATED FINANCIAL STATEMENTS


in ownership. The realization of tax benefits relating to net operation loss carryforwards is limited due to the settlement related to amounts previously due to the IRS discussed in Note 8.

The following is a reconciliation of the amount of tax benefit that would result from applying the federal statutory rate to pretax loss with the benefit from income taxes for the years ended December 31, 2005 and 2004:

                                                          2005           2004
--------------------------------------------------------------------------------
Benefit at statuatory rate (34%)                       $(179,421)     $(223,829)
Non-deductible expenses                                   21,399         38,099
Change in valuation allowance                            161,970        207,457
State tax benefit, net of federal tax benefit            (17,416)       (21,727)
Return to provision                                       13,468              -
--------------------------------------------------------------------------------

Net Benefit from Income Taxes                          $       -      $       -
--------------------------------------------------------------------------------

NOTE 13 - STOCKHOLDERS' EQUITY

Common Stock Issuances -- During the year ended December 31, 2005, the Company issued 51,250,000 shares of the Company's restricted common stock for payment of principal and accrued interest on the note to Abacus. (See Note 7.)

During the year ended December 31, 2005, the Company issued 10,000,000 shares of the Company's restricted common stock for payment of accrued rent and accrued interest of $411,402. Because the rent was owed to a related party, no gain or loss on forgiveness of debt was recognized.

During the year ended December 31, 2005, the Company issued 3,000,000 shares of the Company's restricted common stock as partial payment on a note payable for $92,969. (See Note 8.) As of the date of this report, the registration statement had not been declared effective.

On March 31, 2005, the Company acquired a 100% interest in PFE Properties, LLC for 20,000,000 shares of the Company's restricted common stock. (See Note 5)

During the year ended December 31, 2004, the Company issued 542,495 shares and 1,000,000 shares of common stock in 2004 with a fair value of $30,000 and $25,000, respectively, based on the per share fair value of the Company's common stock on the dates of issuance, as part of a settlement agreements for notes payable. (See Note 9)

During the year ended December 31, 2004, the Company settled a legal claim by issuing 1,000,000 shares of common which resulted in a settlement expense of $60,000, which was the fair value of the shares issued based on the per share fair value of the Company's common stock on the date of issuance.

During 2004, the Company issued 45,273,989 shares of the Company's restricted common stock to officers of the Company. The shares were valued at $543,288 based on the fair value of the Company's stock on the date of issuance. The shares were issued as settlement of accrued compensation of $431,770, accrued interest of $5,587, and compensation of $105,931.

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                     NOTES CONSOLIDATED FINANCIAL STATEMENTS


Equity Line of Credit Agreement - On November 5, 2002, the Company entered into an Equity Line of Credit Agreement (the "Equity Line Agreement") with Cornell. The Company subsequently terminated the Equity Line Agreement, and on April 8, 2003, the Company entered into an amended equity line agreement (the "Amended Equity Line Agreement") with Cornell. Under the Amended Equity Line Agreement, the Company had the right to draw up to $5,000,000 from Cornell against an equity line of credit (the "Equity Line"), and to put to Cornell shares of the Company's common stock in lieu of repayment of the draw. The number of shares to be issued was determined by dividing the amount of the draw by the lowest closing bid price of the Company's common stock over the five trading days after the advance notice was tendered. Cornell was required under the Amended Equity Line Agreement to tender the funds requested by the Company within two trading days after the five-trading-day period used to determine the market price. Upon the issuance of the Convertible Debenture, the Amended Equity Line Agreement was terminated.

Standby Equity Distribution Agreement - The Company entered into a Standby Equity Distribution Agreement dated May 21, 2004, with Cornell. Under the Agreement, the Company had the right, at its sole discretion, to draw up to $20 million on the standby equity facility (the "SEDA Facility") and put to Cornell shares of its common stock in lieu of repayment of the draws. The number of shares to be issued in connection with each draw was determined by dividing the amount of the draw by the lowest volume-weighted average price of the Company's common stock during the five consecutive trading days after the advance was sought. The maximum advance amount was $1,000,000 per advance, with a minimum of seven trading days between advances. Cornell was to retain 5% of each advance as a fee under the Agreement. The term of the Agreement was to run over a period of twenty-four months after a registration statement related to the Agreement was declared effective or until the full $20 million had been drawn, whichever came first. The Company had made no draws against the SEDA Facility and issued no shares in connection with the SEDA Facility.

With the issuance of the Convertible Debenture on May 27, 2005, the SEDA Facility and related agreements were terminated. (See Note 12.)

NOTE 14 - STOCK OPTIONS AND WARRANTS

Stock-Based Compensation - The Company accounts for stock options issued to directors, officers and employees under APB No. 25 and related interpretations. Under APB 25, compensation expense is recognized if an option's exercise price on the measurement date is below the fair value of the Company's common stock. For options that provide for cashless exercise or that have been modified, the measurement date is considered the date the options are exercised or expire. Those options are accounted for as variable options with compensation adjusted each period based on the difference between the market value of the common stock and the exercise price of the options at the end of the period. The Company accounts for options and warrants issued to non-employees, including the developers mentioned in Note 7, at their fair value in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

Stock Option Plan - During November 2003, the Company adopted the 2003 Stock Option Plan (the "2003 Plan") with 35,000,000 shares of common stock reserved for issuance there under. Also, during December 2004, the Company adopted the 2004 Stock Option Plan (the "2004 Plan") with 40,000,000 shares of common stock reserved for issuance there under. The Company's Board of Directors administers the plans and has discretion in determining the employees, directors, independent contractors and advisors who receive awards, the type of awards (stock, incentive stock options or non-qualified stock options) granted, and the term, vesting, and exercise prices.

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                     NOTES CONSOLIDATED FINANCIAL STATEMENTS


Non-Employee Options - During the year ended December 31, 2005, the Company granted options to purchase 7,000,000 shares of common stock to counsel for the Company with an exercise price of $0.0001 per share. The options were five year options and vested on the date granted. Legal expense of $195,803 was recorded for the fair value of options issued. During 2005, 5,000,000 of these options and 1,500,000 previously issued options were exercised by counsel for proceeds of $650.

During 2004, the Company granted options to purchase 6,500,000 shares of common stock to attorneys for services at exercise prices of $0.0001 per share. The options were all five year options and vested on the dates granted. Legal expense of $209,952 was recorded for the fair value of options issued during 2004. 5,000,000 of these options were exercised in 2004 for cash proceeds of $500. An additional 500,000 of previously issued options were exercised in 2004 for cash proceeds of $50.

Employee Options - During the year ended December 31, 2005, the Company granted options to purchase 19,000,000 shares of common stock to directors and employees of the Company pursuant to the 2004 Plan. These options are five year options that vested on the date of grant. The related exercise prices ranged from $0.022 to $0.027 per share. These options had intrinsic value of $12,000 which was recognized as non-cash compensation expense. A total of 18,500,000 options were exercised during the year ended December 31, 2005, for $33,000 in cash, $135,000 in compensation, $256,500 in accrued compensation, and $23,000 as payment on a shareholder note payable. The $135,000 of compensation was recorded in conjunction with the cashless exercise of 3,000,000 of the options.

During 2004, the Company granted options to purchase 24,000,000 shares of common stock to directors and employees of the Company pursuant to the 2003 and 2004 Plans. These options are five year options that vested on the date of grant. The related exercise prices range from $0.01 to $0.03 per share. Non-cash compensation relating to the grant of these options was recognized for $125,000 during 2004, based upon the intrinsic value of options on the grant date. 14,250,000 of these options were exercised during 2004 for $111,500 of cash, $101,250 of compensation and $61,000 of accrued compensation. The $101,250 of compensation was recorded in conjunction with the cashless exercise of 4,500,000 of the options.

Developer Options - During the year ended December 31, 2005, the Company granted options to purchase 1,500,000 shares of common stock to developers as described in Note 8 at exercise prices of $0.06 per share. The options were all five-year options and vested on the dates granted. Two of the developers were employees and together were issued 1,000,000 of the options. The exercise price equaled the fair value of the common shares at the time these options were granted; therefore, the options had no intrinsic value. The fair value of these options of $42,052 was estimated using the Black-Scholes option pricing model with the following assumptions: risk free interest rate ranging of 4.00%, dividend yield of 0.0%, volatility of 302%, and expected average life of .5 years. None of these options were exercised during the year ended December 31, 2005.

The remaining 500,000 developer options were issued to a non-employee under the terms described above. Because the developer was a non-employee, cost of goods sold of $21,526 was recorded for the fair value of options issued during the year ended December 31, 2005. These options were valued using the Black-Scholes option pricing model with the following assumptions: risk free interest rate ranging of 4.00%, dividend yield of 0.0%, volatility of 302%, and expected average life of .5 years. None of these options were exercised during the year ended December 31, 2005.

A total of 12,750,000 employee options and 4,000,500 non-employee options were outstanding as of December 31, 2005.

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                     NOTES CONSOLIDATED FINANCIAL STATEMENTS


A summary of the stock option activity for the years ended December 31, 2004 and 2005, is as follows:
                                                                    Weighted
                                                                    Average
                                                                    Exercise
                                                      Shares         Price
                                                   ------------    ----------
Outstanding at December 31, 2003                     3,850,500      $   0.02
Granted                                             30,500,000      $   0.02
Exercised                                          (19,750,000)     $   0.01
Cancelled                                             (350,000)     $   0.14
                                                   -----------
Outstanding at December 31, 2004                    14,250,500      $   0.02
Granted                                             27,500,000      $   0.02
Exercised                                          (25,000,000)     $   0.02
Cancelled                                                    -      $     -
                                                   -----------
Outstanding at December 31, 2005                    16,750,500      $   0.02
                                                   ===========
Excercisable at December 31, 2005                   16,750,500      $   0.02
                                                   ===========

The fair value of stock  options  was  determined  at the grant  dates using the
Black-Scholes   option-pricing   model  with  the   following   weighted-average
assumptions for the year ended December 31, 2005 and 2004:

                                                      2005             2004
                                                  -------------    -------------
Expected dividend yield                                      -                -
Risk free interest rate                                   4.13%            3.39%
Expected volatility                                        268%             300%
Expected life                                        .12 years        .10 years
Weighted average fair value per share             $       0.02     $       0.02


A summary of stock option and warrant grants with exercise prices less than, equal to or greater than the estimated market value on the date of grant during the years ended December 31, 2005 and 2004 is as follows:

                                                                      Weighted
                                                           Weighted   Average
                                                           Average      Fair
                                              Options      Exercise   Value of
                                              Granted       Price      Options
                                             ----------   ----------  ---------
Year Ended - December 31, 2005
Grants with exercise prices less
 than the estimated market value
 of the common stock                         13,000,000   $     0.01  $   0.02
Grants with exercise prices equal
 to the estimated market value of
 the common stock                            14,500,000   $     0.03  $   0.01
Grants with exercise prices greater
 than the estimated market value of
 the common stock                                     -   $        -  $      -

Year Ended - December 31, 2004
Grants with exercise prices less than
 the estimated market value of the
 common stock                                12,750,000   $     0.01  $   0.03
Grants with exercise prices equal to
 the estimated market value of the
 common stock                                17,750,000   $     0.02  $   0.01
Grants with exercise prices greater
 than the estimated market value of
 the common stock                                     -   $     -     $      -

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                     NOTES CONSOLIDATED FINANCIAL STATEMENTS


A summary of the stock options outstanding and exercisable at December 31, 2005 follows:

                Options Outstanding                      Options Exercisable
-----------------------------------------------------  ----------------------
                                 Weighted-
      Range                       Average    Weighted               Weighted-
       of                        Remaining   Average                Average
    Exercise         Options    Contractual  Exercise    Number     Exercise
     Prices        Outstanding     Life       Price    Exercisable   Price
-----------------  -----------  -----------  --------  -----------  --------

          $0.0001    3,500,500      4.10      $0.0001    3,500,500   $0.0001
$0.0200 - $0.0300   11,750,000      3.82      $0.0251   11,750,000   $0.0251
          $0.0600    1,500,000      0.02      $0.0600    1,500,000   $0.0600


Other Warrants - In connection with the Cornell convertible debenture the company issued 10,000,000 warrants to purchase shares of the Company's common stock. The warrants had an exercise price of $0.09 per share, vested immediately, and have a 3 year life. The registration rights associated with the warrants caused derivative accounting treatment of the debenture and the warrants. The warrants were measured at their fair value using the Black-Scholes pricing model with the following assumptions: risk free interest rate of 4.37%, dividend yield of 0.0%, volatility of 163.31%, and expected average life of 3 years. These warrants were recorded as part of the derivative liability on the balance sheet and will be re-measured at their fair value for every reporting period.

NOTE 15 -SEGMENT INFORMATION

Segment information has been prepared in accordance with SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." The Company has three reportable segments: electronics assembly, Ethernet technology, and contract manufacturing. The electronics assembly segment manufactures and assembles circuit boards and electronic component cables. The Ethernet technology segment designs and manufactures Ethernet cards. The contract manufacturing segment manufactures, either directly or through foreign subcontractors, certain products under an exclusive manufacturing agreement. The accounting policies of the segments are consistent with those described in the summary of significant accounting policies. The Company evaluates performance of each segment based on earnings or loss from operations. Selected segment information is as follows:

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                     NOTES CONSOLIDATED FINANCIAL STATEMENTS

                              Electronics   Ethernet     Contract
                                Assembly   Technology  Manufacturing    Total
--------------------------------------------------------------------------------

        December 31, 2005

Sales to external customers     3,002,038    125,451    9,865,023  $ 12,992,512
Intersegment sales                 49,015          -            -        49,015
Segment income (loss)           2,084,254)  (233,394)   1,789,940      (527,708)
Segment assets                  5,609,386    183,231    5,109,280    10,901,897
Depreciation and amortization     223,755      1,843       99,357       324,955

        December 31, 2004

Sales to external customers   $ 3,354,057  $  49,714  $ 5,458,944  $  8,862,715
Intersegment sales                 11,610        167            -        11,777
Segment loss                     (375,864)    74,665     (357,123)     (658,322)
Segment assets                  3,085,208    208,043    1,000,178     4,293,429
Depreciation and amortization     220,940      2,438       26,017       249,395


                                                          December 31,
                                                 -------------------------------
        Sales                                        2005               2004
--------------------------------------------------------------------------------

Total sales for reportable segments              $ 13,041,527      $  8,874,492
Elimination of intersegment sales                     (49,015)          (11,777)
--------------------------------------------------------------------------------

Consolidated net sales                           $ 12,992,512      $  8,862,715
--------------------------------------------------------------------------------

                                                          December 31,
                                                 -------------------------------
     Total Assets                                    2005               2004
--------------------------------------------------------------------------------
Total assets for reportable segments             $ 10,901,897      $  4,293,429
Adjustment for intersegment amounts                         -                 -
--------------------------------------------------------------------------------

Consolidated total assets                        $ 10,901,897      $  4,293,429
--------------------------------------------------------------------------------


NOTE 16 - GEOGRAPHIC INFORMATION

All revenue-producing assets are located in the United States of America or China. Revenues are attributed to the geographic areas based on the location of the customers purchasing the products. The Company's net sales and assets by geographic area are as follows:

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                     NOTES CONSOLIDATED FINANCIAL STATEMENTS

                                   Revenues             Revenue-producing assets
--------------------------------------------------------------------------------
                               2005          2004          2005          2004
                           -----------   -----------   -----------   -----------
United States of America   $12,694,817   $ 8,850,775   $   280,490   $   454,610
China                                -             -       663,420       386,183
Other                          297,695        11,940             -             -
--------------------------------------------------------------------------------
                           $12,992,512   $ 8,862,715   $   943,910   $   840,793
--------------------------------------------------------------------------------


NOTE 17 - SUBSEQUENT EVENTS

Accrued Payroll Tax Liabilities - In January 2006, the Utah State Tax Commission reduced the remaining accrued payroll taxes, penalties and interest due on prior period payroll taxes and were paid the amount of $98,316.

Settlement of Litigation - On January 26, 2006, a settlement was reached related to the leased facilities in Colorado. The Company settled the remaining claim for $200,000 cash. This amount was recorded in full at December 31, 2005 and is included in accrued liabilities.

On February 24, 2006 the Company entered into a settlement agreement with the investment firm discussed in Note 8. The Company issued 4,000,000 shares of restricted stock with a fair value of $0.044 per share. Warrants were also issued to purchase 7,000,000 shares of the Company's common stock with an exercise price of $0.05 cents per share and a life of 5 years. The value of the shares and warrants of $464,186 was accrued in 2005 as an accrued liability.

Convertible Debenture - In January 2006, Highgate converted $750,000 of its convertible debenture into 24,193,548 shares of the Company's common stock at a conversion rate of $0.031 per share, which was the lower of $0.10 or 100% of the lowest closing bid price of the Company's commons stock over the 20 trading days preceding the conversion.

Stock Options - During January 2006, an employee exercised options to purchase 1,000,000 shares of common stock with an exercise price of $0.027 per share. These options were exercised as payment of accrued compensation of $27,000.

On January 27, 2006, counsel for the Company exercised options to purchase 2,000,000 shares of common stock with an exercise price of $0.0001 per share.

During February 2006, an employee exercised options to purchase 1,000,000 shares of common stock with an exercise price of $0.027 per share. These options were exercised as payment of accrued compensation of $27,000.

During March 2006, a director exercised options to purchase 1,000,000 shares of common stock with an exercise price of $0.027 per share. These options were exercised as payment of accrued compensation of $27,000.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

     The following financial statements of CirTran Corporation and related notes thereto and auditors' report thereon were filed as part of the Company's Form 10-QSB, filed on:

Item 1.    Condensed Consolidated Financial Statements

           Balance Sheets as of March 31, 2006, (unaudited) and              Q2
           December 31, 2005

           Statements of Operations for the Three Months ended               Q3
           March 31, 2006, (unaudited) and 2005 (unaudited)

           Statements of Cash Flows for the Three Months ended               Q4
           March 31, 2006, (unaudited) and 2005 (unaudited)

           Notes to Condensed Consolidated Financial Statements              Q6
           (unaudited)

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                     March 31,      December 31,
                                                       2006             2005
--------------------------------------------------------------------------------
ASSETS
Current Assets
Cash and cash equivalents                          $    443,637    $  1,427,865
Trade accounts receivable, net of allowance
 for doubtful accounts of $158,374 and
 $158,374, respectively                               3,019,960       3,358,981
Inventory, Net of reserve of $751,296 and
 $751,296, respectively                               2,203,537       2,271,604
Prepaid Deposits                                              -         142,188
Other                                                   108,976         252,941
--------------------------------------------------------------------------------
    Total Current Assets                              5,776,110       7,453,579

Property and Equipment, Net                           2,778,692       2,686,737

Investment in Securities, at Cost                       300,000         300,000

Other Assets, Net                                       691,417         361,581

Deposits                                                129,283         100,000
--------------------------------------------------------------------------------

Total Assets                                       $  9,675,502    $ 10,901,897
--------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable                                   $    528,963    $  1,239,519
Accrued liabilities                                     551,049       1,222,018
Deferred revenue                                         33,625         119,945
Derivative liability                                  3,136,160       4,910,303
Convertible Debenture                                         -         996,252
Current maturities of long-term notes payable         1,225,785          12,610
Notes payable to stockholders                                 -          95,806
--------------------------------------------------------------------------------
    Total Current Liabilities                         5,475,582       8,596,453
--------------------------------------------------------------------------------

Long-Term Notes Payable, Less Current Maturities      1,033,989       1,037,390
--------------------------------------------------------------------------------

Commitments and Contingencies

Stockholders' Equity (Deficit)
Common stock, par value $0.001; authorized
 750,000,000 shares; issued and outstanding
 shares: 616,562,117 and 583,368,569 at March
 31, 2006 and December 31, 2005, respectively           616,558         583,364
Additional paid-in capital                           22,154,684      20,012,000
Accumulated deficit                                 (19,605,311)    (19,327,310)
--------------------------------------------------------------------------------
    Total Stockholders' Equity (Deficit)              3,165,931       1,268,054
--------------------------------------------------------------------------------
Total Liabilities and Stockholders'
 Equity (Deficit)                                  $  9,675,502    $ 10,901,897
--------------------------------------------------------------------------------


   The accompanying notes are an integral part of these financial statements.

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

For the Three Months Ended March 31,                 2006              2005
--------------------------------------------------------------------------------

Net Sales                                        $   1,737,824    $   2,920,465
Cost of Sales                                         (990,370)      (1,949,773)
--------------------------------------------------------------------------------

    Gross Profit                                       747,454          970,692
--------------------------------------------------------------------------------

Operating Expenses
    Selling, general and administrative expenses       837,520          959,891
    Non-cash employee compensation expense                   -           69,000
--------------------------------------------------------------------------------
    Total Operating Expenses                           837,520        1,028,891
--------------------------------------------------------------------------------

      Loss From Operations                             (90,066)         (58,199)
--------------------------------------------------------------------------------

Other Income (Expense)
    Interest                                        (1,086,253)        (143,770)
    Other, net                                               -              241
    Gain on forgiveness of debt                          4,670                -
    Gain on derivative valuation                       893,651                -
--------------------------------------------------------------------------------
    Total Other Expense, Net                          (187,932)        (143,529)
--------------------------------------------------------------------------------

Net Loss                                         $    (277,998)   $    (201,728)
--------------------------------------------------------------------------------

Basic and diluted loss per common share          $       (0.00)   $       (0.00)
--------------------------------------------------------------------------------
Basic and diluted weighted-average
    common shares outstanding                      558,748,729      488,490,792
--------------------------------------------------------------------------------







   The accompanying notes are an integral part of these financial statements.

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

For the Three Months Ended March 31,                     2006           2005
--------------------------------------------------------------------------------

Cash flows from operating activities
Net loss                                             $  (277,998)   $  (201,728)
Adjustments to reconcile net loss to net
 cash used in operating activities:
  Depreciation and amortization                          114,939         73,660
  Accretion expense                                      965,512              -
  Provision for doubtful accounts                              -            417
  Amortization of loan premium to
   interest expense                                            -         11,057
  Non-cash compensation expense                                -         69,000
  Loan costs and fees in lieu of interest
   on notes payable                                            -         61,500
  Options issued to attorneys and consultants
   for services                                                -         21,526
  Gain on derivative valuation                          (893,651)
  Accrued Interest Expense                                61,586              -
 Changes in assets and liabilities:
    Trade accounts receivable                            366,021       (119,299)
    Prepaid Deposits                                     142,188              -
    Inventories                                           68,067       (148,087)
    Prepaid expenses and other assets                   (255,318)        (1,836)
    Accounts payable                                    (710,556)      (108,800)
    Accrued liabilities                                 (214,368)       (43,111)
    Deferred revenue                                     (86,320)             -
--------------------------------------------------------------------------------

    Total adjustments                                   (441,900)      (183,973)
--------------------------------------------------------------------------------

 Net cash used in operating activities                  (719,898)      (385,701)
--------------------------------------------------------------------------------

Cash flows from investing activities
Cash aquired with PFE acquisition                              -         39,331
Purchase of property and equipment                      (166,730)      (230,771)
--------------------------------------------------------------------------------

 Net cash used in investing activities                  (166,730)      (191,440)
--------------------------------------------------------------------------------

Cash flows from financing activities
Proceeds from notes payable to stockholders                    -          4,414
Payments on notes payable to stockholders                (95,806)             -
Proceeds from notes payable, net of cash
 paid for offering costs                                       -        503,500
Principal payments on notes payable                       (1,994)             -
Proceeds from notes payable to related parties                 -         95,586
Proceeds from exercise of options and warrants
 to purchase common stock                                      -         33,000
Exercise of options issued to attorneys and
 consultants for services                                    200            150
--------------------------------------------------------------------------------

 Net cash provided by financing activities               (97,600)       636,650
--------------------------------------------------------------------------------

Net increase in cash and cash equivalents               (984,228)        59,509

Cash and cash equivalents at beginning of year         1,427,865         81,101
--------------------------------------------------------------------------------

Cash and cash equivalents at end of period           $   443,637    $   140,610
--------------------------------------------------------------------------------


   The accompanying notes are an integral part of these financial statements.

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                   (CONTINUED)

For the Three Months Ended March 31,                      2006          2005
--------------------------------------------------------------------------------
Supplemental disclosure of cash flow information

Cash paid during the period for interest               $   22,765    $         -

Noncash investing and financing activities

Acquisition of PFE Properties, LLC for
 stock and assumption of note payable                  $        -    $ 1,868,974
Common stock issued for settlement of
 note payable and accrued interest                              -      2,148,913
Deposit applied to purchase of property
 and equipment                                                  -        100,000
Common stock issued for accrued liabilities               464,187        411,402
Stock options exercised for settlement of
 accrued interest and accrued compensation                 81,000         59,000
Stock options exercised for settlement of
 notes payable to stockholders                                  -         23,000
Common stock issued for partial conversion
 of convertible debenture and derivative liability      1,630,491              -

























   The accompanying notes are an integral part of these financial statements.

                      CIRTRAN CORPORATION AND SUBSIDIARIES

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Condensed Financial Statements -- The accompanying unaudited condensed consolidated financial statements include the accounts of CirTran Corporation and its subsidiaries (the "Company"). These financial statements are condensed and, therefore, do not include all disclosures normally required by accounting principles generally accepted in the United States of America. These statements should be read in conjunction with the Company's annual financial statements included in the Company's Annual Report on Form 10-KSB. In particular, the Company's significant accounting principles were presented as Note 1 to the consolidated financial statements in that Annual Report. In the opinion of management, all adjustments necessary for a fair presentation have been included in the accompanying condensed consolidated financial statements and consist of only normal recurring adjustments. The results of operations presented in the accompanying condensed consolidated financial statements for the three months ended March 31, 2006, are not necessarily indicative of the results that may be expected for the full year ending December 31, 2006.

Principles of Consolidation -- The consolidated financial statements include the accounts of CirTran Corporation, and it's wholly owned subsidiaries, Racore Technology Corporation, CirTran-Asia Inc, CirTran Products, Inc., Diverse Media Group Corporation and PFE Properties, LLC. All significant intercompany transactions have been eliminated in consolidation.


Stock-Based Compensation -- Effective January 1, 2006, the Company adopted the provisions of Statement of Accounting Standards No. 123R, Share Based Payment ("FAS 123R") for its one stock-based compensation plan. The Company previously accounted for this plan under the recognition and measurement principles of Accounting Standards No. 25, Accounting for Stock Issued to Employees, ("APB 25") and related interpretations and disclosure requirements established by SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123") as amended by SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure.

Under APB 25, no compensation expense was recorded in earnings for the Company's stock-based options granted under its compensation plans. The pro forma effects on net income and earnings per share for the options and awards granted under the plans were instead disclosed in a note to the consolidated financial statements. Under SFAS 123R, all stock-based compensation is measured at the grant date, based on the fair value of the option or award, and is recognized as an expense in earnings over the requisite service period, which is typically through the date the options vest.

The Company adopted SFAS 123R using the modified prospective method. Under this method, for all stock-based options and awards, granted prior to January 1, 2006 that remain outstanding as of that date, compensation cost is recognized for the unvested portion over the remaining requisite service period, using the grant-date fair value measured under the original provisions of SFAS 123 for pro forma and disclosure purposes. No such options were outstanding as of January 1, 2006.

The Company utilized the Black-Scholes model for calculating the fair value pro forma disclosures under SFAS 123 and will continue to use this model, which is an acceptable valuation approach under SFAS 123R. The following table summarizes the Black-Scholes option-pricing model assumptions used to compute the weighted-average fair value of stock options granted during the periods below:

                                                   Three Months Ended
                                                        March 31,
                                                    2006        2005
                                                  --------    --------
Expected dividend yield                             N/A*             -
Risk free interest rate                             N/A*          3.76%
Expected volatility                                 N/A*           282%
Expected life                                       N/A*      $   0.16
Weighted average fair value per share               N/A*      $   0.02

* Not applicable as there were no options granted during the period

No options were granted for the three months ended March 31, 2006 and all previously issued options were fully vested prior to January 1, 2006. Therefore, there were no compensation costs relating to stock-based compensation for the three months ended March 31, 2006, including the effects from adoption of SFAS 123R, which would have previously been presented in a pro forma disclosure, as discussed above.

The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair-value recognition provisions of SFAS 123 to all of its stock-based compensation awards for periods prior to adoption of SFAS 123R:

   Three Months Ended March 31,                                      2005
   -------------------------------------------------------------------------
   Net loss, as reported                                          $(201,728)
   Add:  Stock-based  employee compensation expense
       included in net loss                                          69,000
   Deduct:  Total stock-based employee compensation
       expense determined under fair value based method
       for all awards                                              (138,248)
   -------------------------------------------------------------------------
   Pro forma net loss                                             $(270,976)
   -------------------------------------------------------------------------
   Basic and diluted loss per common share as reported            $   (0.00)
   -------------------------------------------------------------------------
   Basic and diluted loss per common share pro forma              $   (0.00)
   -------------------------------------------------------------------------

Patents -- Legal fees and other direct costs incurred in obtaining patents in the United States and other countries are capitalized. Patents costs are amortized over the estimated useful life of the patent. During the year ended December 31, 2005, the Company capitalized $35,799 in patent related legal costs. Amortization expense was $1,279 during the three months ended March 31, 2006.

The realization of patents and other long-lived assets is evaluated periodically when events or circumstances indicate a possible inability to recover the carrying amount. An impairment loss is recognized for the excess of the carrying amount over the fair value of the asset or the group of assets. Fair value is determined based on expected discounted net future cash flows. The analysis necessarily involves significant management judgment to evaluate the capacity of an asset to perform within projections. As required, an evaluation of impairment was made on the patents as of March 31, 2006. No indicators of impairment were noted.

NOTE 2 - REALIZATION OF ASSETS

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company had net loss of $277,998 for the three months ended March 31, 2006, compared to a net loss of $527,708 for the year ended December 31, 2005. As of March 31, 2006, and December 31, 2005, the Company had an accumulated deficit of $19,605,311 and $19,327,310, respectively, and a total stockholders' equity of $3,165,931 and $1,268,054, respectively. The Company also had a working capital (deficit) of $300,528 and $(1,142,874) as of March 31, 2006, and December 31,
2005, respectively. In addition, the Company used, rather than provided, cash in its operations in the amounts of $719,698 and $1,751,744 for the three months ended March 31, 2006, and the year ended December 31, 2005, respectively. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

In view of the matters described in the preceding paragraphs, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain or replace present financing, to acquire additional capital from investors, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

NOTE 3 - RELATED PARTY TRANSACTIONS

Notes Payable to Stockholders -- During December 2005 a stockholder loaned the Company $95,806 which was recorded as a notes payable to stockholders. The proceeds of this loan were used to fund on going operations of the Company. In January 2006, the Company made a payment to the stockholder which repaid the entire balance ($95,806) of the loan.

NOTE 4 - COMMITMENTS AND CONTINGENCIES

Settlement of Litigation -- During January 2002, the Company settled a lawsuit that had alleged a breach of facilities sublease agreement involving facilities located in Colorado. The Company's liability in this action was originally estimated to range up to $2.5 million. The Company had filed a counter suit in the same court for an amount exceeding $500,000 for missing equipment.
Effective January 18, 2002, the Company entered into a settlement agreement which required the Company to pay the plaintiff the sum of $250,000. Of this amount, $25,000 was paid upon execution of the settlement, and the balance, together with interest at 8% per annum, was payable by July 18, 2002. As security for payment of the balance, the Company executed and delivered to the plaintiff a Confession of Judgment and also issued 3,000,000 shares of common stock, which were held in escrow and were treated as treasury stock recorded at no cost. The fair value of the 3,000,000 shares was less than the carrying amount of the note payable. Because 75 percent of the balance had not been paid by May 18, 2002, the Company was required to prepare and file with the Securities & Exchange Commission, at its own expense, a registration statement with respect to the escrowed shares.

As of December 31, 2005, the Company was in default of its obligations under the settlement agreement and the total payment due thereunder had not been made. A registration statement with respect to the escrowed shares was not filed and the Company did not replace the escrowed shares with registered, free-trading shares as per the terms of the agreement. The plaintiff filed a Confession of Judgment and proceeded with execution thereon. The shares in escrow were released and issued as partial settlement of $92,969 on the note payable outstanding.

In connection with a separate sublease agreement of these facilities, the Company received a settlement from the sublessee during May 2002, in the amount of $152,500, which was recorded as other income. The Company did not receive cash from this settlement, but certain obligations of the Company were paid directly. $109,125 of the principal balance of the note related to the settlement mentioned above was paid. Also, $7,000 was paid to the Company's legal counsel as a retainer for future services. The remaining $36,375 was paid to the above mentioned plaintiff as a settlement of rent expense.

During September 2002, the plaintiff filed a claim that the $109,125 portion of the payment was to be applied as additional rent expense rather than a principal payment on the note payable. The Company estimated that the probability of the $109,125 being considered additional rent expense was remote and disputed the claim.

On January 26, 2006, a settlement was reached related to the leased facilities in Colorado. The Company settled the remaining claim for $200,000 cash.

During 2003 and 2004, an investment firm filed suits in the U.S. District Court for the District of Utah seeking payment of a commission consisting of common stock valued at 1,750,000 for allegedly introducing the Company to the Equity Line Investor (See Note 10). The case was previously dismissed in a New York court.

On February 24, 2006, the Company entered into a settlement agreement with the investment firm. The Company issued 4,000,000 shares of restricted stock with a fair value of $0.044 per share. Warrants were also issued to purchase 7,000,000 shares of the Company's common stock with an exercise price of $0.05 cents per share and a life of 5 years. The warrants were valued using the Black-Scholes pricing model at $288,186. Total consideration for the settlement was valued at $464,186.

Litigation - Various vendors have notified the Company that they believe they have claims against the Company totaling $18,810. None of these vendors have filed lawsuits in relation to these claims. The Company has accrued for these claims, and they are included in accounts payable.

In addition, various vendors have notified the Company that they believe they have claims against the Company totaling $164,802. The Company has determined the probability of realizing any loss on these claims is remote. The Company has made no accrual for these claims and is currently in the process of negotiating the dismissal of these claims with the various vendors.

Registration Rights - In May 2005, in connection with the Company's issuance of a convertible debenture (discussed below), the Company granted to the debenture holder registration rights, pursuant to which the Company agreed to file, within 120 days of the closing of the purchase of the debenture, a registration statement to register the resale of shares of the Company's common stock issuable upon conversion of the debenture. The company also agreed to use its best efforts to have the registration statement declared effective within 270 days after filing the registration statement. The Company agreed to register the resale of up to 100,000,000 shares, and to keep such registration statement effective until all of the shares issuable upon conversion of the debenture have been sold. The Company filed the registration statement on September 23, 2005. As of March 31, 2006, the registration statement had not been declared effective.

In December 2005, in connection with the Company's issuance of a convertible debenture (discussed below), the Company granted to the debenture holder registration rights, pursuant to which the Company agreed to file, within 120 days of the closing of the purchase of the debenture, a registration statement to register the resale of shares of the Company's common stock issuable upon conversion of the debenture. The company also agreed to use its best efforts to have the registration statement declared effective within 270 days after filing the registration statement. The Company agreed to register the resale of up to 32,608,696 shares and 10,000,000 warrants, and to keep such registration statement effective until all of the shares issuable upon conversion of the debenture have been sold.

In connection with the settlement agreement with the investment firm discussed above in this Note, the Company agreed to register the resale by the investment firm of shares issued or issuable to it in connection with the settlement.

Accrued Payroll Tax Liabilities -- The Utah State Tax Commission entered into an agreement to allow the Company to pay the tax liability owing to the State of Utah in equal monthly installments of $4,000. Through December 2005, the Company had made the required payments.

In January 2006, the Utah State Tax Commission reduced the remaining accrued payroll taxes, penalties and interest due on prior period payroll taxes to the amount of $98,316. The balance was paid in full.

Manufacturing Agreement -- On June 10, 2004, the Company entered into an exclusive manufacturing agreement with certain Developers. Under the terms of the agreement, the Company, through its wholly-owned subsidiary CirTran-Asia, has the exclusive right to manufacture certain products developed by the Developers or any of their affiliates. The Developers will continue to provide marketing and consulting services related to the products under the agreement. Should the Developers terminate the agreement early, they must pay the Company $150,000. Revenue is recognized when products are shipped. Title passes to the customer or independent sales representative at the time of shipment.

In connection with this agreement the Company agreed to issue options to purchase 1,500,000 shares common stock to the Developers upon the sale, shipment and payment for 200,000 units of a fitness product. In addition, the Company agreed to issue options to purchase 300,000 shares of common stock to the Developers for each multiple of 100,000 units of the fitness product sold in excess of the initial 200,000 units within twenty-four months of the agreement (June 2004). The options will be exercisable at $0.06 per share, vest on the grant date and expire one year after issuance. As of March 31, 2006, the Company had sold, shipped and received payment for, 257,577 units of the fitness product. In January 2005, the Company issued 1,500,000 options under the terms of the agreement. During the three months ended March 31, 2006 the options expired.

In connection with the above manufacturing agreement, the Company agreed to issue various options to purchase shares of common stock to the Developers upon the sale, shipment, and payment of certain quantities of the additional products. In addition, the Company agreed to issue additional options to purchase common stock to the developers for each multiple of units sold in excess of the initial units within the first twenty-four months of the agreements. The schedule of units and potential options that will be issued follows:

                               Options      Each Multiple of   Options for Each
              Initial        for Initial      Units above         Multiple
Product        Units         Units Sold      Initial Units        of Units
--------------------------------------------------------------------------------
   1          500,000          500,000          200,000           200,000
   2           25,000          500,000           15,000           100,000
   3          100,000          500,000           50,000           100,000
   4          300,000        1,000,000          100,000           200,000
   5          200,000          250,000          100,000           100,000
   6          200,000          500,000          100,000           100,000

As of March 31, 2006, the Company had not sold, shipped and received payment for enough units to require the issuance of options related to the additional products under these agreements. Because the Developers must provide future services for the options to vest, the options are treated as unissued for accounting purposes. The cost of these options will be recognized when the options are earned.

NOTE 5 - MORTGAGE NOTE PAYABLE

In conjunction with the acquisition of PFE, the Company assumed a mortgage note payable for $1,050,000, which is secured by the land and the building that was acquired as part of the PFE acquisition. The note bears interest at 12.5% per annum and is collateralized by the land and building. Interest only payments were made through January 2006. Starting in February 2006, principal and interest payments were required based on a twenty-year amortization of the note. The entire balance of principal and unpaid interest will be due in December 2008.

NOTE 6 - CONVERTIBLE DEBENTURES

Highgate - On May 26, 2005, the Company entered into an agreement with Highgate to issue to Highgate a $3,750,000, 5% Secured Convertible Debenture (the "Debenture"). The Debenture is due December 2007 and is secured by all of the Company's property.

Accrued interest is payable at the time of maturity or conversion. The Company may, at its option, elect to pay accrued interest in cash or shares of the Company's common stock. If paid in stock, the conversion price shall be the closing bid price of the common stock on either the date the interest payment is due or the date on which the interest payment is made. The balance of accrued interest owed at March 31, 2006, and December 31, 2005, was $152,349 and $111,986, respectively.

At any time, Highgate may elect to convert principal amounts owing on the Debenture into shares of the Company's common stock at a conversion price equal to the lesser of $0.10 per share, or an amount equal to the lowest closing bid price of the Company's common stock for the twenty trading days immediately preceding the conversion date. The Company has the right to redeem a portion or the entire Debenture then outstanding by paying 105% of the principal amount redeemed plus accrued interest thereon.

Highgate's right to convert principal amounts into shares of the Company's common stock is limited as follows:

         (i) Highgate may convert up to $250,000 worth of the principal amount plus accrued interest of the Debenture in any consecutive  30-day  period  when  the  market  price  of  the

                  Company's stock is $0.10 per share or less at the time of conversion;
         (ii) Highgate may convert up to $500,000 worth of the principal amount plus accrued interest of the Debenture in any consecutive 30-day period when the price of the Company's stock is greater than $0.10 per share at the time of conversion; provided, however, that Highgate may convert in excess of the foregoing amounts if the Company and Highgate mutually agree; and
         (iii) Upon the occurrence of an event of default, Highgate may, in its sole discretion, accelerate full repayment of all debentures outstanding and accrued interest thereon or may convert the Debentures and accrued interest thereon into shares of the Company's common stock.


Except in the event of default, Highgate may not convert the Debenture for a number of shares that would result in Highgate owning more than 4.99% of the Company's outstanding common stock.

In connection with the issuance of the Highgate Debenture, the Company granted Highgate registration rights related to the issuance of the debenture. (See Note 4.)

The Company determined that the features of the Debenture fell under derivative accounting treatment. As of March 31, 2006 the carrying value of the Debenture was $1,068,604. The carrying value will be accreted each quarter over the life of the Debenture until the carrying value equals the unconverted face value of $3,000,000 (see below). The fair value of the derivative liability as of March 31, 2006 was $1,767,254.

In connection with the issuance of the Debenture, $2,265,000 of the proceeds were paid to Cornell to repay promissory notes. Fees of $256,433 were withheld from the proceeds, were capitalized, and are being amortized over the life of the note. As such, of the total Debenture of $3,750,000, the net proceeds to the Company were $1,228,567. The proceeds were used for general corporate and working capital purposes, at the Company's discretion.

In January 2006, Highgate converted $750,000 of its convertible debenture into 24,193,548 shares of the Company's common stock at a conversion rate of $0.031 per share, which was the lower of $0.10 or 100% of the lowest closing bid price of the Company's commons stock over the 20 trading days preceding the conversion.

Cornell - On December 30, 2005, the Company entered into an agreement with Cornell Capital Partners, L.P. ("Cornell") to issue to Cornell a $1,500,000, 5% Secured Convertible Debenture (the "Cornell Debenture"). The Cornell Debenture is due July 30, 2008, and is secured by all the Company's property, junior to the Highgate security interest.

Accrued interest is payable at the time of maturity or conversion. The Company may, at its option, elect to pay accrued interest in cash or shares of the Company's common stock. If paid in stock, the conversion price shall be the closing bid price of the common stock on either the date the interest payment is due or the date on which the interest payment is made. The balance of accrued interest owed at March 31, 2006 and December 31, 2005 was $18,082 and zero, respectively.

At any time, Cornell may elect to convert principal amounts owing on the Cornell Debenture into shares of the Company's common stock at a conversion price equal to an amount equal to the lowest closing bid price of the Company's common stock for the twenty trading days immediately preceding the conversion date. The Company has the right to redeem a portion or the entire Cornell Debenture then outstanding by paying 105% of the principal amount redeemed plus accrued interest thereon.

Cornell's right to convert principal amounts into shares of the Company's common stock is limited as follows:

         (i) Cornell may convert up to $250,000 worth of the principal amount plus accrued interest of the Cornell Debenture in any consecutive 30-day period when the market price of the Company's stock is $0.10 per share or less at the time of conversion;
         (ii) Cornell may convert up to $500,000 worth of the principal amount plus accrued interest of the Cornell Debenture in any consecutive 30-day period when the price of the Company's stock is greater than $0.10 per share at the time of conversion; provided, however, that Cornell may convert in excess of the foregoing amounts if the Company and Cornell mutually agree; and
         (iii) Upon the occurrence of an event of default, Cornell Capital Partners, LP may, in its sole discretion, accelerate full repayment of the debenture outstanding and accrued interest thereon or may convert the Debenture and accrued interest thereon into shares of the Company's common stock.


Except in the event of default, Cornell may not convert the Cornell Debenture for a number of shares that would result in Cornell owning more than 4.99% of the Company's outstanding common stock.

The Cornell Debenture was issued with 10,000,000 warrants with an exercise price of $0.09 per share that vest immediately and have a three year life.

In connection with the issuance of the Cornell Debenture, the Company granted Cornell registration rights related to the issuance of the Cornell Debenture and warrants. (See Note 4.)

The Company determined that the features on the Cornell Debenture and the associated warrants fell under derivative accounting treatment. As of March 31, 2006 the carrying value of the Cornell Debenture was $143,160. The carrying value will be accreted each quarter over the life of the Cornell Debenture until the carrying value equals the face value of $1,500,000. The fair value of the derivative liability as of March 31, 2006 was $1,368,906.

In connection with the issuance of the Cornell Debenture, fees of $130,000 were withheld from the proceeds, capitalized, and will be amortized over the life of the Cornell Debenture. As such, of the total Cornell Debenture of $1,500,000, the net proceeds to the Company were $1,370,000. The proceeds will be used for general corporate and working capital purposes, at the Company's discretion.

As of March 31, 2006, Cornell had not converted any of the Cornell Debenture into shares of the Company's common stock.

NOTE 7 - STOCKHOLDERS' EQUITY

Common Stock Issuances -- During the three months ended March 31, 2006, the Company issued 4,000,000 shares of common stock as a settlement of litigation with an investment firm. (See Note 4.)

During the three months ended March 31, 2006, the Company issued to Highgate 24,193,548 shares of restricted common stock in connection with a conversion by Highgate of $750,000 principal amount of the convertible debenture. (See Note 6.)

NOTE 8 - STOCK OPTIONS AND WARRANTS

Non-Employee Options - During the three months ended March 31, 2006, 2,000,000 of previously issued options were exercised by counsel for proceeds of $200.

Employee Options - During the three month period ended March 31, 2006, 3,000,000 options were exercised for accrued compensation and employee advances of $54,000 and $27,000 respectively.

Developer Options - During 2005, the Company granted options to purchase 1,500,000 shares of common stock to developers at exercise prices of $0.06 per share. The options were all one-year options and vested on the dates granted. Two of the developers were employees and together were issued 1,000,000 of the options. The exercise price equaled the fair value of the common shares at the time these options were granted; therefore, the options had no intrinsic value. The fair value of these options of $42,052 was estimated using the Black-Scholes option pricing model with the following assumptions: risk free interest rate ranging of 4.00%, dividend yield of 0.0%, volatility of 302%, and expected average life of .5 years. These options expired during the three months ended March 31, 2006.

The remaining 500,000 developer options were issued to a non-employee under the terms described above. Because the developer was a non-employee, cost of goods sold of $21,526 was recorded for the fair value of options issued during the year ended December 31, 2005. These options were valued using the Black-Scholes option pricing model with the following assumptions: risk free interest rate ranging of 4.00%, dividend yield of 0.0%, volatility of 302%, and expected average life of .5 years. None of these options were exercised during 2005. These options expired during the three months ended March 31, 2006.

A summary of the stock option activity for the three months ended March 31, 2006, is as follows:

                                                          Weighted Average
                                            Shares         Exercise Price
                                          ----------      ----------------
Outstanding at December 31, 2005          16,750,500          $   0.02
Granted                                            -          $      -
Exercised                                 (5,000,000)         $   0.02
Cancelled                                 (1,500,000)         $   0.06
                                          ----------
Outstanding at March 31, 2006             10,250,500          $   0.03
                                          ==========

Excercisable at March 31, 2006            10,250,500          $   0.03
                                          ==========

NOTE 9 -SEGMENT INFORMATION

Segment information has been prepared in accordance with SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." The Company has three reportable segments: electronics assembly, Ethernet technology, and contract manufacturing. The electronics assembly segment manufactures and assembles circuit boards and electronic component cables. The Ethernet technology segment designs and manufactures Ethernet cards. The contract manufacturing segment manufactures, either directly or through foreign subcontractors, certain products under an exclusive manufacturing agreement. The accounting policies of the segments are consistent with those described in the summary of significant accounting policies. The Company evaluates performance of each segment based on earnings or loss from operations. Selected segment information is as follows:

                                Electronics    Ethernet      Contract
                                  Assembly    Technology   Manufacturing     Total
-------------------------------------------------------------------------------------
     March 31, 2006

Sales to external customers    $   774,359   $    22,226    $   941,239   $ 1,737,824
Intersegment sales                       -             -              -             -
Segment income (loss)              (30,057)      (58,108)      (189,833)     (277,998)
Segment assets                   4,529,176       192,756      4,953,570     9,675,502
Depreciation and amortization       82,912           210         31,817       114,939

     March 31, 2005

Sales to external customers    $   773,013   $    22,608    $ 2,124,844   $ 2,920,465
Intersegment sales                       -             -              -             -
Segment loss                      (372,197)      (66,739)       237,208      (201,728)
Segment assets                   4,591,074       216,838      1,800,585     6,608,497
Depreciation and amortization       50,399           594         22,667        73,660


                                                              March 31,
                                                     ---------------------------
            Sales                                       2006             2005
--------------------------------------------------------------------------------

Total sales for reportable segments                  $1,737,824       $2,920,465
Elimination of intersegment sales                             -                -
--------------------------------------------------------------------------------

Consolidated net sales                               $1,737,824       $2,920,465
--------------------------------------------------------------------------------

                                                              March 31,
                                                     ---------------------------
         Total Assets                                   2006             2005
--------------------------------------------------------------------------------

Total assets for reportable segments                 $9,675,502       $6,608,497
Adjustment for intersegment amounts                           -                -

Consolidated total assets                            $9,675,502       $6,608,497
--------------------------------------------------------------------------------


NOTE 10 - SUBSEQUENT EVENTS

Stock Options - During April 2006, counsel for the Company exercised options to purchase 1,500,000 shares of common stock with an exercise price of $0.0001 per share.

During May 2006, an employee was granted options to purchase 1,500,000 shares of the Company's common stock. These options were five year options that vested immediately and had an exercise price of $0.03 per share. The options were immediately exercised in lieu of amounts owed in connection with the PFE Acquisition.

During May 2006, an employee exercised options to purchase 1,000,000 shares of common stock with an exercise price of $0.027 per share. These options were exercised as payment of accrued bonus expense of $27,000.

Table of Contents

Summary about CirTran Corporation
         and this offering                       5
Risk factors                                    18
Use of proceeds                                 27
Determination of offering price                 27
Description of business                         27
Management's discussion and analysis
or plan of operation                            44
Forward-looking statements                      59
5% Convertible Debenture                        59      CirTran Corporation
Selling Shareholders                            62
Plan of distribution                            64          100,000,000
Regulation M                                    67            SHARES
Legal Proceedings                               67
Directors, executive officers, promoters and               COMMON STOCK
         control persons                        70
Commission's position on indemnification                --------------------
         for Securities Act liabilities         72
Security ownership of certain beneficial                    PROSPECTUS
         owners and management                  73
Description of common stock                     74      -------------------
Certain relationships and related
         Transactions                           76        August __, 2006
Market for common equity and related
         stockholder matters                    78
Executive compensation                          83
Changes in and disagreements with
         accountants on accounting
         and financial disclosure               89
Index to financial statements                   89
Experts                                         89
Legal matters                                   89

--------------------

Dealer Prospectus  Delivery  Obligation.  Until [a
date which is 90 days from the  effective  date of
this   prospectus],   all   dealers   that  effect
transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II.    Information Not Required in the Prospectus

Item 24. Indemnification of Directors and Officers

Our Bylaws provide, among other things, that our officers or directors are not personally liable to us or to our stockholders for damages for breach of fiduciary duty as an officer or director, except for damages for breach of such duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the unlawful payment of dividends. Our Bylaws also authorize us to indemnify our officers and directors under certain circumstances. We anticipate we will enter into indemnification agreements with each of our executive officers and directors pursuant to which we will agree to indemnify each such person for all expenses and liabilities incurred by such person in connection with any civil or criminal action brought against such person by reason of their being an officer or director of the Company. In order to be entitled to such indemnification, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to criminal actions, such person must have had no reasonable cause to believe that his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance And Distribution

We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholders. The estimated expenses of issuance and distribution are set forth below.

Registration Fees                            $      354.00
Transfer Agent Fees                               1,000.00
Costs of Printing and Engraving                   5,000.00
Legal Fees                                       30,000.00
Accounting Fees                                  30,000.00
                                             -------------
    Total Estimated Costs of Offering        $   66,354.00

Item 26. Recent Sales of Unregistered Securities

On June 30, 2006, we closed a second private placement of shares of our common stock and warrants (the "June Private Offering"). Pursuant to a securities purchase agreement (the "June Agreement"), the Company agreed to sell Twenty-Eight Million, Five Hundred Seventy-One Thousand, Four Hundred Twenty-Eight (28,571,428) shares of its Common Stock (the "June Shares") to ANAHOP, Inc., a California corporation. The total consideration to be paid for the Shares will be Two Million Dollars ($2,000,000) if all tranches of the sale close. We also issued warrants (the "June Warrants") to purchase up to an additional 63,000,000 shares of our common stock to designees of ANAHOP.

With respect to the shares underlying the June Warrants, we granted piggyback registration rights as follows: (A) once all of the warrants with an exercise price of $0.15 (the "Fifteen Cent Warrants") have been exercised, we agreed to include in the next registration statement that is filed by us the resales of the shares issued upon exercise of the Fifteen Cent Warrants; (B) once all of the warrants with an exercise price of $0.25 (the "Twenty-five Cent Warrants") have been exercised, we agreed to include in the next registration statement that is filed by us the resales of the shares issued upon exercise of the Twenty-five Cent Warrants; and (C) once all of the warrants with an exercise price of $0.50 (the "Fifty Cent Warrants") have been exercised, we agreee to include in the next registration statement that is filed by us the resales of the shares issued upon exercise of the Fifty Cent Warrants. We did not grant any registration rights with respect to the Shares sold in the June private placement.

The Shares and the June Warrants sold in the June 2006 private placement were issued without registration under the 1933 Act in reliance on Section 4(2) of the 1933 Act and the rules and regulations promulgated thereunder. We intend to use the proceeds from the Private Offering for working capital and general business purposes.

On May 24, 2006, we closed a private placement of shares of our common stock and warrants in which we sold Fourteen Million, Two Hundred Eighty-five Thousand, Seven Hundred Fifteen (14,285,715) shares of our Common Stock (the "Shares") to ANAHOP, and issued warrants to purchase up to an additional 30,000,000 shares of our common stock to designees of ANAHOP. The consideration paid for the Shares was One Million Dollars ($1,000,000).

With respect to the shares underlying the Warrants, we granted piggyback registration rights as follows: (A) once all of the warrants with an exercise price of $0.15 (the "Fifteen Cent Warrants") have been exercised, we agreed to include in the next registration statement that is filed by us the resales of the shares issued upon exercise of the Fifteen Cent Warrants; (B) once all of the warrants with an exercise price of $0.25 (the "Twenty-five Cent Warrants") have been exercised, we agreed to include in the next registration statement that is filed by us the resales of the shares issued upon exercise of the Twenty-five Cent Warrants; and (C) once all of the warrants with an exercise price of $0.50 (the "Fifty Cent Warrants") have been exercised, we agreee to include in the next registration statement that is filed by us the resales of the shares issued upon exercise of the Fifty Cent Warrants. We did not grant any registration rights with respect to the Shares.

The Shares and the Warrants were issued without registration under the 1933 Act in reliance on Section 4(2) of the 1933 Act and the rules and regulations promulgated thereunder. We used the proceeds from the Private Offering for working capital and general business purposes, including the purchase of the assets of ABS (discussed above in the "Recent Developments" section).

In January 2006, Highgate converted $750,000 of its convertible debenture into 24,193,548 shares of the Company's restricted common stock at a conversion rate of $0.031 per share, which was the lower of $0.10 or 100% of the lowest closing bid price of the Company's commons stock over the 20 trading days preceding the conversion.

In February 2006, we issued 4,000,000 shares of our restricted common stock and a warrant to purchase an additional 7,000,000 shares with an exercise price of $0.06 per share in settlement of litigation.

In each case the securities were issued in connection with private transactions with accredited investors pursuant to Section 4(2) of the Securities Act of 1933 and the regulations promulgated thereunder.

In December 2005, we entered into a securities purchase agreement with Cornell Capital Partners ("Cornell"), concerning the issuance of an aggregate principal amount of $1,500,000 of Convertible Debentures. The issuance of the Convertible Debentures to Cornell was made in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act") and rules and regulations promulgated thereunder, as a transaction not involving any public offering. No advertising or general solicitation was employed in offering the securities, and the Convertible Debenture was issued to only one investor which represented that it is an "accredited investor" as that term is defined in Regulation D promulgated pursuant to the Securities Act of 1933. Through April 17, 2006, we had issued no shares of our common stock in connection with any conversions of the Convertible Debentures, and we had received notice of no conversions from Cornell.

In May 2005, we entered into a securities purchase agreement with Highgate concerning the purchase and issuance of the Convertible Debenture. The issuance of the Convertible Debenture to Highgate was made in reliance on Section 4(2) of the 1933 Act, and rules and regulations promulgated thereunder, as a transaction not involving any public offering. No advertising or general solicitation was employed in offering the securities, and the Convertible Debenture was issued to only one investor which represented that it is an "accredited investor" as that term is defined in Regulation D promulgated pursuant to the Securities Act of 1933. Through April 17, 2006, we had issued 24,193,548 shares of our common stock in connection with conversions of $750,000 of the Convertible Debentures, and we had received notice of the conversion from Highgate. This registration statement is filed to register the resale of shares into the market that Highgate will receive upon conversion of the Convertible Debenture, and our issuances of shares to Highgate will be made without registration under the 1933 Act in reliance on Section 4(2) of the 1933 Act, and the rules and regulations promulgated thereunder.

In March 2005, the Company entered into agreements with eight individuals or entities (collectively, the "Lenders") to whom the Company was indebted, in an aggregate amount of $2,450,000, pursuant to which, the Company agreed to issue an aggregate of 61,250,000 shares of its restricted common stock in exchange for the Lenders' agreeing to cancel the debt obligations owed by the Company. With respect to $2,050,000 of the indebtedness, that amount was owed to Abacas Ventures, Inc. ("Abacas"), a company that had purchased certain of the Company's obligations. Abacas agreed to the cancellation of the Company's obligation to Abacas in return for the Company's issuing shares to certain of Abacas's shareholders and the other named individuals. Trevor Saliba, who is a beneficiary of the Saliba Private Annuity Trust, has been a director of the Company since June 2001. The remaining $400,000 was due to I&R Properties in connection with past rent on the Company's headquarters building. I&R Properties is a company owned and controlled by individuals who are officers, directors and principal stockholders. The issuances of shares to the Lenders were made in reliance on Section 4(2) of the 1933 Act, and rules and regulations promulgated thereunder, as a transaction not involving any public offering. No advertising or general solicitation was employed in the issuance of the securities.

On March 31, 2005, the Company entered into a Membership Acquisition Agreement (the "Acquisition Agreement") with Rajayee Sayegh (the "Seller") for the purchase of one hundred percent (100%) of the membership interests in PFE Properties LLC, a Utah limited liability company ("PFE"). Under the Acquisition Agreement, the Company agreed to issue twenty million (20,000,000) shares of its restricted common stock, with an estimated value of $800,000. No registration rights were granted. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder, as a transaction not involving any public offering. No advertising or general solicitation was employed in the issuance of the securities

Pursuant to the Equity Line of Credit Agreement, we were entitled to put to the Equity Line Investor, in lieu of repayment of amounts drawn on the Equity Line, shares of the Company's common stock. Although the Company filed a registration statement to register the resale by the Equity Line Investor of the shares put to it by the Company, the issuances of shares to the Company were made in reliance on Section 4(2) of the 1933 Act, and rules and regulations promulgated thereunder, as a transaction not involving any public offering. No advertising or general solicitation was employed in offering the securities, and the shares were issued to only one investor which represented that it is an "accredited investor" as that term is defined in Regulation D promulgated pursuant to the Securities Act of 1933. Through December 31, 2003, we issued 64,253,508 shares of common stock to the Equity Line Investor in connection with draws on the Equity Line. Subsequent to December 31, 2003, and through August 31, 2004, we issued an aggregate of 57,464,386 shares of Common Stock to the Equity Line Investor in connection with draws on the Equity Line. We used the proceeds of the draws on the Equity Line to pay outstanding liabilities, including notes to Cornell, the Equity Line Investor, discussed above. As noted above, the Company has terminated the Equity Line of Credit Agreement.

In December, 2002, the Company entered into an agreement with Abacas under which the Company issued an aggregate of 30,000,000 shares of common stock in exchange for cancellation of an aggregate amount of $1,500,000 in senior debt owed to the creditors by the Company. The shares were issued with an exchange price of $0.05 per share, for the aggregate amount of $1,500,000. The Company did not grant registration rights to the four creditors. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the 1933 Act, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder.

In January, 2002, the Company entered into an agreement with Abacas under which the Company issued an aggregate of 19,987,853 shares of common stock in exchange for cancellation of an aggregate amount of $1,499,090 in senior debt owed to the creditors by the Company. The shares were issued with an exchange price of $0.075 per share, for the aggregate amount of $1,500,000. The Company did not grant registration rights to the four creditors. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the Securities
Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder.

Item 27. Exhibits

Copies of the following documents are filed with this registration statement as exhibits:

Exhibit No.    Document


5              Opinion of Durham Jones & Pinegar, P.C.*

10.1 Securities Purchase Agreement between CirTran Corporation and Highgate House Funds, Ltd., dated as of May 26, 2005 (previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on June 3, 2005, and incorporated herein by reference).
10.2 Form of 5% Convertible Debenture, due December 31, 2007, issued by CirTran Corporation (previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on June 3, 2005, and incorporated herein by reference).
10.3 Investor Registration Rights Agreement between CirTran Corporation and Highgate House Funds, Ltd., dated as of May 26, 2005 (previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on June 3, 2005, and incorporated herein by reference).
10.4 Security Agreement between CirTran Corporation and Highgate House Funds, Ltd., dated as of May 26, 2005 (previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on June 3, 2005, and incorporated herein by reference).
10.5           Escrow  Agreement  between  CirTran  Corporation,  Highgate House
               Funds, Ltd., and David Gonzalez dated as of May 26, 2005 (previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on June 3, 2005, and incorporated herein by reference).
10.6 Termination Agreement between CirTran Corporation and Cornell Capital Partners, LP, dated as of May 26, 2005 (previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on June 3, 2005, and incorporated herein by reference).
10.7 Standby Equity Distribution Agreement between CirTran Corporation and Cornell Capital Partners, LP, dated as of May 21, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.8 Registration Rights Agreement between CirTran Corporation and Cornell Capital Partners, LP, dated as of May 21, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.9 Placement Agent Agreement between CirTran Corporation and Newbridge Securities Corporation, dated as of May 21, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.10 Escrow Agreement by and among CirTran Corporation, Cornell Capital Partners, LP, and Butler Gonzalez LLP, dated as of May 21, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.11 Exclusive Manufacturing Agreement ("Exclusive Agreement") by and among Michael Casey; Michael Casey Enterprises, Ltd.; Charles Ho; Uking System Industry Co., Ltd.; David Hayek; HIPMG, Inc. and CirRran-Asia, Inc., dated as of June 10, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.12          Appendix A-1 to Exclusive Agreement for AbKing Pro
10.13 Appendix A-2 to Exclusive Agreement for AbRoller (filed as an exhibit to the Company's amended quarterly report on Form 10-QSB/A for the period ended September 30, 2004, filed on April 21, 2006) (portions of this exhibit have been redacted pursuant to a request for confidential treatment which was granted by the Securities and Exchange Commission).
10.14 Appendix A-3 to Exclusive Agreement for AbTrainer Club Pro (filed as an exhibit to the Company's amended quarterly report on Form 10-QSB/A for the period ended September 30, 2004, filed on April 21, 2006) (portions of this exhibit have been redacted pursuant to a request for confidential treatment which was granted by the Securities and Exchange Commission).
10.15 Appendix A-4 to Exclusive Agreement for Instant Abs (filed as an exhibit to the Company's amended quarterly report on Form 10-QSB/A for the period ended September 30, 2004, filed on April 21, 2006) (portions of this exhibit have been redacted pursuant to a request for confidential treatment which was granted by the Securities and Exchange Commission).
10.16 Appendix A-5 to Exclusive Agreement for Hot Dog Express (filed as an exhibit to the Company's amended quarterly report on Form 10-QSB/A for the period ended September 30, 2004, filed on April 21, 2006) (portions of this exhibit have been redacted pursuant to a request for confidential treatment which was granted by the Securities and Exchange Commission).
10.17 Appendix A-7 to Exclusive Agreement for Condiment Caddy (filed as an exhibit to the Company's amended quarterly report on Form 10-QSB/A for the period ended September 30, 2004, filed on April 21, 2006) (portions of this exhibit have been redacted pursuant to a request for confidential treatment which was granted by the Securities and Exchange Commission).
10.18 Appendix A-8 to Exclusive Agreement for Denise Austin Pilates product (filed as an exhibit to the Company's amended quarterly report on Form 10-QSB/A for the period ended September 30, 2004, filed on April 21, 2006) (portions of this exhibit have been redacted pursuant to a request for confidential treatment which was granted by the Securities and Exchange Commission).
10.19 Employment Agreement with Iehab Hawatmeh, dated as of July 1, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.20 Employment Agreement with Shaher Hawatmeh, dated as of July 1, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.21 Employment Agreement with Trevor Saliba, dated as of July 1, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.22 Employment Agreement with Charles Ho, dated as of July 1, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.23 Letter Agreement between MET Advisors and CirTran Corporation, dated August 1, 2003 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.24 Consulting Agreement between CirTran Corporation and Cogent Capital Corp., dated September 14, 2003 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.25 Agreement between CirTran Corporation and Transactional Marketing Partners, Inc., dated as of October 1, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.26 Promissory Note, payable to Cornell Capital Partners, for $230,000, dated June 9, 2003*
10.27 Promissory Note, payable to Cornell Capital Partners, for $100,000, dated July 16, 2003*
10.28 Promissory Note, payable to Cornell Capital Partners, for $100,000, dated August 28, 2003*
10.29 Promissory Note, payable to Cornell Capital Partners, for $200,000, dated September 26, 2003*

10.30 Promissory Note, payable to Cornell Capital Partners, for $300,000, dated October 3, 2003*
10.31 Promissory Note, payable to Cornell Capital Partners, for $250,000, dated October 23, 2003*
10.32 Promissory Note, payable to Cornell Capital Partners, for $250,000, dated November 10, 2003*
10.33 Promissory Note, payable to Cornell Capital Partners, for $250,000, dated December 5, 2003*
10.34 Promissory Note, payable to Cornell Capital Partners, for $150,000, dated December 23, 2003*
10.35 Promissory Note, payable to Cornell Capital Partners, for $250,000, dated January 29, 2004*
10.36 Promissory Note, payable to Cornell Capital Partners, for $250,000, dated February 27, 2004*
10.37 Promissory Note, payable to Cornell Capital Partners, for $1,000,000, dated March 23, 2004*
10.38 Promissory Note, payable to Cornell Capital Partners, for $1,700,000, dated June 17, 2004*
10.39 Preferred Manufacturing Agreement between the Company and Broadata Communications, Inc., dated as of April 13, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB, filed with the Commission on May 17, 2004, and incorporated herein by reference).
10.40 Subscription Agreement between CirTran Corporation and the Saliba Living Trust (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.41 Subscription Agreement between CirTran Corporation and the Saliba Private Annuity Trust (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.42          Subscription  Agreement between CirTran Corporation and Trevor M.
               Saliba (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.43 Subscription Agreement between CirTran Corporation and Basem Neshiewat (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.44 Subscription Agreement between CirTran Corporation and Sam Attallah (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.45 Subscription Agreement between CirTran Corporation and Amer Hawatmeh (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.46 Subscription Agreement between CirTran Corporation and Anwar Ajnass (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.47 Subscription Agreement between CirTran Corporation and I&R Properties, LLC (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.48 PFE Properties, LLC, Membership Acquisition Agreement between CirTran Corporation and Rajayee Sayegh, dated as of March 31, 2005 (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.49 Exclusive Manufacturing and Supply Agreement, dated as of April 21, 2005, by and between CirTran Corporation and Guthy-Renker Corporation (portions of this exhibit have been redacted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission).
10.50          Promissory  Note,  payable  to  Cornell  Capital  Partners,   for
               $565,000.*
10.51 Exclusive Manufacturing Agreement, dated as of January 19, 2005, by and between CirTran Corporation and Advanced Beauty Solutions, LLC (previously filed as an exhibit to a Current Report on Form
               8-K filed with the Commission on February 28, 2005, and incorporated herein by reference - portions of this exhibit were redacted pursuant to a request for confidential treatment which was granted by the Commission).
10.52 Amendment No. 2 to Exclusive Manufacturing Agreement, dated as of July 7, 2005, by and between CirTran Corporation and Advanced Beauty Solutions, LLC*

10.53          Watt Plaza Office Sublease,  between the Company and the Fredrick
               R. Weisman Philanthropic Foundation, dated as of October 24, 2005 (previously filed as an exhibit to the Company's Annual Report on Form 10-KSB, filed with the Commission on April 17, 2006, and incorporated herein by reference).
10.54 Exclusive manufacturing and supply agreement between the Company and Arrowhead Industries, In., dated as of December 28, 2005 (filed as an exhibit to Current Report on Form 8-K/A filed with the Commission on April 21, 2006, and incorporated herein by reference).
10.55 Securities Purchase Agreement between CirTran Corporation and Cornell Capital Partners, LP, dated as of December 30, 2005
               (previously filed as an exhibit to Current Report on Form 8-K filed with the Commission on January 6, 2006, and incorporated herein by reference).
10.56 Form of 5% Convertible Debenture, due July 30, 2008, issued by CirTran Corporation (previously filed as an exhibit to Current Report on Form 8-K filed with the Commission on January 6, 2006, and incorporated herein by reference).
10.57          Investor    Registration   Rights   Agreement   between   CirTran
               Corporation and Cornell Capital Partners, LP, dated as of December 30, 2005 (previously filed as an exhibit to Current Report on Form 8-K filed with the Commission on January 6, 2006, and incorporated herein by reference).
10.58 Security Agreement between CirTran Corporation and Cornell Capital Partners, LP, dated as of December 30, 2005 (previously filed as an exhibit to Current Report on Form 8-K filed with the Commission on January 6, 2006, and incorporated herein by reference).
10.59 Escrow Agreement between CirTran Corporation, Cornell Capital Partners, LP, and David Gonzalez dated as of December 30, 2005 (previously filed as an exhibit to Current Report on Form 8-K filed with the Commission on January 6, 2006, and incorporated herein by reference).
10.60 Form of Warrant issued to Cornell Capital Partners, LP, dated as of December 30, 2005 (previously filed as an exhibit to Current Report on Form 8-K filed with the Commission on January 6, 2006, and incorporated herein by reference).
10.61 Settlement Agreement and Mutual Release between CirTran Corporation and Howard Salamon d/b/a/ Salamon Brothers, dated as of February 10, 2006
10.62 Settlement Agreement by and among Sunborne XII, LLC, CirTran Corporation, and others named therein, dated as of January 26, 2006
10.63 Employment Agreement with Richard Ferrone (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on May 15, 2006, and incorporated here in by reference).
10.64 Marketing and Distribution Agree between CirTran Corporation and Harrington Business Development, Inc., dated as of October 24, 2005 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB filed with the Commission on May 19, 2006, and incorporated here in by reference).
10.65 Amendment to Marketing and Distribution Agree between CirTran Corporation and Harrington Business Development, Inc., dated as of March 31, 2006(previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB filed with the Commission on May 19, 2006, and incorporated here in by reference).
10.66 Amendment No. 1 to Investor Registration Rights Agreement, between CirTran Corporation and Highgate House Funds, Ltd., dated as of June 15, 2006.
10.67 Amendment No. 1 to Investor Registration Rights Agreement, between CirTran Corporation and Cornell Capital Partners, LP, dated as of June 15, 2006.
10.68 Assignment and Exclusive Services Agreement, dated as of April 1, 2006, by and among Diverse Talent Group, Inc., Christopher Nassif, and Diverse Media Group Corp. (a wholly owned subsidiary of Cirtran Corporation).
10.69 Employment Agreement between Christopher Nassif and Diverse Media Group Corp., dated as of April 1, 2006 (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on June 2, 2006, and incorporated here in by reference).
10.70 Loan Agreement dated as of May 24, 2006, by and among Diverse Talent Group, Inc., Christopher Nassif, and Diverse Media Group Corp (previously filed as an exhibit to the Company's Current

               Report on Form 8-K filed with the Commission on June 2, 2006, and incorporated here in by reference).
10.71 Promissory Note, dated May 24, 2006 (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on June 2, 2006, and incorporated here in by reference).
10.72 Security Agreement, dated as of May 24, 2006, by and between Diverse Talent Group, Inc., and Diverse Media Group Corp. (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on June 2, 2006, and incorporated here in by reference).
10.73 Fraudulent Transaction Guarantee, dated as of May 24, 2006 (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on June 2, 2006, and incorporated here in by reference).
10.74 Securities Purchase Agreement between CirTran Corporation and ANAHOP, Inc., dated as of May 24, 2006 (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on May 30, 2006, and incorporated here in by reference).
10.75 Warrant for 10,000,000 shares of CirTran Common Stock, exercisable at $0.15, issued to Albert Hagar (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on May 30, 2006, and incorporated here in by reference).
10.76 Warrant for 5,000,000 shares of CirTran Common Stock, exercisable at $0.15, issued to Fadi Nora (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the
               Commission  on  May  30,  2006,  and  incorporated   here  in  by
               reference).
10.77 Warrant for 5,000,000 shares of CirTran Common Stock, exercisable at $0.25, issued to Fadi Nora (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the
               Commission  on  May  30,  2006,  and  incorporated   here  in  by
               reference).
10.78 Warrant for 10,000,000 shares of CirTran Common Stock, exercisable at $0.50, issued to Albert Hagar (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on May 30, 2006, and incorporated here in by reference).
10.79 Asset Purchase Agreement, dated as of June 6, 2006, by and between Advanced Beauty Solutions, LLC, and CirTran Corporation (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on June 13, 2006, and incorporated here in by reference).
10.80 Securities Purchase Agreement between CirTran Corporation and ANAHOP, Inc., dated as of June 30, 2006 (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on July 6, 2006, and incorporated here in by reference).
10.81 Warrant for 20,000,000 shares of CirTran Common Stock, exercisable at $0.15, issued to Albert Hagar (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on July 6, 2006, and incorporated here in by reference).
10.82 Warrant for 10,000,000 shares of CirTran Common Stock, exercisable at $0.15, issued to Fadi Nora (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on July 6, 2006, and incorporated here in by reference).
10.83 Warrant for 10,000,000 shares of CirTran Common Stock, exercisable at $0.25, issued to Fadi Nora (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on July 6, 2006, and incorporated here in by reference).
10.84 Warrant for 23,000,000 shares of CirTran Common Stock, exercisable at $0.50, issued to Albert Hagar (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on July 6, 2006, and incorporated here in by reference).
10.85 Marketing and Distribution Agreement, dated as of April 24, 2006, by and between Media Syndication Global, LLC, and CirTran Corporation (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on July 10, 2006, and incorporated here in by reference).
10.86 Lockdown Agreement by and between CirTran Corporation and Cornell Capital Partners, LP, dated as of July 20, 2006.*
10.87 Lockdown Agreement by and among CirTran Corporation and ANAHOP, Inc., Albert Hagar, and Fadi Nora, dated as of July 20, 2006.*

10.88          Talent  Agreement  between  CirTran   Corporation  and  Holyfield
               Management, Inc., dated as of March 8, 2006.*
23.1           Consent of Hansen Barnett & Maxwell LLP
23.2           Consent of Counsel (included in Exhibit 5 Opinion Letter)*
24.            Power of Attorney *

-------------------

* Filed previously.

Item 28. Undertakings

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The Company hereby undertakes that it will:

         (1)      File,   during   any  period  in  which  it  offers  or  sells
securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.4242(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

         (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

         (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed under Rule 424;

         (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

         (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

         (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

         Additionally, each prospectus filed pursuant to Rule 424(b) as a part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made ina document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the city of Salt Lake City, Utah, on August 7, 2006.

                                 CIRTRAN CORPORATION
                                 A Nevada Corporation

                                 By:   /s/ Iehab Hawatmeh
                                    -------------------------------------------
                                       Iehab Hawatmeh
                                 Its:  President and Director
                                       (Principal Executive Officer)



                                 By:   /s/ Richard Ferrone
                                    -------------------------------------------
                                       Richard Ferrone
                                 Its:  Chief Financial Officer
                                       (Principal Financial Officer, and
                                       Principal Accounting Officer)


In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following person in the capacity and on the date stated.


/s/ Iehab Hawatmeh                                 August 7, 2006
----------------------------------
Iehab Hawatmeh
Its:  President and Director
      (Principal Executive Officer)

/s/ Iehab Hawatmeh*                                August 7, 2006
----------------------------------
Trevor Saliba
Director

/s/ Richard Ferrone                                August 7, 2006
----------------------------------
Richard Ferrone
Its:  Chief Financial Officer
      (Principal Financial Officer,
      and Principal Accounting Officer)


*        Signed pursuant to power of attorney.

Exhibit List

Exhibit           Description


5              Opinion of Durham Jones & Pinegar, P.C.*

10.1 Securities Purchase Agreement between CirTran Corporation and Highgate House Funds, Ltd., dated as of May 26, 2005 (previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on June 3, 2005, and incorporated herein by reference).
10.2 Form of 5% Convertible Debenture, due December 31, 2007, issued by CirTran Corporation (previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on June 3, 2005, and incorporated herein by reference).
10.3 Investor Registration Rights Agreement between CirTran Corporation and Highgate House Funds, Ltd., dated as of May 26, 2005 (previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on June 3, 2005, and incorporated herein by reference).
10.4 Security Agreement between CirTran Corporation and Highgate House Funds, Ltd., dated as of May 26, 2005 (previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on June 3, 2005, and incorporated herein by reference).
10.5           Escrow  Agreement  between  CirTran  Corporation,  Highgate House
               Funds, Ltd., and David Gonzalez dated as of May 26, 2005 (previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on June 3, 2005, and incorporated herein by reference).
10.6 Termination Agreement between CirTran Corporation and Cornell Capital Partners, LP, dated as of May 26, 2005 (previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on June 3, 2005, and incorporated herein by reference).
10.7 Standby Equity Distribution Agreement between CirTran Corporation and Cornell Capital Partners, LP, dated as of May 21, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.8 Registration Rights Agreement between CirTran Corporation and Cornell Capital Partners, LP, dated as of May 21, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.9 Placement Agent Agreement between CirTran Corporation and Newbridge Securities Corporation, dated as of May 21, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.10 Escrow Agreement by and among CirTran Corporation, Cornell Capital Partners, LP, and Butler Gonzalez LLP, dated as of May 21, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.11 Exclusive Manufacturing Agreement ("Exclusive Agreement") by and among Michael Casey; Michael Casey Enterprises, Ltd.; Charles Ho; Uking System Industry Co., Ltd.; David Hayek; HIPMG, Inc. and CirRran-Asia, Inc., dated as of June 10, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.12          Appendix A-1 to Exclusive Agreement for AbKing Pro
10.13 Appendix A-2 to Exclusive Agreement for AbRoller (filed as an exhibit to the Company's amended quarterly report on Form 10-QSB/A for the period ended September 30, 2004, filed on April 21, 2006) (portions of this exhibit have been redacted pursuant to a request for confidential treatment which was granted by the Securities and Exchange Commission).

10.14 Appendix A-3 to Exclusive Agreement for AbTrainer Club Pro (filed as an exhibit to the Company's amended quarterly report on Form 10-QSB/A for the period ended September 30, 2004, filed on April 21, 2006) (portions of this exhibit have been redacted pursuant to a request for confidential treatment which was granted by the Securities and Exchange Commission).
10.15 Appendix A-4 to Exclusive Agreement for Instant Abs (filed as an exhibit to the Company's amended quarterly report on Form 10-QSB/A for the period ended September 30, 2004, filed on April 21, 2006) (portions of this exhibit have been redacted pursuant to a request for confidential treatment which was granted by the Securities and Exchange Commission).
10.16 Appendix A-5 to Exclusive Agreement for Hot Dog Express (filed as an exhibit to the Company's amended quarterly report on Form 10-QSB/A for the period ended September 30, 2004, filed on April 21, 2006) (portions of this exhibit have been redacted pursuant to a request for confidential treatment which was granted by the Securities and Exchange Commission).
10.17 Appendix A-7 to Exclusive Agreement for Condiment Caddy (filed as an exhibit to the Company's amended quarterly report on Form 10-QSB/A for the period ended September 30, 2004, filed on April 21, 2006) (portions of this exhibit have been redacted pursuant to a request for confidential treatment which was granted by the Securities and Exchange Commission).
10.18 Appendix A-8 to Exclusive Agreement for Denise Austin Pilates product (filed as an exhibit to the Company's amended quarterly report on Form 10-QSB/A for the period ended September 30, 2004, filed on April 21, 2006) (portions of this exhibit have been redacted pursuant to a request for confidential treatment which was granted by the Securities and Exchange Commission).
10.19 Employment Agreement with Iehab Hawatmeh, dated as of July 1, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.20 Employment Agreement with Shaher Hawatmeh, dated as of July 1, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.21 Employment Agreement with Trevor Saliba, dated as of July 1, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.22 Employment Agreement with Charles Ho, dated as of July 1, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.23 Letter Agreement between MET Advisors and CirTran Corporation, dated August 1, 2003 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.24 Consulting Agreement between CirTran Corporation and Cogent Capital Corp., dated September 14, 2003 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.25 Agreement between CirTran Corporation and Transactional Marketing Partners, Inc., dated as of October 1, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.26 Promissory Note, payable to Cornell Capital Partners, for $230,000, dated June 9, 2003*
10.27 Promissory Note, payable to Cornell Capital Partners, for $100,000, dated July 16, 2003*
10.28 Promissory Note, payable to Cornell Capital Partners, for $100,000, dated August 28, 2003*
10.29 Promissory Note, payable to Cornell Capital Partners, for $200,000, dated September 26, 2003*
10.30 Promissory Note, payable to Cornell Capital Partners, for $300,000, dated October 3, 2003*
10.31 Promissory Note, payable to Cornell Capital Partners, for $250,000, dated October 23, 2003*
10.32 Promissory Note, payable to Cornell Capital Partners, for $250,000, dated November 10, 2003*
10.33 Promissory Note, payable to Cornell Capital Partners, for $250,000, dated December 5, 2003*
10.34 Promissory Note, payable to Cornell Capital Partners, for $150,000, dated December 23, 2003*
10.35 Promissory Note, payable to Cornell Capital Partners, for $250,000, dated January 29, 2004*
10.36 Promissory Note, payable to Cornell Capital Partners, for $250,000, dated February 27, 2004*

10.37 Promissory Note, payable to Cornell Capital Partners, for $1,000,000, dated March 23, 2004*
10.38 Promissory Note, payable to Cornell Capital Partners, for $1,700,000, dated June 17, 2004*
10.39 Preferred Manufacturing Agreement between the Company and Broadata Communications, Inc., dated as of April 13, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB, filed with the Commission on May 17, 2004, and incorporated herein by reference).
10.40 Subscription Agreement between CirTran Corporation and the Saliba Living Trust (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.41 Subscription Agreement between CirTran Corporation and the Saliba Private Annuity Trust (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.42          Subscription  Agreement between CirTran Corporation and Trevor M.
               Saliba (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.43 Subscription Agreement between CirTran Corporation and Basem Neshiewat (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.44 Subscription Agreement between CirTran Corporation and Sam Attallah (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.45 Subscription Agreement between CirTran Corporation and Amer Hawatmeh (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.46 Subscription Agreement between CirTran Corporation and Anwar Ajnass (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.47 Subscription Agreement between CirTran Corporation and I&R Properties, LLC (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.48 PFE Properties, LLC, Membership Acquisition Agreement between CirTran Corporation and Rajayee Sayegh, dated as of March 31, 2005 (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.49 Exclusive Manufacturing and Supply Agreement, dated as of April 21, 2005, by and between CirTran Corporation and Guthy-Renker Corporation (portions of this exhibit have been redacted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission).
10.50          Promissory  Note,  payable  to  Cornell  Capital  Partners,   for
               $565,000.*
10.51 Exclusive Manufacturing Agreement, dated as of January 19, 2005, by and between CirTran Corporation and Advanced Beauty Solutions, LLC (previously filed as an exhibit to a Current Report on Form
               8-K filed with the Commission on February 28, 2005, and incorporated herein by reference - portions of this exhibit were redacted pursuant to a request for confidential treatment which was granted by the Commission).
10.52 Amendment No. 2 to Exclusive Manufacturing Agreement, dated as of July 7, 2005, by and between CirTran Corporation and Advanced Beauty Solutions, LLC*
10.53          Watt Plaza Office Sublease,  between the Company and the Fredrick
               R. Weisman Philanthropic Foundation, dated as of October 24, 2005 (previously filed as an exhibit to the Company's Annual Report on Form 10-KSB, filed with the Commission on April 17, 2006, and incorporated herein by reference).
10.54 Exclusive manufacturing and supply agreement between the Company and Arrowhead Industries, In., dated as of December 28, 2005 (filed as an exhibit to Current Report on Form 8-K/A filed with the Commission on April 21, 2006, and incorporated herein by reference).

10.55 Securities Purchase Agreement between CirTran Corporation and Cornell Capital Partners, LP, dated as of December 30, 2005
               (previously filed as an exhibit to Current Report on Form 8-K filed with the Commission on January 6, 2006, and incorporated herein by reference).
10.56 Form of 5% Convertible Debenture, due July 30, 2008, issued by CirTran Corporation (previously filed as an exhibit to Current Report on Form 8-K filed with the Commission on January 6, 2006, and incorporated herein by reference).
10.57          Investor    Registration   Rights   Agreement   between   CirTran
               Corporation and Cornell Capital Partners, LP, dated as of December 30, 2005 (previously filed as an exhibit to Current Report on Form 8-K filed with the Commission on January 6, 2006, and incorporated herein by reference).
10.58 Security Agreement between CirTran Corporation and Cornell Capital Partners, LP, dated as of December 30, 2005 (previously filed as an exhibit to Current Report on Form 8-K filed with the Commission on January 6, 2006, and incorporated herein by reference).
10.59 Escrow Agreement between CirTran Corporation, Cornell Capital Partners, LP, and David Gonzalez dated as of December 30, 2005 (previously filed as an exhibit to Current Report on Form 8-K filed with the Commission on January 6, 2006, and incorporated herein by reference).
10.60 Form of Warrant issued to Cornell Capital Partners, LP, dated as of December 30, 2005 (previously filed as an exhibit to Current Report on Form 8-K filed with the Commission on January 6, 2006, and incorporated herein by reference).
10.61 Settlement Agreement and Mutual Release between CirTran Corporation and Howard Salamon d/b/a/ Salamon Brothers, dated as of February 10, 2006
10.62 Settlement Agreement by and among Sunborne XII, LLC, CirTran Corporation, and others named therein, dated as of January 26, 2006
10.63 Employment Agreement with Richard Ferrone (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on May 15, 2006, and incorporated here in by reference).
10.64 Marketing and Distribution Agree between CirTran Corporation and Harrington Business Development, Inc., dated as of October 24, 2005 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB filed with the Commission on May 19, 2006, and incorporated here in by reference).
10.65 Amendment to Marketing and Distribution Agree between CirTran Corporation and Harrington Business Development, Inc., dated as of March 31, 2006(previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB filed with the Commission on May 19, 2006, and incorporated here in by reference).
10.66 Amendment No. 1 to Investor Registration Rights Agreement, between CirTran Corporation and Highgate House Funds, Ltd., dated as of June 15, 2006.
10.67 Amendment No. 1 to Investor Registration Rights Agreement, between CirTran Corporation and Cornell Capital Partners, LP, dated as of June 15, 2006.
10.68 Assignment and Exclusive Services Agreement, dated as of April 1, 2006, by and among Diverse Talent Group, Inc., Christopher Nassif, and Diverse Media Group Corp. (a wholly owned subsidiary of Cirtran Corporation).
10.69 Employment Agreement between Christopher Nassif and Diverse Media Group Corp., dated as of April 1, 2006 (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on June 2, 2006, and incorporated here in by reference).
10.70 Loan Agreement dated as of May 24, 2006, by and among Diverse Talent Group, Inc., Christopher Nassif, and Diverse Media Group Corp (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on June 2, 2006, and incorporated here in by reference).
10.71 Promissory Note, dated May 24, 2006 (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on June 2, 2006, and incorporated here in by reference).
10.72 Security Agreement, dated as of May 24, 2006, by and between Diverse Talent Group, Inc., and Diverse Media Group Corp. (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on June 2, 2006, and incorporated here in by reference).

10.73 Fraudulent Transaction Guarantee, dated as of May 24, 2006 (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on June 2, 2006, and incorporated here in by reference).
10.74 Securities Purchase Agreement between CirTran Corporation and ANAHOP, Inc., dated as of May 24, 2006 (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on May 30, 2006, and incorporated here in by reference).
10.75 Warrant for 10,000,000 shares of CirTran Common Stock, exercisable at $0.15, issued to Albert Hagar (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on May 30, 2006, and incorporated here in by reference).
10.76 Warrant for 5,000,000 shares of CirTran Common Stock, exercisable at $0.15, issued to Fadi Nora (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the
               Commission  on  May  30,  2006,  and  incorporated   here  in  by
               reference).
10.77 Warrant for 5,000,000 shares of CirTran Common Stock, exercisable at $0.25, issued to Fadi Nora (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the
               Commission  on  May  30,  2006,  and  incorporated   here  in  by
               reference).
10.78 Warrant for 10,000,000 shares of CirTran Common Stock, exercisable at $0.50, issued to Albert Hagar (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on May 30, 2006, and incorporated here in by reference).
10.79 Asset Purchase Agreement, dated as of June 6, 2006, by and between Advanced Beauty Solutions, LLC, and CirTran Corporation (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on June 13, 2006, and incorporated here in by reference).
10.80 Securities Purchase Agreement between CirTran Corporation and ANAHOP, Inc., dated as of June 30, 2006 (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on July 6, 2006, and incorporated here in by reference).
10.81 Warrant for 20,000,000 shares of CirTran Common Stock, exercisable at $0.15, issued to Albert Hagar (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on July 6, 2006, and incorporated here in by reference).
10.82 Warrant for 10,000,000 shares of CirTran Common Stock, exercisable at $0.15, issued to Fadi Nora (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on July 6, 2006, and incorporated here in by reference).
10.83 Warrant for 10,000,000 shares of CirTran Common Stock, exercisable at $0.25, issued to Fadi Nora (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on July 6, 2006, and incorporated here in by reference).
10.84 Warrant for 23,000,000 shares of CirTran Common Stock, exercisable at $0.50, issued to Albert Hagar (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on July 6, 2006, and incorporated here in by reference).
10.85 Marketing and Distribution Agreement, dated as of April 24, 2006, by and between Media Syndication Global, LLC, and CirTran Corporation (previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on July 10, 2006, and incorporated here in by reference).
10.86 Lockdown Agreement by and between CirTran Corporation and Cornell Capital Partners, LP, dated as of July 20, 2006.*
10.87 Lockdown Agreement by and among CirTran Corporation and ANAHOP, Inc., Albert Hagar, and Fadi Nora, dated as of July 20, 2006.*
10.88 Talent Agreement between CirTran Corporation and Holyfield Management, Inc., dated as of March 8, 2006.*
23.1           Consent of Hansen Barnett & Maxwell LLP
23.2           Consent of Counsel (included in Exhibit 5 Opinion Letter)*
24.            Power of Attorney *

---------------

* Filed previously.

--------------------------------------------------------------------------------